UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☑	Definitive Proxy Statement
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THE TJX COMPANIES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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THE TJX COMPANIES, INC.
2022 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
JUNE 7, 2022

Our mission is to deliver great value to our customers every day.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provide a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about their companies. With the exception of historical information, the matters discussed in this proxy statement are forward-looking statements and may be identified by the use of words such as “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “will,” “plan,” “predict,” “project,” “seek,” “approximately,” “potential,” “outlook” and similar terms and phrases that concern our strategy, plans or intentions, including references to assumptions. Such statements reflect our current view with respect to future events and are subject to certain risks, uncertainties and assumptions. A variety of factors could cause our future results to differ materially from the anticipated events or results expressed in such forward-looking statements. Readers should review Item 1A, Risk Factors, of our Annual Report on Form 10-K filed on March 30, 2022 for a description of important factors that could cause our future results to differ materially from those contemplated by the forward-looking statements made in this proxy statement. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this proxy statement might not occur. All forward-looking statements speak only as of the date of this proxy statement and should be evaluated with an understanding of their inherent uncertainty. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, we will not undertake and specifically decline any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances arising after the date of this proxy statement, whether as a result of new information, future events or otherwise.
Information appearing on TJX.com is not a part of, and is not incorporated by reference into, this proxy statement.

770 Cochituate Road
Framingham, Massachusetts 01701
April 28, 2022
DEAR SHAREHOLDER:
We welcome you to attend our 2022 Annual Meeting of Shareholders on Tuesday, June 7, 2022, at 8:00 a.m. (Eastern Daylight Time), to be held virtually, with no on-site location, allowing for enhanced accessibility for shareholders to attend the meeting from various locations, particularly in light of the continuing COVID-19 pandemic. Shareholders who hold shares as of the record date will be able to participate in the virtual meeting online and vote their shares electronically by visiting www.virtualshareholdermeeting.com/TJX2022. We encourage you to vote your shares before the Annual Meeting.
The proxy statement accompanying this letter describes the business we will consider at the meeting. Please read the proxy statement and arrange for your shares to be voted. Regardless of the number of shares you own, your vote is important. You will find instructions for online and telephone voting included on your proxy card and in the attached notice. If you prefer, you can vote by mail by completing and signing your proxy card and returning it in the enclosed pre-paid return envelope.
Thank you for your continued support of TJX.
Sincerely,

Carol Meyrowitz	Ernie Herrman
Executive Chairman of the Board	Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 7, 2022
ATTENDING THE SHAREHOLDERS’ MEETING

VIRTUAL SHAREHOLDERS’ MEETING AT: www.virtualshareholdermeeting.com/TJX2022	WHO CAN VOTE
The 2022 Annual Meeting of Shareholders of The TJX Companies, Inc. will be held in a virtual-only meeting format, solely by means of remote communication on Tuesday, June 7, 2022, at 8:00 a.m. (Eastern Daylight Time (EDT)) to vote on the items listed below. Shareholders who held shares as of the record date may only attend the meeting online by logging in at: www.virtualshareholdermeeting.com/TJX2022 on the date and time provided in this notice. You will not be able to attend the meeting in person.
Please see pp. 82-83 of the proxy statement for additional information about how to join and vote at the meeting. We encourage you to vote your shares before the Annual Meeting.
Shareholders of record at the close of business on April 8, 2022 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements of that meeting.
ITEMS OF BUSINESS
The items to be voted on are as follows:

		Board Recommendation	Page Reference
1.	Election of the 11 directors named in this proxy statement	FOR each director nominee	8
2.	Ratification of appointment of PricewaterhouseCoopers as TJX’s independent registered public accounting firm for fiscal 2023	FOR	25
3.	Approval of Stock Incentive Plan (2022 Restatement)	FOR	27
4.	Advisory approval of TJX’s executive compensation (the say-on-pay vote)	FOR	33
5.	Shareholder proposal for a report on effectiveness of social compliance efforts in TJX's supply chain	AGAINST	73
6.	Shareholder proposal for report on risk to TJX from supplier misclassification of supplier's employees	AGAINST	76
7.	Shareholder proposal for a report on risk due to restrictions on reproductive rights	AGAINST	78
8.	Shareholder proposal to adopt a paid sick leave policy for all Associates	AGAINST	80
Shareholders may also transact any other business properly brought before the meeting.
To attend the Annual Meeting, you will need to use the control number or identification number from the proxy card or voting instruction form you are receiving to register to access and vote at the meeting. Please be sure to retain this code from that document, review the procedures in advance, and allow time on the day of the meeting for check-in procedures prior to the meeting.
By Order of the Board of Directors,
Alicia C. Kelly
Secretary
Framingham, Massachusetts
April 28, 2022
YOUR VOTE IS IMPORTANT. PLEASE VOTE ONE OF THE FOLLOWING WAYS:

BY MAIL	ONLINE	BY PHONE	AT VIRTUAL MEETING ON JUNE 7
Sign and Return Proxy Card	at: www.proxyvote.com	Call: 1-800-690-6903	at: www.virtualshareholder meeting.com/TJX2022
This proxy statement, the proxy card, and the Annual Report to Shareholders for our fiscal year ended January 29, 2022 (fiscal 2022 or FY22) are being first mailed to shareholders on or about the date of the notice of meeting, April 28, 2022.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 7, 2022: THIS PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K FOR FISCAL 2022 ARE AVAILABLE AT HTTP://WWW.PROXYVOTE.COM

DELIVERING VALUE TO OUR STAKEHOLDERS
The TJX Companies, Inc. (TJX, the Company, or we) is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. We operate nearly 4,700 stores across nine countries and three continents as well as five e-commerce websites. Our flexible business model and opportunistic buying strategies differentiate us from traditional retailers. We offer a treasure hunt shopping experience and a rapid turn of inventories relative to traditional retailers, acquiring merchandise in a variety of ways to support our distinct, off-price model.

FISCAL 2022 REVIEW

FINANCIAL RESULTS

NET SALES $48.5B 16% increase over FY20 51% increase over FY21	OPEN-ONLY COMP STORE SALES* 15% increase overall over FY20 17% increase in the U.S. over FY20	EARNINGS PER SHARE		OPERATING CASH FLOW $3.1B Ended year with $6.2 billion in cash
		$2.70 Diluted EPS	$2.85 Adjusted Diluted EPS*

SHAREHOLDER VALUE CREATION

13.1% TOTAL SHAREHOLDER RETURN for FY22	$3.4B RETURNED TO SHAREHOLDERS and in early FY23 approved 13% increase in dividend payable in Q1		$84.3B MARKET CAP AT FY22 YEAR END compared to $77.1B at FY21 year end

BUSINESS / STRATEGIC HIGHLIGHTS

Added 117 net new stores and remodeled over 300 stores in our global store base	4,689 total stores in 9 countries at FY22 year end	Continued to invest in distribution capacity to support growth plans		Launched online shopping on homegoods.com,our fifth e-commerce site

Earnings Per Share	Annual Sales Growth Rate	Total Shareholder Return Growth Rate

*    See Appendix A of this proxy statement for notes on open-only comp store sales and reconciliations for adjusted diluted EPS.

2022 Proxy Statement	1

Delivering Value to our Stakeholders

NAVIGATING THE PANDEMIC IN FISCAL 2022
FY22 was another year of global challenges, with the ongoing COVID-19 pandemic continuing to impact our global operations. After the challenges of FY21, we entered FY22 with significant ongoing global uncertainty related to the pandemic and with hundreds of temporary store closures, primarily in Europe and Canada. Throughout FY22, various shopping restrictions, including capacity limitations in many locations, impacted our business across our divisions. Our international businesses in particular continued to face many COVID-related disruptions, including widespread temporary store closures during the first quarter of FY22, followed by additional temporary store closures and reopenings at multiple times over the course of the year.
During FY22, the Board continued to actively monitor and oversee management’s strategic response to the pandemic, including our health and safety protocols for Associates and customers, pay and benefits initiatives for Associates during the pandemic, our cash and debt management, shareholder distributions, and other operational and strategic matters.
The below table represents total store days closed due to the COVID-19 pandemic by region as a percentage of potential total store days open in FY22 and FY21.

Region	FY22	FY21
U.S.	0%	20%
Canada	12%	29%
Europe	19%	38%
Australia	19%	23%
Total TJX	4%	24%

2	The TJX Companies, Inc.

Delivering Value to our Stakeholders

SMART FOR OUR BUSINESS, GOOD FOR THE WORLD
Over our 45-year history, our mission has been to deliver great value to our customers every day. Similarly, we believe it is important to operate our off-price business model responsibly, ethically, and in a way that is consistent with our core values. We have reported publicly on our global corporate responsibility efforts for more than a decade and are committed to further enhancing our programs and disclosures related to environmental, social, and governance (ESG) matters.
Global Collaboration and Oversight: Our Global Corporate Responsibility Executive Steering Committee reviews and considers our corporate responsibility efforts from a cross-functional and cross-divisional perspective. The Committee includes two executive officers reporting directly to the CEO, guides corporate responsibility strategies, and aligns them with TJX business priorities, facilitates corporate responsibility information exchange, recommends additional program efforts, and periodically reports on our progress to the Company’s senior management and our Board. See Corporate Governance: Environmental, Social, and Governance for more on our Board’s role in our ESG efforts.
We continue to focus our global corporate responsibility efforts under the following four key pillars:

OUR WORKPLACE	ENVIRONMENTAL SUSTAINABILITY
Our commitment to our Associates worldwide, including fostering a workplace where our Associates feel welcome, valued, and engaged	Our commitment to pursuing initiatives that are good for the environment and smart for our business

RESPONSIBLE BUSINESS	OUR COMMUNITIES
Our commitment to operating responsibly, sourcing ethically, and maintaining strong corporate governance and compliance practices	Our commitment to help families and children access resources and opportunities to help build a better future

New Environmental Sustainability Goals
Where we are: At the end of FY21, we reached a 32% reduction in greenhouse gas (GHG) emissions from our direct operations against FY17, making steady progress against our FY30 science-based GHG emissions reduction target announced in June 2020.
Looking ahead: In addition to our FY30 science-based target, we have recently set four new, more aggressive goals.
•We have a goal to achieve net zero GHG emissions in our operations by 2040.
•We intend to source 100% renewable energy in our operations by 2030.
•We are working to divert 85% of our operational waste from landfill by 2027.
•We aim to shift 100% of the packaging for products developed in-house by our product design team to be reusable, recyclable, or contain sustainable materials by 2030.
You can find more information about our environmental initiatives at TJX.com/responsibility/environment/.

Other recent highlights include:
•Inclusion and Diversity (I&D): developed and launched programs and trainings to support our I&D priorities, which include building a more diverse talent pipeline and fostering a more inclusive workplace, informed by our global Associate I&D survey.
•Vendor Supply Chain: reviewed more than 2,400 factory audits in FY22, either conducted by our third-party auditors or accepted from accredited sources, and continued to conduct training sessions to educate buying agents, vendors, and factory management around the world about our requirements and expectations for social compliance.
•Community Support: continued our work with organizations that help expand long-term opportunities for historically disadvantaged racial and ethnic groups in our communities.
•Reporting:
•released our first disclosure aligned to select metrics from the Sustainability Accounting Standards Board (SASB) reporting standard
•published our 2020 EEO-1 report and additional race/ethnicity statistics for our U.S. workforce
•disclosed a new policy statement for external CEO searches and for external searches for executives reporting directly to the CEO, requiring inclusion of diverse candidates
•launched a chemicals management program outlining our expectations for vendors and suppliers to reduce or eliminate certain chemicals of concern and our initial policy priorities under this program
•earned an A- on our CDP Climate Change Questionnaire response, our 12th consecutive year participating
See our corporate website, TJX.com, for more information, including our most recent Corporate Responsibility Report which contains an appendix of ESG information that maps the report to the Global Reporting Initiative (GRI) Standards, the United Nations Sustainable Development Goals, and the SASB standard. Information appearing on TJX.com is not a part of and is not incorporated by reference in this proxy statement.

2022 Proxy Statement	3

Delivering Value to our Stakeholders

CULTURE AND HUMAN CAPITAL MANAGEMENT

OUR GLOBAL WORKFORCE
We believe our Associates are key to our business success. Our large, global workforce supports the execution of our flexible off-price business model, including the management of a rapidly changing mix of merchandise in our nearly 4,700 retail stores in nine countries and across five e-commerce sites. With approximately 340,000 Associates at the end of FY22, we offer positions at a variety of levels in our stores, distribution and fulfillment centers, and offices, as well as many opportunities for Associates to grow and advance.
Our approach to workforce management, supported by the Board in its oversight role (as discussed further on p. 18), includes the following:

As of January 29, 2022:
We had approximately 340,000 employees across all of our geographies and businesses, including full-time, part-time, temporary, and seasonal Associates
86% of our Associates worked in our retail stores
59% of our workforce in the U.S. were members of racially or ethnically diverse groups
35% of managerial positions* in the U.S. were held by members of racially or ethnically diverse groups

*managerial positions defined as Assistant Store Manager (or equivalent) and above

WORKPLACE AND CULTURE
We work to foster a strong, supportive, and inclusive culture so that Associates at TJX feel welcome in the Company, valued for their contributions, and engaged with our business mission. We use defined cultural factors and leadership competencies throughout our global business to express our organizational values, such as personal integrity, relationship-building and collaboration, and respect for our business model, and to promote consistency in leadership development. We have expanded our cultural factors and leadership competencies to include an explicit focus on inclusion and diversity. Our policies and practices, including our open-door philosophy, encourage open and honest communication and engagement with the business. The health and safety of our Associates continued to be a top priority during FY22, as we managed our COVID-19 protocols to address the evolving pandemic across our global operations and maintained many of our broad-based initiatives during FY22.
INCLUSION AND DIVERSITY
We are committed to building a more inclusive and diverse workplace. Our priorities include a focus on three core areas: increasing the representation of diverse talent through our talent pipeline, providing leaders with the tools needed to support all Associates regardless of differences, and integrating inclusive behaviors, language, and practices throughout the business. Our teams globally are working to support these focus areas with many new programs, including recruitment strategies, mentoring programs, training and education, Associate-led I&D advisory boards, and additional Associate Resource Groups.
TRAINING AND DEVELOPMENT
We are highly focused on teaching and mentoring to support the career growth and success of our Associates, and we believe these efforts have promoted retention, stability and increased expertise in our workforce. Training happens broadly throughout the organization, from informal mentoring and direct training to a range of career and leadership development programs such as our TJX University for merchandising Associates.
COMPENSATION AND REWARDS
Our compensation programs are designed to pay our Associates competitively in the market and based on their skills, experience level, qualifications, role, and abilities. Our approach to compensation across the organization reflects our global total rewards principles, which include encouraging teamwork and collaboration, being fair and equitable, and sharing in the success of the Company. For FY22, we continued our One TJX approach to annual incentive compensation, with all eligible Associates measured against global TJX performance goals. We also paid discretionary bonuses to the vast majority of our Associates, including those in our stores and distribution centers, that recognize the significant contributions of our workforce.

4	The TJX Companies, Inc.

VOTING ROADMAP

PROPOSAL 1: ELECTION OF DIRECTORS (PAGE 8)

Our Corporate Governance Committee and Board believe our nominees, who are all current members of the Board, are highly engaged directors with experience in substantive areas that are important to the long-term success of our global off-price business. Each of our nominees was evaluated individually and in the context of the Board as a whole, with the objective of recommending a group that we believe can continue the success of our business and represent shareholder interests. See Board Composition and Service for more information about key areas of experience that the Corporate Governance Committee considers important to TJX and for our Board.
We seek a Board that represents diversity of backgrounds and experience, including as to gender and race/ethnicity, and that reflects a range of talents, ages, skills, viewpoints, professional experiences, geographies, and educational backgrounds. The Corporate Governance Committee takes diversity into account among the many factors it considers when evaluating the suitability of individual Board nominees. In our current director slate, 45% of the director nominees are women and 36% self identify as members of underrepresented groups (race/ethnicity or LGBTQ+), collectively representing 64% of our nominees. We value the many kinds of diversity represented by our nominees.

Female Nominees	Nominees from Underrepresented Groups	Diversity
5 out of 11 director nominees are women	4 out of 11 director nominees self-identify as a member of an underrepresented group	7 out of 11 are women and/or self-identify as a member of an underrepresented group

Our Board leadership with these director nominees is primarily female, including our Chairman of the Board and 4 out of 5 Committee Chairs	Tenure	Independence
	Our nominees reflect a balanced mix of tenures	9 out of 11 director nominees are independent

The Board recommends a vote FOR each director nominee

2022 Proxy Statement	5

Voting Roadmap

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS AS TJX’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2023 (PAGE 25)

PwC is an independent registered public accounting firm with years of experience with TJX’s business. The members of the Audit Committee and Board believe the continued retention of PwC is in the best interests of the Company and its shareholders.

The Board recommends a vote FOR this proposal

PROPOSAL 3: APPROVAL OF STOCK INCENTIVE PLAN (2022 RESTATEMENT) (PAGE 27)

The Board of Directors believes that equity incentives are important in motivating the performance of our key Associates. We use stock options, restricted stock units (RSUs), performance share units (PSUs), and other stock-based awards as part of our overall compensation programs to align the interests of our key Associates and directors with those of our shareholders and to assist us in attracting and retaining highly-qualified Associates and directors. We have granted these equity-based awards under the Company’s Stock Incentive Plan (SIP), which was most recently restated in 2013, with a term that is scheduled to end in 2023. In March 2022, the Board and ECC approved an amended and restated Stock Incentive Plan, subject to shareholder approval. We are now seeking shareholder approval of the SIP (2022 Restatement), which includes an increase to the number of shares available for awards under the SIP and extension of the term of the SIP. The SIP (2022 Restatement) will not become effective unless it is approved by shareholders.

The Board recommends a vote FOR this proposal

6	The TJX Companies, Inc.

Voting Roadmap

PROPOSAL 4: ADVISORY APPROVAL OF TJX’S EXECUTIVE COMPENSATION (THE SAY-ON-PAY VOTE) (PAGE 33)

The Board seeks a non-binding advisory vote to approve the compensation of our Named Executive Officers (NEOs) as described in the Compensation Discussion and Analysis (CD&A) beginning on p. 34 and the Compensation Tables beginning on p. 53.

FY22 Executive Compensation Program

•The ECC has continued to believe in our core compensation objectives: incentivizing and rewarding performance and sustaining our position of strength in a competitive and changing retail environment; supporting teamwork, management stability and succession planning, which are longstanding, key components of our leadership strategy; fostering alignment with shareholder interests; and driving the long-term success of our business.
•For FY22 we returned to some of our more traditional compensation practices, after adopting a number of temporary compensation approaches during FY21 following the onset of the pandemic. We believe our shareholders have strongly supported our program, including the careful use of discretion by the ECC in navigating the challenges presented by the pandemic.
•FY22 was a strong year for TJX, despite the ongoing impact of the pandemic on our sales and expenses. Our strong performance resulted in above-target payouts for FY22 annual incentives and payouts of FY20-22 long-term incentives that reflect the limited and balanced use of discretion by the ECC.

See our CD&A starting on p. 34 and the compensation tables that follow for more information about our program.

The Board recommends a vote FOR this proposal

PROPOSALS 5-8: SHAREHOLDER PROPOSALS, IN EACH CASE, IF PROPERLY PRESENTED AT THE MEETING (PAGE 72)

•Proposal for a report on effectiveness of social compliance efforts in TJX's supply chain
•Proposal for report on risk to TJX from supplier misclassification of supplier's employees
•Proposal for a report on risk due to restrictions on reproductive rights
•Proposal to adopt a paid sick leave policy for all Associates
Each shareholder proposal included in this proxy statement is followed by our response.

For the reasons included in those responses, the Board recommends a vote AGAINST each shareholder proposal, if properly presented at the meeting.

2022 Proxy Statement	7

PROPOSAL 1: ELECTION OF DIRECTORS

The individuals listed below have been nominated and are standing for election at this year’s Annual Meeting. If elected, they will hold office until our 2023 Annual Meeting of Shareholders and until their successors are duly elected and qualified.

The Board of Directors unanimously recommends that you vote FOR the election of each of the nominees.

NOMINEES AND THEIR QUALIFICATIONS
We have highlighted qualifications of each director nominee in the individual biographies below. One of our current directors, Zein Abdalla, is not standing for reelection at the Annual Meeting. We believe that all our nominees possess the professional and personal qualifications necessary for service on our Board. All of our nominees were elected to the Board by our shareholders in June 2021. Please also see the Corporate Governance section, below, for additional information about director qualifications and how we assess our nominees and consider overall Board composition.

José B. Alvarez, 59

Director since 2020; previously served on Board from 2007- 2018 Member of Corporate Governance Committee and Executive Compensation Committee

Experience and Qualifications:
Mr. Alvarez is a member of the faculty of the Harvard Business School, which he joined in 2009 after holding various senior executive roles in the food retail industry. He served as Executive Vice President – Global Business Development for Royal Ahold N.V., now Royal Ahold Delhaize N.V., a global food retail group, in 2008 and served in a number of key management positions at Stop & Shop/Giant-Landover, a U.S. division of the group, from 2001 until 2008, including President and Chief Executive Officer and Executive Vice President, Supply Chain and Logistics. He previously held executive positions at Shaw’s Supermarkets after beginning his career at American Stores Company in 1990.
Mr. Alvarez’s long career in the retail industry, including his experience as an educator on the industry, along with his public company directorships, provide him with deep expertise in global retail chain management, including organizational leadership, store management, supply chain, logistics, distribution, merchandising, marketing, and strategy.
Mr. Alvarez has also been a director of United Rentals, Inc. since 2009.

Alan M. Bennett, 71

Director since 2007 Independent Lead Director Member of Executive Compensation Committee and Finance Committee

Experience and Qualifications:
Mr. Bennett served as the President and Chief Executive Officer of H&R Block, Inc., a tax services provider, from July 2010 until his retirement in May 2011 and was previously Interim Chief Executive Officer from November 2007 through August 2008. He was Senior Vice President and Chief Financial Officer and a Member of the Office of the Chairman of Aetna Inc., a diversified healthcare benefits company, from 2001 to 2007, and previously held other senior financial management positions at Aetna after joining in 1995. Mr. Bennett held various senior management roles in finance and sales/marketing at Pirelli Armstrong Tire Corporation, formerly Armstrong Rubber Company, from 1981 to 1995 and began his career with Ernst & Ernst (now Ernst & Young LLP).
Mr. Bennett’s senior leadership roles in two significant financial businesses provide him with executive experience in managing very large businesses and change management as well as financial expertise including financial management, taxes, accounting, controls, finance, and financial reporting.
Mr. Bennett has also been a director of Halliburton Company since 2006 and Fluor Corporation since 2011.

8	The TJX Companies, Inc.

Proposal 1: Election of Directors

Rosemary T. Berkery, 69

Director since 2018 Chair of Executive Compensation Committee Member of Audit Committee

Experience and Qualifications:
Ms. Berkery was Chairman of UBS Bank USA and Vice Chairman of UBS Wealth Management Americas, a bank and wealth management firm, from March 2010 until April 2018, also serving as CEO of UBS Bank USA from March 2010 to December 2015. Before joining UBS, she held a variety of roles over more than 25 years at Merrill Lynch & Co., Inc., until her departure in January 2009, including Executive Vice President and General Counsel from 2001 and Vice Chairman from 2007.
Ms. Berkery’s long career as a senior executive in the financial services industry provides her with expertise in finance, investment strategies, wealth management, and management of complex global organizations, as well as significant experience in governance, compliance, and risk assessment and oversight.
Ms. Berkery has also been a director of Fluor Corporation since 2010.

David T. Ching, 69

Director since 2007 Member of Audit Committee and Corporate Governance Committee

Experience and Qualifications:
Mr. Ching was Senior Vice President and Chief Information Officer for Safeway Inc., a food and drug retailer, from 1994 to January 2013 and has consulted through DTC Associates LLC, focusing on management consulting and technology services, since 2013. Previously, Mr. Ching was the General Manager for British American Consulting Group, a software and consulting firm focusing on the distribution and retail industries. He also worked for Lucky Stores Inc., a subsidiary of American Stores Company from 1979 to 1993, including serving as the Senior Vice President of Information Systems.
Mr. Ching’s strong technology experience and related management positions in the retail industry provide him expertise including in information systems, information security and controls, technology implementation and operation, reporting, and distribution in the retail industry.

C. Kim Goodwin, 62

Director since 2020 Member of Audit Committee and Finance Committee

Experience and Qualifications:
Ms. Goodwin is an experienced financial services professional. Her long career in the industry includes serving as Managing Director and Head of Equities (Global) for the Asset Management Division of Credit Suisse Group AG from 2006 to 2008, and as Chief Investment Officer – Equities at State Street Research & Management Co., a money management firm, from 2002 to 2005. She is now a private investor.
Ms. Goodwin’s many years of experience in investment and financial services, as well as her years of service as a public company director in different industries, provide her with strong analytical skills, business acumen, and experience in risk assessment and management, as well as a deep understanding of financial markets and corporate strategies.
Ms. Goodwin has also been a director of Popular, Inc. since 2011.

2022 Proxy Statement	9

Proposal 1: Election of Directors

Ernie Herrman, 61

Director since 2015 Chief Executive Officer and President

Experience and Qualifications:
Mr. Herrman has been Chief Executive Officer of TJX since January 2016, a director since October 2015, and President since January 2011. He served as Senior Executive Vice President, Group President from August 2008 to January 2011, with responsibilities for Marmaxx, HomeGoods, and TJX Canada; President of Marmaxx from 2005 to 2008; and Senior Executive Vice President, Chief Operating Officer of Marmaxx from 2004 to 2005. From 1989 to 2004, he held various merchandising positions with TJX.
As Chief Executive Officer and President of TJX, Mr. Herrman has managed a complex global retail business in an evolving landscape and overseen near- and long-term strategy through various economic conditions and challenges. In his current role and through the other positions Mr. Herrman has held with the Company, Mr. Herrman has a deep understanding of TJX and broad experience in all aspects of off-price retail, including merchandising, management, leadership development, business strategy, finance and accounting, innovation, international operations, marketing, real estate, buying, and distribution.

Michael F. Hines, 66

Director since 2007 Chair of Audit Committee Member of Finance Committee

Experience and Qualifications:
Mr. Hines served as Executive Vice President and Chief Financial Officer of Dick’s Sporting Goods, Inc., a sporting goods retailer, from 1995 to March 2007. From 1990 to 1995, he held management positions with Staples, Inc., an office products retailer, most recently as Vice President, Finance. Mr. Hines spent 12 years in public accounting, the last eight years with the accounting firm Deloitte & Touche LLP.
Mr. Hines’ experience as a financial executive and certified public accountant provides him with expertise in the retail industry including accounting, controls, financial reporting, tax, finance, risk management, and financial management.
Mr. Hines also was a director of GNC Holdings, Inc. and of Dunkin' Brands Group, Inc. from 2009 and from 2011, respectively, until 2020, after each had ceased to be a public company.

Amy B. Lane, 69

Director since 2005 Chair of Finance Committee Member of Audit Committee

Experience and Qualifications:
Ms. Lane was a Managing Director and Group Leader of the Global Retailing Investment Banking Group at Merrill Lynch & Co., Inc., from 1997 until her retirement in 2002. Ms. Lane previously served as a Managing Director at Salomon Brothers, Inc., where she founded and led the retail industry investment banking unit.
Ms. Lane’s experience as the leader of two investment banking practices covering the global retailing industry has given her substantial experience with financial services, capital markets, finance and accounting, capital structure, acquisitions, and divestitures in that industry as well as management, leadership, and strategy.
Ms. Lane’s public company roles consist of serving as a director of NextEra Energy, Inc. since 2015 and as a member of the board of trustees of Urban Edge Properties since 2015. She served on the board of GNC Holdings, Inc. from 2011 until 2020, after it had ceased to be a public company.

10	The TJX Companies, Inc.

Proposal 1: Election of Directors

Carol Meyrowitz, 68

Director since 2006 Executive Chairman of the Board

Experience and Qualifications:
Ms. Meyrowitz has been Executive Chairman of the Board since January 2016 and a director since September 2006. She served as Chairman of the Board from June 2015 to January 2016 and as Chief Executive Officer of TJX from January 2007 to January 2016. In previous roles, Ms. Meyrowitz served as President of TJX from October 2005 to January 2011, Senior Executive Vice President of TJX from 2004 until January 2005, and prior to that, held various senior management and merchandising positions with Marmaxx and with Chadwick’s of Boston and Hit or Miss, former divisions of TJX.
As Executive Chairman of the Board of TJX, and through the other positions Ms. Meyrowitz has held with TJX, Ms. Meyrowitz has a deep understanding of TJX and broad experience in all aspects of off-price retail, including innovation, business strategy, buying, distribution, marketing, real estate, finance and accounting, and international operations.
Ms. Meyrowitz was also a director of Staples, Inc. from 2007 to 2017.

Jackwyn L. Nemerov, 70

Director since 2016 Chair of Corporate Governance Committee Member of Executive Compensation Committee

Experience and Qualifications:
Ms. Nemerov was the President and Chief Operating Officer of Ralph Lauren Corporation, a global leader in premium lifestyle products, from November 2013 until November 2015 and served on Ralph Lauren's board of directors from 2007 until 2015. She served as Executive Vice President of Ralph Lauren Corporation from September 2004 until October 2013. Prior to her tenure there, she held multiple positions in the retail industry, including President and Chief Operating Officer of the Jones Apparel Group from 1998 to 2002.
Ms. Nemerov’s extensive retail, brand management and operations experience, as well as her related board and management positions in the apparel and retail industry, provide her with corporate governance experience as well as valuable expertise in sourcing and supply chain management, manufacturing, merchandising, and licensing.

John F. O’Brien, 79

Director since 1996 Member of Corporate Governance Committee

Experience and Qualifications:
Mr. O’Brien is the retired Chief Executive Officer and President of Allmerica Financial Corporation (now The Hanover Insurance Group, Inc.), an insurance and diversified financial services company, holding those positions from 1995 to 2002. Mr. O’Brien previously held executive positions at Fidelity Investments, an asset management firm, including Group Managing Director of FMR Corporation, Chairman of Institutional Services Company, and Chairman of Brokerage Services, Inc.
Mr. O’Brien has substantial executive experience with two financial services businesses, providing him with expertise including general management and oversight with respect to strategy, financial planning, insurance, operations, finance, and capital structure.
Mr. O’Brien was also a director of LKQ Corporation from 2003 to 2021, a director of Cabot Corporation from 1990 to 2020, and a director of a family of registered mutual funds managed by BlackRock, Inc., an investment management advisory firm, from 2004 to 2018.

2022 Proxy Statement	11

CORPORATE GOVERNANCE

GOVERNANCE AT-A-GLANCE
KEY PRACTICES

Board Oversight
Oversight of strategic, financial, and execution risks, including through enterprise risk management program
Regular discussions focused on long-term strategy
Regular management assessments and succession planning
Review and consideration of key topics including:
–risks and opportunities related to human capital management
–inclusion and diversity efforts
–risks related to cybersecurity
–environmental sustainability efforts
Regular executive sessions of independent directors
Board Practices
Diverse Board composition
Ongoing Board refreshment and Board succession planning
Strong Lead Director role; separate Chairman and CEO
Annual Board and Committee evaluations
Overboarding policies in line with major institutional guidelines
Stock ownership guidelines for directors and executive officers
No hedging or pledging of Company stock by our directors or executive officers
Director orientation and continuing education
Director Independence
Lead Independent Director
9 of our 11 director nominees are independent
Each director on our standing committees, other than the Executive Committee, is independent
Shareholder Rights and Accountability
Annual election of directors
Majority voting and resignation policies
Proxy access provisions for director candidates nominated by shareholders
Robust shareholder engagement program
ENGAGING WITH SHAREHOLDERS
We value engagement with our shareholders. We communicate regularly with shareholders and other stakeholders throughout the year, and the Board considers a range of shareholder perspectives in discharging its oversight responsibilities. During FY22, we communicated with our shareholders both through engagement calls and written correspondence. We regularly engage with shareholders on long-term strategy, business results, operations and outlook. We also engage on environmental, social, and governance (ESG) topics, including executive compensation; corporate governance; risk management; human capital management; inclusion and diversity; environmental sustainability, including greenhouse gas reduction targets; social compliance in the supply chain; Board oversight of ESG matters; and our COVID-19 response. The Board and Board Committees receive and have the opportunity to consider relevant information and feedback received through shareholder engagement.
Recent enhancements to our policies and practices have been informed by our shareholder engagement. For example, we:
•set new and more aggressive environmental goals in early 2022, including a goal to achieve net zero GHG emissions in our operations by 2040, which followed a science-based GHG emissions reduction goal announced in 2020 to align with the United Nations’ Paris Agreement guidelines
•published 2020 EEO-1 report at the end of 2021
•disclosed first mapping to SASB standards in 2021
•updated director overboarding policies in 2019
•made several revisions in recent years to our Vendor Code of Conduct, including provisions related to forced labor
•conducted shareholder outreach on our executive compensation program, including compensation actions taken and contemplated in response to the pandemic
•have continued to enhance public disclosure about our corporate responsibility programs, including about our workforce and our inclusion and diversity initiatives
In addition, shareholder feedback has informed our disclosures in this proxy statement on a range of topics, including Board composition and oversight, ESG oversight and initiatives, and executive compensation.

12	The TJX Companies, Inc.

Corporate Governance

BOARD COMPOSITION AND SERVICE
DIRECTOR QUALIFICATIONS AND NOMINATIONS
CONSIDERATIONS AND SKILLS
The Corporate Governance Committee recommends director nominees it believes will be committed to the long-term success of our business and the best interests of our shareholders. The Committee considers a range of factors when considering individual candidates, including personal and professional ethics, integrity, and values; independence; and diversity, including gender, ethnic, racial, age, and geographic (discussed further below). The Committee seeks candidates who can devote the necessary time and attention to the duties of a director, prepare for and attend meetings, and tend to other director responsibilities. The Committee also helps maintain our policies that are used to monitor certain outside time commitments for directors and nominees. In making its recommendation, the Committee considers the current and future needs of the Board and seeks nominees who have established strong professional reputations with experience in substantive areas that are important to the long-term success of our complex, global business. We have highlighted below key areas of experience that the Corporate Governance Committee considers important to TJX and for our Board, and have indicated their presence across our non-executive director nominees (based on skills, knowledge, and experience reflected in their biographies). Within each key area, we provided examples that we consider relevant and valuable to the Company and its long-term success. A nominee with relevant experience in an area would not have equal experience in every item we specified. We believe each of our director nominees brings a unique set of skills, experiences, and perspectives to our boardroom, and the Corporate Governance Committee evaluates each individual in the context of the Board as a whole.

Leadership and Organizational Management	Retail Industry
•Management of large, complex organizations	•Marketing and brand management
•Leadership strategy	•Consumer insights
•Operational oversight	•Supply chain / Distribution and logistics
•Merchandising

Strategic Planning and Growth	Finance and Accounting
•New business strategy and innovation	•Accounting and/or auditing
•Strategic acquisitions and integration	•Finance and capital structure
•Sustainable growth / growth strategies	•Internal controls

Technology and Digital Innovation	International Operations
•Information technology and systems	•Global business operations
•Information security; cybersecurity	•International markets
•E-commerce and digital innovation	•Global sourcing

Human Capital Management	Risk Management and Corporate Governance
•Succession planning	•Risk oversight
•Talent development practices	•Sustainability / Environmental
•Executive compensation	•Compliance and regulatory oversight
•Managing culture	•Corporate governance
•Inclusion and diversity

The chart above excludes our executive nominees.

2022 Proxy Statement	13

Corporate Governance

BOARD SERVICE POLICIES
We believe it is important for our directors to dedicate sufficient time and efforts to our Company and have interests aligned with our shareholders. We have a number of policies relating to Board service in our Corporate Governance Principles and other governance documents, including:
Outside Board Policies. Directors who are CEOs of public companies should not serve on more than one additional public company board besides the company of which they are CEO, and no director should serve on more than three public company boards in addition to the TJX Board (four total). Members of the Audit Committee should not serve on the audit committee of more than two other public companies.
Other Board Policies. When a director’s principal occupation or business association changes during their tenure as a director, the director is required to tender their resignation from the Board, and the Corporate Governance Committee will recommend to the Board any action to be taken on the resignation.
Board and Committee Meeting Attendance. Directors are expected to attend at least 75% of the meetings of the Board and any Committees of which they are a member. In addition, the Board has a general practice of encouraging directors to attend all Committee meetings, regardless of committee membership.
Annual Meeting Attendance. It is our policy that all directors standing for reelection are expected to attend the annual meeting of shareholders. All of our directors standing for reelection at the 2021 Annual Meeting were in attendance.
Stock Ownership. Directors are subject to stock ownership guidelines as detailed in our Corporate Governance Principles.

14	The TJX Companies, Inc.

Corporate Governance
DIRECTOR DIVERSITY
As a global company with hundreds of thousands of Associates, we recognize the importance of diversity to our Company's culture. We look for a Board that represents a diversity of backgrounds and experience, including as to gender and race/ethnicity, and that reflects a range of talents, ages, skills, viewpoints, professional experiences, geographies, and educational backgrounds. The Corporate Governance Committee takes diversity into account among the many factors it considers when evaluating the suitability of individual Board nominees. In our current director slate, 45% of the director nominees are women and 36% self-identify as members of underrepresented groups (race/ethnicity or LGBTQ+), collectively representing 64% of our board. We value the many kinds of diversity represented by our nominees.

Female Nominees	Nominees from Underrepresented Groups	Diversity
5 out of 11 director nominees are women	4 out of 11 director nominees self-identify as a member of an underrepresented group*	7 out of 11 are women and/or self-identify as a member of an underrepresented group

	Tenure	Independence
Our Board leadership with these director nominees is primarily female, including our Chairman of the Board and 4 out of 5 Committee Chairs
	Our nominees reflect a balanced mix of tenures	9 out of 11 director nominees are independent
IDENTIFYING DIRECTOR CANDIDATES
The Corporate Governance Committee’s process for identifying and evaluating candidates, including candidates recommended by shareholders, involves regularly and actively seeking qualified individuals. Our Committee Chair may consider recommendations from several sources, such as current Board members, management or other Associates, shareholders, and industry contacts; may review lists of potential candidates from third-party sources, such as leaders of finance or other industries and senior executives of public companies; and may engage a third-party search firm to expand the Committee's search and assist in compiling information about possible candidates.
The Corporate Governance Committee has a policy for shareholder recommendations of candidates for director nominees, which is available on our website. Any shareholder may submit, in writing, one candidate for consideration for each shareholder meeting at which directors are to be elected. Shareholders wishing to recommend a candidate must submit the recommendation by a date not later than the 120th calendar day before the first anniversary of the date that we released our proxy statement to shareholders in connection with the previous year’s annual meeting. Recommendations should be sent to the Corporate Secretary of TJX:
Office of the Secretary/Legal Department
The TJX Companies, Inc.
770 Cochituate Road
Framingham, Massachusetts 01701
As described in the policy, a recommendation must provide specified information about the candidate as well as certifications from, and consents and agreements of, the candidate. The Corporate Governance Committee evaluates candidates for the position of director recommended by shareholders in the same manner as candidates from other sources. The Corporate Governance Committee will determine whether to interview any candidates and may seek additional information about candidates from third-party sources.

2022 Proxy Statement	15

Corporate Governance
BOARD AND COMMITTEE EVALUATIONS
The Board believes it is important to have highly engaged directors and that the Board’s skills and experience be aligned with the changing needs of the Company for current and future business environments. Our Corporate Governance Committee oversees the annual performance evaluation of the Board as a whole, our Executive Chairman, our independent Lead Director, and each of our individual directors, as well as the process for annual Committee self-evaluations. These evaluation processes, including format and scope of questions, are reviewed annually by the Corporate Governance Committee.
Currently, this annual evaluation process generally includes:

1	2	3	4

Commencing annual Board evaluation of individual directors and of the Board overall with one-on-one interviews or written evaluations, focusing on consideration of Board skills and practices and the future needs of the Board.	Reviewing and assessing responses to formal inquiry and each director's observations and feedback on Board effectiveness; determining opportunities for continued development as well as recommendations and opportunities for the Board.
Robust discussion with the Board collectively and with individual directors to consider actionable opportunities and implementation timelines, including suggestions for meeting topics, meeting format, and other administrative topics.
			Conducting separate annual self-assessment of each independent Committee, including the Committee Chairman, with the formal process overseen by the Corporate Governance Committee.
BOARD INDEPENDENCE
Under our Corporate Governance Principles, at least two-thirds of the members of our Board should be independent. An independent director is one who the Board has affirmatively determined has no material relationship with TJX (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company). To assist it in making its independence determination, the Board has adopted categorical independence standards in our Corporate Governance Principles that are based on the independence standards required by the New York Stock Exchange (NYSE) for its listed companies. As part of the Board’s annual review of director independence, the Board considers the Corporate Governance Committee’s independence assessment and recommendation. The Board also reviews and considers any transactions or relationships between any director or any member of their immediate family and TJX, in accordance with our Corporate Governance Principles (see Transactions with Related Persons, below). To the extent there are any such relationships or transactions, the Board considers whether they are inconsistent with a determination that the director is independent.
As a result of this review, our Board unanimously determined that each of the following director nominees are independent: Mr. Alvarez, Mr. Bennett, Ms. Berkery, Mr. Ching, Ms. Goodwin, Mr. Hines, Ms. Lane, Ms. Nemerov, and Mr. O’Brien. In addition, the Board determined that Mr. Abdalla, who will not stand for reelection at the Annual Meeting, but who served as a director for all of FY22, is independent. None of these directors had any relationship with TJX that implicated our categorical standards of independence. Ms. Meyrowitz, as Executive Chairman, and Mr. Herrman, as Chief Executive Officer and President, are executive officers of TJX and are therefore not independent.
MAJORITY VOTING FOR ELECTION OF DIRECTORS
Our by-laws provide for the election of directors in an uncontested election by a majority of the shares properly cast at the meeting. Our Corporate Governance Principles require any incumbent nominee for director to provide an irrevocable contingent resignation to the Corporate Secretary of TJX at least 14 days in advance of the distribution date for proxy solicitation materials for the shareholder meeting at which such director is expected to be nominated to stand for election. This resignation would be effective only if (a) the director fails to receive the requisite majority vote in an uncontested election and (b) the Board accepts the resignation. Our Corporate Governance Principles provide procedures for the consideration of this kind of resignation by the Board. Within 90 days of the date of the annual meeting of shareholders, the Board, with the recommendation of the Corporate Governance Committee, will act upon such resignation. In making its decision, the Board will consider the best interests of TJX and its shareholders and will take what it deems to be appropriate action, which may include accepting or rejecting the resignation or taking further measures to address those concerns that were the basis for the underlying shareholder vote.

16	The TJX Companies, Inc.

Corporate Governance

BOARD RESPONSIBILITIES
Our Board of Directors is responsible for overseeing the business and management of the Company. Throughout the year, our Board and Committees discuss operations and corporate strategy, which for FY22 continued to focus on driving profitable sales, increasing market share, developing talent, and championing our TJX culture. Our Board meetings include regular sessions with divisional leaders and executives across key functions including finance, tax, IT, IT security, risk and compliance, human resources, logistics, and marketing, through which the Board remains informed on implementation of operational goals, performance, and of near-, medium- and long-term strategies. At regular meetings, the Board also considers drivers of our business execution along with key challenges and opportunities and considers the effectiveness of our ongoing corporate strategy. The Board has at least one dedicated annual session focused on long-term strategy and future needs of and opportunities for the business.
OVERSIGHT OF STRATEGY AND RISK
Oversight of business strategy and risk is one of the primary roles of our Board. In addition to the business discussions with our Board and Committees described above and updates from management on specific topics such as those noted below, the Board has an annual discussion of the Company's findings from its enterprise risk management program, a global process for considering a broad range of risks to the business, and receives regular updates from our Chief Risk and Compliance Officer. Committee agendas include regular updates from key management functions relevant to that Committee, including, for example, updates to the Audit Committee at least quarterly on IT security and cyber risk and regular updates to the Audit Committee and Finance Committee from our Chief Risk and Compliance Officer. Directors are also generally encouraged to attend meetings of each Board Committee, enhancing the collective understanding of actions taken by and information reported to our Committees.
RISK OVERSIGHT STRUCTURE

THE BOARD

The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to TJX. The Board administers its risk oversight role directly and through its Committee structure and the Committees’ regular communications with the full Board. The Board reviews risks including:
•strategic, financial, and execution risks and exposures associated with our annual business plan and longer-term plans;
•senior management succession planning;
•matters that may present material risk to our business, operations, financial position, or cash flows, and, as applicable, significant acquisitions and divestitures; and
•matters that may present material risk to our prospects or reputation, including those related to human capital management, supply chain, and environmental sustainability.

BOARD COMMITTEES

The Committees involve the full Board in the monitoring of significant risks as they determine to be appropriate.

The Audit Committee reviews risks associated with financial reporting, accounting, internal controls over financial reporting, ethics and compliance programs, compliance with orders, data security, and cybersecurity, and helps oversee processes to identify material risks, including through our enterprise risk management program.

The Corporate Governance Committee reviews risks related to Board composition, refreshment, and evaluation, CEO evaluations and management succession, potential conflicts of interest and related party transactions, and, with the Board, considers practices, priorities, and policies related to significant issues of corporate responsibility.

The Executive Compensation Committee (ECC) reviews risks related to executive compensation and the design of our compensation programs, plans, and arrangements. This includes the compensation program risk assessment discussed below that covers risks associated with compensation policies and practices for all Associates.

The Finance Committee reviews risks related to financing plans, investment policies, capital structure and liquidity; tax strategies; foreign currency exchange and commodity hedging policies; insurance programs; and investment performance, asset allocation strategies, and funding of our pension and retirement benefit plans.

MANAGEMENT

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to TJX, and it is the Board's responsibility to give such risks due consideration and, where appropriate, review and consider or investigate the risks further. Management responsibilities are coordinated through its compliance, internal audit and other functions, which report regularly to the Board and Committees through the Chief Risk and Compliance Officer or other management representatives.

2022 Proxy Statement	17

Corporate Governance
ENVIRONMENTAL, SOCIAL, AND GOVERNANCE (ESG)
As part of its oversight role, our Board reviews ESG matters and, directly and through its Committees, considers a wide range of information involving ESG matters, including our corporate responsibility program and specific initiatives. During FY22, the Board received multiple updates in specific areas of focus, including environmental sustainability, inclusion and diversity, and social compliance within our supply chain, in addition to considering information throughout the year relating to COVID-19 health and safety, cybersecurity and IT systems, our ongoing compliance and social compliance programs, risk management policies and insurance, and a range of human capital management topics, as described below. The Board remains informed of these matters through members of management and through outside experts invited to provide further education on the ESG global landscape. The Board also considers ESG issues as part of the framework of our enterprise risk management process, discussed on p. 17.
TJX has a Global Corporate Responsibility Executive Steering Committee to help guide our corporate responsibility strategies and align them with TJX business priorities, facilitate information exchange, and to recommend additional program efforts, including enhanced reporting efforts. This Committee includes senior executives representing functions across the Company, including two executive officers reporting directly to the CEO. These executive officers are positioned to update other members of management and the Board on the ongoing work of the Committee.
CULTURE AND HUMAN CAPITAL MANAGEMENT
Our Board oversees risks and opportunities related to management of our large, global workforce, including through oversight of our management succession planning; consideration of the cultural factors and leadership competencies we use to express our organizational values and our total rewards strategy; review of financial plans and expenditures; and oversight of our enterprise risk management program. Our Board also, directly and through its Committees, receives periodic updates on specific topics such as, in FY22, our health and safety protocols, the continuing impact of the pandemic on our workforce, our inclusion and diversity work, our merchant training program (including TJX University), our compliance program, and our strategies for attracting and retaining talent throughout the organization. Each director has participated in the Company's unconscious bias training. In past years, our Board participated in regularly scheduled store and distribution center tours and site visits to our facilities in different geographies in which we operate, both in the U.S. and abroad, and individually visited our stores in different locations to gain a real time view of our operations, customer service, and culture. See Culture and Human Capital Management on p. 4 above for more information.
MANAGEMENT SUCCESSION PLANNING AND LEADERSHIP DEVELOPMENT
The Board oversees our management succession planning. In addition to regularly scheduled sessions focused on leadership assessment and planning and our inclusion and diversity initiatives, the Board meets with senior leadership in other formal and informal settings that provide visibility into our talent pipeline and broader exposure to the management of the Company. The Board regularly meets with divisional leadership, heads of key operational functions, and other members of Company management at the Company during Board meetings, separately requested meetings with management, and formal and informal group meetings and presentations. We believe it is important to our long-term success that our management continue to focus on talent and leadership development, including training and mentoring, to foster expertise in our distinctive business model and to support our succession planning.
COMPENSATION PROGRAM RISK ASSESSMENT
As part of our regular enterprise risk assessment process overseen by the Board and described above, we review the risks associated with our compensation plans and arrangements. In FY22, the ECC conducted a compensation risk assessment that covered overall compensation policies and practices for TJX’s Associates and determined that they do not give rise to risks that are reasonably likely to have a material adverse effect on TJX. The ECC’s assessment considered what risks could be created or encouraged by our executive and broad-based compensation plans and arrangements worldwide; how those potential risks are monitored, mitigated, and managed; and whether those potential risks are reasonably likely to have a material adverse effect on TJX.
The assessment was led by our Chief Risk and Compliance Officer, whose responsibilities include leadership of our enterprise risk management process, and included consultation with and input from senior executives, the ECC’s independent compensation consultant, and internal and external legal counsel. The assessment considered, among other things, factors intended to mitigate risk at TJX, including:
•Board and Committee oversight;
•the ECC’s use of an independent compensation consultant;
•compensation mix, caps on payouts, and emphasis on performance-based pay;
•market checks;
•Associate communications and training; and
•our clawback policy, hedging and pledging prohibitions, and other company policies, internal controls, and risk management initiatives.
The assessment also considered the balance of potential risks and rewards related to our compensation programs and the role of those programs in implementing our corporate strategy.

18	The TJX Companies, Inc.

Corporate Governance

BOARD LEADERSHIP AND COMMITTEES

Ernie Herrman	Carol Meyrowitz	Alan M. Bennett
CHIEF EXECUTIVE OFFICER AND PRESIDENT	EXECUTIVE CHAIRMAN	LEAD DIRECTOR

Key Responsibilities: Lead complex multi-banner global business; oversee TJX executive functions throughout organization; establish, drive, and assess strategic initiatives and long-term corporate strategy; drive long term profitable growth; champion TJX culture; oversee and support development of senior management team

Key Responsibilities: Serve as Chairman of Board, planning and leading Board meetings; as an active and integral member of senior executive team, provide strategic advice and industry insights and expertise to drive long-term growth

Key Responsibilities: Provide independent Board leadership through management of executive sessions and coordination on Board meeting topics and planning; offer guidance and oversight through regular communications with independent directors, the CEO, the Executive Chairman and other executive leaders

Our Board has separated the role of CEO and Chairman. As the Board prefers to maintain the flexibility to determine the leadership structure that serves the best interests of the Company and our shareholders, we do not have a formal policy on separation of the CEO and Chairman roles. Carol Meyrowitz has served as Chairman of the Board since June 2015 and as Executive Chairman since the beginning of fiscal 2017 when Ernie Herrman succeeded her as Chief Executive Officer. Ms. Meyrowitz has wide-ranging, in-depth knowledge of our business arising from her many years of service to TJX. As Executive Chairman, she has provided, and is expected to continue to provide, effective leadership to the Board and, in her role as an executive officer of the Company, advice and industry expertise and support for management.
As provided in our Corporate Governance Principles, because our current Chairman is not independent, our independent directors have elected an independent Lead Director, Alan M. Bennett, to serve as a liaison between the independent directors, the Executive Chairman, and management. The Board believes that the separate roles of Chairman, Chief Executive Officer, and Lead Director best serve the current needs and are in the best interest of TJX’s business and shareholders.

LEAD DIRECTOR ROLE The duties of our Lead Director include:

•Meeting at least quarterly with our Chief Executive Officer and Executive Chairman;
•Meeting with other executives and senior leadership as necessary;
•Generally attending regular management business review meetings;
•Scheduling meetings and setting agendas for discussions of the independent directors;
•Presiding at meeting sessions of the independent directors;
•Presiding at meetings of the Board in the absence of the Executive Chairman;
•Approving Board meeting schedules and agendas;
•Attending the meetings of each Board Committee;
•Coordinating with and supporting Committee Chairs, including through additional meetings;
•Undertaking other responsibilities designated by the independent directors, or as otherwise considered appropriate.

2022 Proxy Statement	19

Corporate Governance
COMMITTEES OF THE BOARD
The Board of Directors has five standing Committees: Audit, Corporate Governance, Executive Compensation, Finance, and an Executive Committee, each described in more detail below. All members of the Audit, Corporate Governance, Executive Compensation, and Finance Committees are non-employee directors and meet the independence standards adopted by the Board in compliance with NYSE listing standards for that Committee. The Executive Committee includes our Executive Chairman who is not independent. While each Committee has specific, designated responsibilities, each Committee may act on behalf of the entire Board to the extent designated by the respective charter or otherwise by the Board. The Corporate Governance Committee annually reviews and makes recommendations on the composition of our standing Committees.
Each director attended at least 75% of all meetings of the Board and Committees of which they were then members. Our Committees also regularly invite all other Board members to join their meetings and, as necessary, otherwise report on their activities to the entire Board. The full Board met six times in FY22. The table below provides information about current membership and the meetings of the Committees during FY22:

Name	Audit	Corporate Governance	Executive Compensation	Finance	Executive
Zein Abdalla
José B. Alvarez
Alan M. Bennett[1]
Rosemary T. Berkery
David T. Ching
C. Kim Goodwin[2]
Ernie Herrman
Michael F. Hines
Amy B. Lane
Carol Meyrowitz
Jackwyn L. Nemerov[3]
John F. O'Brien[4]
Number of meetings during fiscal 2022	11	6	8	5	0

Committee Chair
Committee Member
[1]	Mr. Bennett joined the Finance Committee in June 2021.
[2]	Ms. Goodwin joined the Finance Committee in September 2021.
[3]	Ms. Nemerov became Chair of the Corporate Governance Committee in June 2021.
[4]	Mr. O'Brien joined the Corporate Governance Committee and stopped serving on the Finance Committee in June 2021.

20	The TJX Companies, Inc.

Corporate Governance

Audit Committee

Mr. Hines, Chair; Ms. Berkery; Mr. Ching; Ms. Goodwin; and Ms. Lane

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements and assists the Board in its oversight of the integrity of the Company’s financial statements. The Audit Committee’s responsibilities include, among other things:
•reviewing and discussing with management, internal auditors, and the independent registered public accounting firm our quarterly and annual financial statements, including the accounting principles and procedures applied in their preparation and any changes in accounting policies;
•monitoring our system of internal financial controls and accounting practices;
•overseeing the audit process, including the annual audit;
•overseeing our compliance and ethics programs;
•overseeing, in conjunction with the Board, our enterprise risk management program;
•establishing and maintaining procedures for receipt, retention, and treatment of complaints, including the confidential and anonymous submission of complaints by Associates, regarding accounting, internal accounting controls, or auditing matters;
•selecting, retaining, negotiating, and approving the compensation of, overseeing, and if necessary, replacing, the independent registered public accounting firm;
•pre-approving all work by the independent registered public accounting firm; and
•other matters as the Board considers appropriate.
As part of these responsibilities, in addition to assuring the regular rotation of the lead partner of the independent auditor, as required by law, the Audit Committee, including its Chair, is involved in the selection of, and reviews and evaluates the performance of, the independent auditor, including the lead audit partner, and further considers whether there should be regular rotation of the audit function among firms.

Corporate Governance Committee

Ms. Nemerov, Chair; Mr. Abdalla; Mr. Alvarez; Mr. Ching; and Mr. O'Brien

The Corporate Governance Committee’s responsibilities include, among other things:
•recommending director nominees to the Board;
•developing, recommending to the Board, and reviewing corporate governance principles;
•in concert with the Board, considering practices, priorities, and policies related to significant issues of corporate responsibility, such as political contributions and activities, environmental sustainability, social compliance, and community relationships;
•reviewing practices and policies with respect to directors and the structure and frequency of Board meetings;
•reviewing the functions, duties, and composition of the Committees of the Board and making recommendations regarding compensation for Board and Committee members;
•recommending processes for the annual evaluations of the performance of the Board, each individual director, the Chairman of the Board, the independent Lead Director, and each Committee and its Chair and overseeing the evaluation processes;
•establishing performance objectives for the Chief Executive Officer and annually evaluating the performance of the Chief Executive Officer against such objectives; and
•overseeing the maintenance and presentation to the Board of management’s plans for succession to senior management positions.

2022 Proxy Statement	21

Corporate Governance

Executive Compensation Committee

Ms. Berkery, Chair; Mr. Alvarez; Mr. Bennett; and Ms. Nemerov

The ECC’s responsibilities include, among other things:
•reviewing and approving the structure and philosophy of compensation of the Chief Executive Officer, other executive officers, and senior Associates;
•approving the compensation and benefits, including equity awards, bonuses, and other awards and incentives, of our executive officers and other Associates in those categories as are from time to time identified by the ECC;
•determining the compensation and benefits of the Chief Executive Officer, including equity awards, bonuses, and other awards and incentives, based on the evaluation by the Corporate Governance Committee of the Chief Executive Officer's performance and such other factors as the ECC deems relevant;
•determining the performance goals and performance criteria under our incentive plans;
•approving the terms of employment of our executive officers, including employment and other agreements with such officers;
•overseeing the administration of our incentive plans and other compensatory plans and funding arrangements; and
•reviewing and undertaking other matters that the Board or the ECC deems appropriate, such as compensation risk assessments or the review of our succession plan for the Chief Executive Officer and other executive officers.
Pursuant to its charter, the ECC may delegate its authority to a subcommittee or to such other person that the ECC determines is appropriate and is permitted by applicable law, regulations, and listing standards.

Finance Committee

Ms. Lane, Chair; Mr. Abdalla; Mr. Bennett; Ms. Goodwin; and Mr. Hines

The Finance Committee is responsible for reviewing and making recommendations to the Board relating to our financial activities and condition. The Finance Committee’s responsibilities include, among other things:
•reviewing and making recommendations to the Board with respect to our financing plans and strategies; financial condition; capital structure; tax strategies, liabilities, and payments; dividends; stock repurchase programs; and insurance programs;
•approving our cash investment policies, foreign exchange risk management policies, commodity hedging policies, capital investment criteria, and agreements for borrowing by us and our subsidiaries from banks and other financial institutions; and
•reviewing investment policies as well as the performance and actuarial status of our pension and other retirement benefit plans.

Executive Committee

Ms. Meyrowitz, Chair; Mr. Bennett, Lead Director; and Ms. Lane

The Executive Committee meets at such times as it determines to be appropriate and has the authority to act for the Board on specified matters during the intervals between meetings of the Board.
More details about each Committee can be found in their respective charters, each of which are available on TJX.com.

22	The TJX Companies, Inc.

Corporate Governance

GOVERNANCE AND ETHICS POLICIES AND PRACTICES
Our Corporate Governance Principles, Global Code of Conduct, Code of Ethics for TJX Executives, Director Code of Business Conduct and Ethics, and charters for our Audit, Corporate Governance, Executive, Executive Compensation, and Finance Committees are available on our website, TJX.com, in the Investors section under Governance: Governance Documents. Please refer to TJX.com for further details regarding the charters for the committees described above.
CORPORATE GOVERNANCE PRINCIPLES
Our Corporate Governance Principles provide expectations and guidelines for our Board, such as duties and expectation of service, including commitment of time, qualifications for independence, evaluation of performance, framework for meetings, Committee structure, stock ownership guidelines, and other elements of our Board governance. Our Corporate Governance Committee reviews the Corporate Governance Principles on an annual basis.
GLOBAL CODE OF CONDUCT
We have a Global Code of Conduct that sets out our expectations for how Associates conduct business, including their interactions with each other, our customers, and our communities. We expect Associates to operate with honesty and integrity and treat others with dignity and respect. Our Global Code of Conduct prohibits harassment, discrimination, and retaliation and addresses professional conduct, including employment policies, ethical business dealings, conflicts of interest, confidentiality, intellectual property rights, and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. Our directors are also subject to this Global Code of Conduct. We have a TJX helpline to allow Associates to voice any concerns. We also have procedures for Associates and other stakeholders to report complaints regarding accounting and auditing matters, which are available on TJX.com.
CODE OF ETHICS FOR TJX EXECUTIVES AND DIRECTOR CODE OF BUSINESS CONDUCT AND ETHICS
We have a Director Code of Business Conduct and Ethics that is designed to promote honest and ethical conduct; compliance with applicable laws, rules, and regulations; and the avoidance of conflicts of interest for our Board members. We also have a Code of Ethics for TJX Executives governing our Executive Chairman, Chief Executive Officer and President, Chief Financial Officer, and other senior operating, financial, and legal executives. The Code of Ethics for TJX Executives is designed to ensure integrity in our financial reports and public disclosures. We intend to disclose any future amendments to, or waivers from, the Code of Ethics for TJX Executives and the Director Code of Business Conduct and Ethics, as required, within four business days of the waiver or amendment through a posting on our website or by filing a Current Report on Form 8-K with the Securities and Exchange Commission, or SEC.
STOCK OWNERSHIP GUIDELINES FOR DIRECTORS
Our Corporate Governance Principles provide that a non-employee director is expected to attain stock ownership with a fair market value equal to at least five times the annual retainer paid to the director within five years of initial election to the Board. As described further in the CD&A, we also have stock ownership guidelines that apply to our executive officers. As of April 8, 2022, all of our directors and executive officers were in compliance with our ownership guidelines.
HEDGING AND PLEDGING PROHIBITIONS
TJX policy prohibits our directors and executive officers from engaging in hedging or pledging transactions (including holding shares in margin accounts) with respect to TJX stock. Certain other designated Associates, including those eligible to receive awards under the Company’s Stock Incentive Plan, are subject to the same prohibitions.

2022 Proxy Statement	23

Corporate Governance
TRANSACTIONS WITH RELATED PERSONS
Under its charter, the Corporate Governance Committee is responsible for overseeing, reviewing, and approving any transaction in which, in addition to TJX, any of our directors, director nominees, executive officers (or their immediate family members), or any greater than 5% shareholders (or their immediate family members) is a participant and has a direct or indirect material interest, as provided under SEC rules. In the course of reviewing potential related person transactions, the Corporate Governance Committee considers the nature of the related person’s interest in the transaction; the presence of standard prices, rates, or charges or terms otherwise consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for TJX entering into the transaction with the related person; the potential effect of the transaction on the status of a director as an independent, outside, or disinterested director or committee member; and any other factors the Corporate Governance Committee may deem relevant. Our Corporate Secretary’s office is primarily responsible for the implementation of processes and procedures for screening potential transactions and providing information to the Corporate Governance Committee. During FY22, TJX employed a child of Ms. Meyrowitz, a child of Mr. Canestrari, and the spouse of a sibling and a child of Mr. Sherr. These Associates received compensation for FY22 and the beginning of FY23 valued at approximately $188,800, $157,546, $244,212, and $138,788, respectively, consistent with other Associates at their levels and responsibilities. They also participated in Company benefit plans, consistent with similarly situated Associates. As described below in the Stock Ownership section, The Vanguard Group, Inc. reported that it was the beneficial owner of more than 5% of TJX’s outstanding common stock. TJX expects to pay The Vanguard Group, Inc. and its affiliates approximately $2,919,206 for services primarily provided during FY22 and estimated for the first quarter of FY23 in connection with TJX’s retirement savings plans (including recordkeeping, trustee, and related services). Our Corporate Governance Committee discussed and approved these transactions, consistent with our review process described above.
COMMUNICATING WITH OUR BOARD
We are interested in hearing from our shareholders and communicate regularly with shareholders throughout the year. Security holders and other interested parties may communicate directly with our Board, the non-management directors or the independent directors as a group, the Lead Director, or any other specified individual director or directors.
To contact us, address your correspondence to the individual or group you would like to reach and send it to us, c/o the Corporate Secretary, who will forward these communications to the appropriate group or individual:
Office of the Secretary/Legal Department
The TJX Companies, Inc.
770 Cochituate Road
Framingham, Massachusetts 01701
Shareholders and others can communicate complaints regarding accounting, internal accounting controls, or auditing matters by writing to the Audit Committee, c/o Corporate Internal Audit Director, The TJX Companies, Inc., 770 Cochituate Road, Framingham, Massachusetts 01701.

24	The TJX Companies, Inc.

PROPOSAL 2: RATIFICATION OF AUDITOR

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for the fiscal year ending January 28, 2023. PwC has been retained as TJX’s independent registered public accounting firm since 1962. We are asking shareholders to ratify PwC’s appointment. A representative of PwC is expected to attend the Annual Meeting and will have the opportunity to make a statement if they wish to do so. The representative will also be available to answer questions from shareholders submitted in advance per the instructions detailed on p. 83. The members of the Audit Committee and Board believe that the continued retention of PwC to serve as the Company’s independent external auditor is in the best interests of the Company and its shareholders.

The Board of Directors unanimously recommends that you vote FOR Proposal 2.

AUDITOR FEES
The aggregate fees for professional services rendered by PwC for fiscal 2022 and fiscal 2021 were:

(In thousands)	Fiscal 2022	Fiscal 2021
Audit	$8,808	$8,827
Audit-Related	648	538
Tax	915	977
All Other	296	295
Total	$10,667	$10,637
•Audit fees were for professional services rendered for the audits of TJX’s consolidated financial statements and internal controls over financial reporting, statutory and subsidiary audits, review of TJX’s quarterly consolidated financial statements, and consultations concerning financial accounting and reporting standards. For Fiscal 2021, the fees also include review of registration statements and comfort letter procedures related to debt issuances.
•Audit-related fees were for TJX foundations audits, internal controls assessment and employee benefit plan audits.
•Tax fees were for services related to tax compliance, planning and advice, including assistance with tax audits and appeals, tax structuring, transfer pricing, and requests for rulings and technical advice from tax authorities.
•All other fees were primarily for services related to our environmental sustainability program, benefit claims audit, and a quality assessment of the Company’s treasury function. Fiscal 2021 other fees were primarily for services related to a quality assessment of the Company's internal audit function.
The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of PwC. The Audit Committee pre-approves all audit services and all permitted non-audit services by PwC, including engagement fees and terms. The Audit Committee has delegated the authority to take such action between meetings to the Audit Committee chair, who reports the decisions made to the full Audit Committee at its next scheduled meeting.

PRE-APPROVAL POLICIES
Our policies prohibit TJX from engaging PwC to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information system design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to audit, broker-dealer, investment adviser, or investment banking services, or human resource consulting. In addition, the Audit Committee evaluates whether TJX’s use of PwC for permitted non-audit services is compatible with maintaining PwC’s independence. The Audit Committee concluded that PwC’s provision of non-audit services, which were approved in advance, was compatible with their independence.

2022 Proxy Statement	25

Proposal 2: Ratification Of Auditor

AUDIT COMMITTEE REPORT
The Audit Committee operates in accordance with a written charter adopted by the Board and reviewed annually by the Committee. We are responsible for overseeing the quality and integrity of TJX’s accounting, auditing and financial reporting practices. The Audit Committee is composed solely of members who are independent, as defined by the NYSE and TJX’s Corporate Governance Principles. Further, the Board has determined that two of our members (Mr. Hines and Ms. Lane) are audit committee financial experts as defined by the rules of the SEC.
We met 11 times during fiscal 2022, including 4 meetings held with TJX’s Chief Financial Officer, Corporate Controller, Corporate Internal Audit Director and PricewaterhouseCoopers LLP, or PwC, TJX’s independent registered public accounting firm, prior to the public release of TJX’s quarterly and annual earnings announcements in order to discuss the financial information contained in the announcements. Management has the responsibility for the preparation of TJX’s financial statements, and PwC has the responsibility for the audit of those statements.
We took numerous actions to discharge our oversight responsibility with respect to the audit process. We reviewed and discussed the audited financial statements of TJX as of and for fiscal 2022 with management and PwC. We received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent accountant’s communications with the audit committee concerning independence and the potential effects of any disclosed relationships on PwC’s independence and discussed with PwC its independence. We discussed with management, the internal auditors, and PwC TJX’s internal control over financial reporting and management’s assessment of the effectiveness of internal control over financial reporting and the internal audit function’s organization, responsibilities, budget, and staffing. We reviewed with both PwC and our internal auditors their audit plans, audit scope, and audit results.
We reviewed and discussed with PwC communications required by the Standards of the PCAOB (United States), as described in PCAOB Auditing Standard 1301, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of PwC’s examination of TJX’s financial statements. We also discussed the results of the internal audit examinations with and without management present.
Based on these reviews and discussions with management and PwC, we recommended to the Board that TJX’s audited financial statements be included in its Annual Report on Form 10-K for fiscal 2022 for filing with the SEC. We also have selected PwC as the independent registered public accounting firm for fiscal 2023, subject to ratification by TJX’s shareholders.
Audit Committee
Michael F. Hines, Chair
Rosemary T. Berkery
David T. Ching
C. Kim Goodwin
Amy B. Lane

26	The TJX Companies, Inc.

PROPOSAL 3: APPROVAL OF STOCK INCENTIVE PLAN (2022 RESTATEMENT)

The Board of Directors believes that equity incentives are important in motivating the performance of our key Associates. We use stock options, restricted stock units (RSUs), performance share units (PSUs), and other stock-based awards as part of our overall compensation programs to align the interests of our key Associates and directors with those of our shareholders and to assist us in attracting and retaining highly-qualified Associates and directors. We have granted these equity-based awards under the Company’s Stock Incentive Plan (SIP), which was most recently restated in 2013, with a term that is scheduled to end in 2023. In March 2022, the Board and ECC approved an amended and restated Stock Incentive Plan, subject to shareholder approval. We are now seeking shareholder approval of the SIP (2022 Restatement), which includes an increase to the number of shares available for awards under the SIP and extension of the term of the SIP. The SIP (2022 Restatement) will not become effective unless it is approved by shareholders.

The Board of Directors unanimously recommends that you vote FOR Proposal 3 to approve the Stock Incentive Plan (2022 Restatement)

The Board of Directors believes that the SIP promotes the interests of shareholders consistent with principles of good corporate governance. In particular:
•Independent Committee. The SIP will continue to be administered by the ECC and its authorized delegates. The ECC is composed entirely of independent directors who meet the NYSE and the Company’s standards for independence.
•Limits on Awards. The SIP limits the number of stock options, stock appreciation rights (SARs) or performance awards that may be granted to any participant in a three-year period, and also provides an annual limit on the compensation payable to non-employee directors for their services as directors.
•Fungible Share Design. Shares issued as restricted stock or in connection with other “full value” awards count against the number of shares available under the SIP at a higher rate than shares underlying stock options and SARs.
•No Discounted Stock Options or SARs. All stock option and SAR awards must have an exercise or strike price that is not less than the closing price of a share of common stock on the date the award is granted.
•No Repricing. The SIP prohibits any repricing requiring shareholder approval under applicable NYSE rules and any amendment providing for the payment or provision of other consideration upon the termination or cancellation of any underwater stock option or SAR, unless approved by shareholders.
•Payment of Dividends. The SIP expressly prohibits the payment of dividends or dividend equivalents on unvested awards.
•Vesting Requirements. The SIP generally limits the number of new “full value” awards with a scheduled vesting period of less than three years.
Background Information
The following table includes information regarding awards outstanding under the SIP and shares available for future awards under the SIP as of January 29, 2022 as well as the proposed increase in shares issuable under the SIP:

	Number of shares	As a percentage of TJX common stock outstanding as of 1/29/2022 (1,181,188,731 shares )
Outstanding stock options(1)	40,232,543	3.4%
Outstanding RSUs, PSUs (at target), and deferred stock awards	3,325,293	0.3%
Total shares subject to outstanding awards as of 1/29/2022 (A)	43,557,836	3.7%
Total shares available for future awards as of 1/29/2022 (B)	28,320,984	2.4%
Proposed additional shares available for future awards (C)	27,000,000	2.3%
Total of (A), (B) and (C) above	98,878,820	8.4%
(1)    As of January 29, 2022, the weighted average exercise price and weighted average remaining term to expiration of stock options outstanding under the SIP were $47.11 and 6.05 years, respectively.

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Proposal 3: Approval of Stock Incentive Plan
For purposes of determining shares available under the SIP, each share subject to a stock option or SAR will count as 1 share and each share subject to any other award will count as 1.13 shares. Other share-counting provisions, including adjustments to the numbers of shares available under the SIP upon forfeitures of awards, are described below under “Shares Available.” Because the SIP does not specify the mix of stock options and SARs, on one hand, and full-value awards, on the other, it is not possible to determine the amount of subsequent dilution that may ultimately result from such awards. Between January 30, 2022 and April 8, 2022, the ECC granted additional SIP awards that reduced the total number shares available for future awards by 1,052,774 after giving effect to the fungible counting ratio described above.
Reasons for Seeking Shareholder Approval
All of our equity awards are made under the SIP. If the 2022 Restatement of the SIP is not approved by shareholders, the term of the SIP will end on June 11, 2023. The Board believes the SIP is a critical part of our compensation program. The SIP (2022 Restatement), including the extension of the term of the SIP and the increase in the number of shares available for issuance under it, will allow us to continue to use this plan in the future as well as afford additional flexibility to attract and retain directors, executives, and other associates with equity incentives. Our three-year average burn rate with respect to awards granted under the SIP for the past three fiscal years was 0.57%. In FY20, FY21 and FY22, we made equity awards under the SIP totaling approximately 7.2 million shares, 7.2 million shares, and 6.2 million shares, respectively. In approving the proposed share increase of 27,000,000 additional shares, the ECC considered historical grant rates and advice from Pearl Meyer, its independent compensation consultant. On April 8, 2022, the closing price of TJX’s common stock as reported on the New York Stock Exchange was $61.56.
If shareholders do not approve this proposal, we may continue to make awards under the SIP as currently in effect through June 11, 2023, but the SIP (2022 Restatement), including the extension of the term of the SIP and the increase in shares available under the SIP, will not take effect. We believe that the terms of the SIP (2022 Restatement), including its share pool, are reasonable, appropriate, and in the best interests of our shareholders.
Key Changes in the SIP
The SIP (2022 Restatement) is effective as of January 30, 2022, subject to shareholder approval, and makes the following changes, as described in more detail below under “Summary of the SIP”:
•Increases the shares available for issuance under the SIP by 27,000,000 shares.
•Extends the term of the SIP to June 7, 2032, the tenth anniversary of this year's annual meeting of shareholders.
•Provides that, subject to shareholder approval, the aggregate value of awards granted to each non-employee director under the SIP, together with the value of cash retainers and all other compensation paid to the non-employee director, for his or her services as a director in any fiscal year, may not exceed $800,000.
•Provides the ECC with discretion to determine treatment of awards upon a change of control and eliminates the default single-trigger vesting of awards upon a change of control.
•Removes certain provisions relating to Section 162(m) of the Internal Revenue Code (Section 162(m)) that are no longer applicable following elimination of the performance-based compensation exception to Section 162(m)’s limitation on deductibility by the Tax Cuts and Jobs Act of 2017.
•Makes other administrative changes.
Summary of the SIP
The following summary of the SIP (2022 Restatement) is qualified in its entirety by reference to the SIP (2022 Restatement), which is included as Appendix B to this proxy statement. The SIP permits the granting of a variety of stock and stock-based awards. The SIP is presently administered by the ECC and its authorized delegates.
Eligibility. Employees of TJX or its subsidiaries selected by the ECC are eligible to participate in the SIP. Non-employee directors of TJX are also eligible to participate in the SIP, including the annual deferred stock awards described below. As of April 8, 2022, we estimate that approximately 6,800 employees, including our executive officers, and ten non-employee directors would be eligible to participate in the SIP.
Duration of Awards and Term of Plan. The SIP limits the maximum term of awards to ten years. If the SIP (2022 Restatement) is approved, the date after which no additional awards could be made under the plan would be June 7, 2032.
Shares Available. If the SIP (2022 Restatement) is approved, the total number of shares of stock available to be issued under the SIP will be 98,878,820 shares, including 43,557,836 shares subject to outstanding awards as of January 29, 2022, plus 28,320,984 shares available for future awards as of January 29, 2022, plus 27,000,000 additional shares available for future awards. In determining the number of shares available under the SIP, shares issued under the SIP will include only the number of shares actually issued and will not include shares subject to an award to the extent the award is forfeited, expires, or is satisfied without any common stock being issued. However, unissued shares resulting from the net settlement in stock of a stock option or SAR, and shares retained by or delivered to TJX to satisfy any purchase or exercise price or the payment of withholding taxes in connection with a stock option or SAR, will be treated as issued. As described above, each share subject to a stock option or SAR will count as 1 share and each share subject to any other award will count as 1.13 shares. To the extent a “full value” award outstanding as of January 30, 2022 (including any PSU, RSU or deferred stock award outstanding as of such date, but not including stock options) is

28	The TJX Companies, Inc.

Proposal 3: Approval of Stock Incentive Plan
forfeited, the number of shares available under the SIP will be increased on the same basis. A purchase of shares by TJX on the open market with the proceeds of a stock option exercise will not increase the shares available to be issued under the SIP.
Award Limits. The following limits apply to awards under the SIP:
•The number of shares subject to each of stock options, SARs or performance awards granted to any participant in any three-year period may not exceed 32 million for each such category of award.
•The number of shares issuable upon the exercise of incentive stock options (ISOs) is limited to the total number of shares available for awards under the SIP. Although the SIP permits us to grant ISOs, we have not previously done so and do not currently anticipate changing that practice.
•An aggregate limit of 5 million shares applies to awards granted on or after January 30, 2022, other than stock options and SARs, with a scheduled vesting date less than three years from the date of grant. This limit does not apply to awards scheduled to vest no more rapidly than in one-third installments over three years, performance awards with a performance period of at least one year, or awards granted in connection with a participant’s commencement of employment. This limit also does not apply to the annual deferred stock awards to non-employee directors, which are subject to separate limits described below.
Director Limits. In addition to the award limits described above, if the SIP (2022 Restatement) is approved, the aggregate value of awards granted under the SIP to each non-employee director, together with all cash retainers and other compensation paid to the non-employee director, for his or her services as a director for any fiscal year, may not exceed $800,000, with the value of any awards under the SIP calculated based on their grant date fair value and assuming maximum payout (if applicable). This limit, however, will not apply to any compensation granted or paid to a non-employee director for his or her services other than as a non-employee director, including, without limitation, as a consultant or advisor to TJX or a subsidiary. For FY23, the total target value of deferred stock awards that each non-employee director is eligible to receive as of the 2022 annual meeting of shareholders will be $185,000.
Stock Options. The ECC may grant ISOs and non-qualified stock options (NSOs). Persons who are not employees of TJX or a subsidiary are not eligible to receive grants of ISOs. The ECC may provide that upon exercise of an option the participant will receive shares free from restrictions or instead will receive shares subject to restrictions, as described below. The ECC determines the exercise price of each option, but the exercise price may not be less than 100% of the closing price of TJX’s common stock on the date of the grant of the option (or the immediately preceding date on which a closing price was reported if there is no closing price on the date of the grant). No term of an award shall provide for automatic “reload” grants of additional awards upon the exercise of a stock option.
The ECC determines the term of each option, which may not exceed ten years from the date of grant, and the time or times each option may be exercised. The ECC may accelerate the exercisability of options at any time. Unless the ECC prescribes different terms, the following terms will apply: unvested options generally terminate on termination of employment, and vested options generally may be exercised for three months (or such other period as may be specified under the terms of the option) following termination of employment or until the earlier term of the options. Termination of an option holder’s employment by reason of death or disability results in accelerated vesting of a prorated portion of any option granted more than three months prior to the date of termination, and options generally remain exercisable during the five year period following termination by reason of death or disability or until the earlier term of the options. Options held by persons employed with TJX for at least five years who are age 65 or older at termination of employment generally remain exercisable during the five year period following retirement or other termination of employment without cause or until the earlier term of the options. Options held by persons employed with TJX for at least 20 years who are age 60 or older at termination of employment or by persons employed by TJX for at least 10 years who are age 65 or older at termination of employment generally continue to vest for three years following retirement or other termination of employment without cause on the same basis as if such persons were still employed, and, once vested, remain exercisable during the five year period following termination of employment or until the earlier term of the options. Upon death during the last year of any post-retirement or post-disability exercise periods, in general, the exercise period of the option is extended to one year following death or until the earlier term of the option. If a person’s employment terminates or is terminated for circumstances constituting cause, his or her options cease to be exercisable.
A holder of an option granted under the SIP must pay the full exercise price and any taxes required to be withheld in accordance with and subject to such procedures as the ECC may establish, which, to the extent authorized by the ECC, may include the withholding or delivery of shares of unrestricted common stock, including shares that would otherwise be delivered under the option. In addition, unless the ECC provides otherwise and subject to such limitations as the ECC may prescribe, the holder of an in-the-money stock option that remains unexercised on the date of expiration will be deemed to have requested a payment of the spread in settlement of his or her option, which payment shall be made in the form of shares of stock.
Stock Appreciation Rights or SARs. The SIP authorizes the grant of SARs, either alone or in tandem with options. A SAR gives the holder the right upon exercise to receive cash or stock, as the ECC determines, based on appreciation in the value of the stock over the fair market value of the stock at the time of grant or, if granted in tandem with an option, over the exercise price of the option. No term of an award shall provide for automatic “reload” grants of additional awards upon the exercise of a SAR.
Other Stock-Based Awards. The SIP authorizes the ECC to award shares of restricted stock, which are non-transferable shares of common stock subject to restrictions, and unrestricted stock, unrestricted stock units, RSUs, PSUs, stock deliverable on a deferred basis, and other awards of, or based on the value of, common stock. RSUs, PSUs and deferred stock awards are unfunded and unsecured promises, denominated in shares, to deliver shares or cash measured by the value of shares in the future, subject to the satisfaction of any specified vesting conditions. The ECC may accelerate the vesting of restricted stock or other stock-based

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Proposal 3: Approval of Stock Incentive Plan
awards at any time. Except as provided in the award and taking into account any accelerated vesting upon termination, if the employment of a participant holding shares of restricted stock is terminated for any reason (including death) prior to the lapse or waiver of the restrictions on his or her restricted stock, we may repurchase the shares for the price paid for the shares, if any, or require the participant to forfeit the shares. Except as provided in the award and taking into account any accelerated vesting upon termination, an unvested RSU, PSU, or other stock-based award will terminate if the employment of a participant holding the award is terminated for any reason (including death). A recipient of any of these awards, including a restricted stock award, will have the rights of a shareholder only as to shares (including restricted shares) actually delivered under the award.
Non-Employee Director Awards. The SIP provides for annual deferred stock awards, which are unfunded and unsecured promises to deliver shares of stock at a future date, to non-employee directors. If the SIP (2022 Restatement) is approved, on the date of each annual shareholder meeting each non-employee director who is elected a director at such meeting will be awarded two deferred stock awards under the SIP, each having a value determined by the Board of Directors, subject to the non-employee director compensation limit described above. In the event that a non-employee director is first elected a director on a date other than TJX’s annual shareholder meeting, the two awards are made on that date and are prorated based on the number of days remaining until the next scheduled annual meeting. The first of the deferred stock awards vests immediately and, unless otherwise determined by the ECC, is payable with accumulated dividends in stock at the earlier of separation from service as a director or a change of control. The second award vests based on service as a director until the annual meeting next following the award and, unless otherwise determined by the ECC, is payable with accumulated dividends in stock upon vesting, or if earlier and if provided pursuant to the terms of the award, upon a change of control (in either event, unless an irrevocable advance election is made to defer delivery until the same time as the first award). If a non-employee director separates from service as a director prior to vesting in the second award, that award will be forfeited. The ECC may prescribe rules that permit the redeferral of any deferred stock awards for non-employee directors. As described above in “Director Compensation,” our recent practice has been to limit SIP awards to non-employee directors to these annual deferred stock awards.
Performance Awards. The ECC may grant PSUs or other non-transferable performance awards that may be denominated in cash, shares of TJX’s common stock or a combination of cash and shares. The ECC determines the conditions to which the performance awards are subject, such as the achievement of specified performance goals over a period of time; these conditions apply both to the performance award and the right to any dividend or dividend equivalents under that award.
Dividends and Deferrals. The right to payment of dividends paid on SIP awards other than stock options and SARs, and amounts equal to dividends which would have been paid if shares subject to such an award had been outstanding, are treated as unvested so long as the related awards remain unvested. As discussed above under “Performance Awards” the right to dividends and dividend equivalents on performance awards is subject to additional conditions. Any dividend and dividend equivalent amounts related to SIP awards other than stock options and SARs are accumulated and paid to participants only following the date such awards vest. Subject to adjustments described below, no dividends or dividend equivalents are payable with respect to stock options or SARs. The ECC may permit participants to make elections to defer the receipt of benefits under the SIP.
Transfer and Other Restrictions. In general, stock options are non-transferable except at death; if permitted by the ECC, NSOs may be transferred on a gratuitous (i.e., not for value) basis before death. In addition to these restrictions on the transfer of stock options, except as may otherwise be determined by the ECC or otherwise specifically permitted by the SIP, participants are not permitted to sell, assign, transfer (except at death), pledge or otherwise encumber or dispose of any awards granted under the SIP. In addition, awards are subject to any applicable prohibitions under TJX’s policy regarding pledging, hedging, or derivative transactions, including the use of awards as collateral for a loan or in a margin account.
Adjustments. The ECC is required to make appropriate adjustments in connection with outstanding awards to reflect stock dividends, stock splits and similar events and extraordinary dividends, distributions, or restructurings. The number of shares available under the SIP and award limits are similarly subject to adjustment. In the event of a merger, liquidation, or similar event, the ECC in its discretion may provide for conversions, replacements or adjustments or may accelerate or, upon payment or other consideration for the vested portion of any awards as the ECC deems equitable in the circumstances, terminate such awards (subject to the provisions described under “Change of Control” below). TJX may grant awards under the SIP to convert, replace, or adjust outstanding equity awards held by employees of another corporation who become TJX employees as a result of a merger or consolidation of the employing corporation with TJX or a TJX subsidiary. Shares that may be delivered pursuant to substitute awards would be in addition to the limit on the total number of shares issuable under the SIP and other award limits described above.
Amendment and Termination. The Board of Directors or the ECC may at any time amend or discontinue the SIP and the ECC may at any time amend or cancel awards for the purpose of satisfying changes in law or for any other lawful purpose. However, no such action may materially adversely affect any rights under outstanding awards without the holder’s consent. The SIP requires shareholder approval for:
•amendments that would reduce the exercise price of an outstanding stock option or otherwise constitute a repricing requiring shareholder approval under applicable NYSE rules (or the rules of any successor exchange),
•amendments that would provide for a participant to receive payment or other consideration upon the termination or cancellation of a stock option or SAR if the exercise price is greater than the fair market value of the underlying stock on the date of the termination or cancellation, and
•other amendments to the extent required by applicable law (including the Internal Revenue Code) or stock exchange listing standards.

30	The TJX Companies, Inc.

Proposal 3: Approval of Stock Incentive Plan
In addition, the Board of Directors or the ECC may at any time adopt such modifications, procedures, subplans, and forms of award as it determines to be necessary or desirable to comply with the laws or regulatory requirements of foreign countries or to facilitate administration of the SIP with respect to participants in foreign countries, consistent with the objectives of the SIP. We currently maintain a U.K. subplan for the purpose of granting options under a tax-favored share scheme in the U.K.
Change of Control. In the event of a change of control, the ECC may, with respect to outstanding awards, provide for (in each case, on such terms and subject to such conditions as it deems appropriate):
•The assumption, substitution, or continuation of some or all awards (or any portion thereof) by the acquirer or surviving entity;
•The acceleration of exercisability or delivery of shares in respect of any award, in full or in part; and
•The cash payment in respect of some or all awards (or any portion thereof) equal to the difference between the value of the shares subject to the award and its exercise or base price, if any.
Except as the ECC may otherwise determine, each award will automatically terminate or be forfeited immediately upon the consummation of the change of control, other than awards that are substituted for, assumed, or that continue following the change of control.
In addition, at any time prior to or after a change of control, the ECC may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine to be appropriate.
A change of control is defined in the SIP and generally consists of the following: (i) a change of control required to be reported under the Securities Exchange Act of 1934, as amended; (ii) the acquisition of 20% or more of our common stock followed by a change in a majority of our board of directors; (iii) a proxy solicitation or solicitations followed by a change in a majority of our board of directors; and (iv) the execution of certain agreements of acquisition, merger or consolidation followed by consummation of the transactions contemplated by such agreement.
Forfeiture and Recoupment. Awards under the plan will be subject to the terms of our clawback policy for executive officers, any compensation recovery or recoupment policy that may be adopted by TJX and that is applicable to a plan participant, and any forfeiture or recoupment provisions under the terms of such awards.
Certain U.S. Federal Income Tax Consequences
The following is a summary of some of the general federal income tax consequences associated with the issuance and receipt of certain awards under the SIP under current federal tax laws. The summary does not address tax rates or non-U.S., state or local tax consequences, nor does it address employment-tax or other federal tax consequences except as noted.
Stock Options (other than ISOs). Historically, all stock options granted under the SIP have been “nonstatutory stock options” or NSOs. In general, the recipient of an NSO has no taxable income at the time of grant but realizes income in connection with the exercise of the option in an amount equal to the excess (at time of exercise) of the value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to TJX, subject to limitations under the Internal Revenue Code. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which TJX is not entitled to a deduction. If TJX were to grant ISOs different tax consequences would apply.
SARs. The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR has ordinary income equal to the amount of any cash and the value of any stock received and a corresponding deduction will generally be available to TJX, subject to limitations under the Internal Revenue Code.
Deferred Stock Awards/RSUs. The grant of a deferred stock or restricted stock unit award does not itself result in taxable income. When the participant acquires the underlying shares of stock, unless the shares are restricted, he or she will have ordinary income equal to the value of the shares at that time and a corresponding deduction will generally be available to TJX, subject to limitations under the Internal Revenue Code. If the shares delivered are subject to a substantial risk of forfeiture, the participant will instead be subject at that time to the rules described below for restricted stock.
Restricted Stock. A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to TJX, subject to limitations under the Internal Revenue Code. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock at the time it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to TJX, subject to limitations under the Internal Revenue Code. Fair market value for this purpose is determined without regard to the forfeiture restrictions. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.
For purposes of determining capital gain or loss on a sale of shares awarded under the SIP, the holding period in the shares begins when the participant realizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

2022 Proxy Statement	31

Proposal 3: Approval of Stock Incentive Plan
Section 409A. Section 409A imposes an additional 20% income tax, plus, in some cases, interest, on nonqualified deferred compensation that does not comply with deferral, payment-timing and other formal and operational requirements specified in Section 409A and related regulations and that is not exempt from those requirements. Stock options and SARs granted under the SIP are intended to be exempt from Section 409A, and the ECC may prescribe terms for other awards that are consistent with the requirements of, or an exemption from, Section 409A.
Certain Change of Control Payments. Under the Internal Revenue Code, the vesting or accelerated exercisability of options or the vesting and payments of other awards in connection with a change of control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting, or exercise of awards, may be subject to an additional 20% federal tax and may be non-deductible to TJX.
SIP Benefits
The ECC has full discretion to determine the number and amount of awards to be granted to employees under the SIP, subject to the limits described above under “Award Limits” and other terms of the SIP. Therefore, the future benefits or amounts that would be received by the executive officers and the groups named in the table below under the SIP are not determinable at this time. The following table shows the awards that were made to such executive officers and groups under the SIP during FY22.

Name and Position	RSUs, PSUs (at target) and Deferred Stock Awards (# of Shares)	Stock Options (# of Shares)
Ernie Herrman Chief Executive Officer and President	147,000	—
Scott Goldenberg SEVP, Chief Financial Officer	54,632	—
Carol Meyrowitz Executive Chairman	76,302	—
Richard Sherr SEVP, Group President	55,304	—
Kenneth Canestrari SEVP, Group President	42,058	—
All current executive officers as a group	411,922	—
All non-executive directors as a group	25,856	—
All employees, including all current officers who are not executive officers	407,665	5,323,460

32	The TJX Companies, Inc.

PROPOSAL 4: SAY-ON-PAY

The Compensation Discussion and Analysis (CD&A), compensation tables, and narrative discussion beginning on p. 34 of this proxy statement describe the objectives and design of our executive compensation program and provide context for the compensation earned by or granted to the Company’s named executive officers (NEOs) for fiscal 2022.
The Board of Directors, as required pursuant to Section 14A of the Exchange Act, is asking shareholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR approval of, on an advisory basis, the compensation paid to the NEOs, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the CD&A, compensation tables, and narrative discussion.
As described in the CD&A below, our core compensation objectives continued to be: to incentivize and reward performance and sustain our position of strength in a competitive and changing retail environment; support teamwork, management stability, and succession planning, which are longstanding, key components of our leadership strategy; foster alignment with shareholder interests; and drive the long-term success of our business. We encourage you to review the CD&A.
The Board is asking shareholders to support this proposal. Although the vote we are asking you to cast is non-binding, the ECC and the Board value the views of our shareholders. As in past years, the Board and ECC will consider the outcome of this vote when determining future compensation arrangements for our NEOs.

The Board of Directors unanimously recommends that you vote FOR Proposal 4 to approve, on an advisory basis, executive compensation.

2022 Proxy Statement	33

COMPENSATION DISCUSSION AND ANALYSIS
Our Compensation Discussion and Analysis (CD&A) describes our executive compensation program, the processes followed by our Executive Compensation Committee (ECC) in determining executive compensation, and the FY22 compensation for our Named Executive Officers (NEOs) for FY22: Ernie Herrman, Chief Executive Officer and President; Scott Goldenberg, Senior Executive Vice President, Chief Financial Officer; Carol Meyrowitz, Executive Chairman; Richard Sherr, Senior Executive Vice President, Group President; and Kenneth Canestrari, Senior Executive Vice President, Group President.

INTRODUCTION
TJX is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, with a long track record of strong financial performance. Our distinctive, off-price business model is at the core of our success and differentiates TJX from traditional retailers. Each of our NEOs has more than 27 years of experience at TJX and has an in-depth understanding of our flexible business model and growth strategy. Having a highly engaged senior leadership team with the ability to successfully execute our off-price business in dynamic retail environments has been critical to our strong performance over many years. To support the execution of our business model and our long-term success, we remain highly focused on developing and retaining talent within TJX and maintaining robust succession planning practices.

Our core compensation objectives

•Incentivizing and rewarding performance and sustaining our position of strength in a competitive and changing retail environment
•Supporting teamwork, management stability, and succession planning, which are longstanding, key components of our leadership strategy
•Fostering alignment with shareholder interests and driving the long-term success of our business

Where we are today

•For FY22 we returned to more of our traditional compensation practices, including three-year performance share unit (PSU) awards, after adopting a number of temporary compensation approaches during FY21 following the onset of the pandemic.
•In 2021, 91% of votes cast by our shareholders were in favor of our say-on-pay proposal, which we believe represents strong support for our program, including the careful use of discretion by the ECC in navigating the challenges presented by the pandemic.

Performance and pay in FY22

•FY22 was a strong year for TJX, despite the ongoing impact of the pandemic on our sales and expenses. We surpassed net sales of $48 billion, and we had pre-tax profit of $4.4 billion and adjusted pre-tax profit of $4.6 billion.* We also returned $3.4 billion to shareholders through our share repurchase and dividend programs, a Company record.
•Our strong performance resulted in above-target payouts for FY22 annual incentives and payouts of FY20-22 long-term incentives that reflected the limited and balanced use of discretion by the ECC.

* See Appendix A of this proxy statement for notes on adjusted pre-tax profit.

34	The TJX Companies, Inc.

Compensation Discussion and Analysis

HIGHLIGHTS: OUR FY22 EXECUTIVE COMPENSATION PROGRAM
FY22 INCENTIVE STRUCTURE
After adopting a number of temporary compensation approaches to maintain focus and stability during the onset of the pandemic and the challenging business environment of FY21, we returned to more of our traditional compensation practices for FY22 that emphasize achievement of financial performance results, as highlighted in the following table and discussed further below:

	FY21 approach	FY22 approach
Annual incentive structure	•Framework based on key business priorities during the pandemic (human capital, operational recovery, and financial management)	•Reintroduced an objective financial performance goal as a primary metric while continuing the key business priorities framework as a secondary measure
	•Limited to a maximum payout of 100% of target (compared to 200% in prior years)	•Returned to a maximum payout of 200% of target
Long-term incentives granted	•Equity incentives granted in the form of restricted stock units (RSUs); no PSUs granted for FY21-23	•Equity incentives granted as a mix of FY22-24 PSUs and three-year RSUs
	•Long-term cash (LRPIP) opportunities for FY21-23 with financial performance goals for the final two years (FY22-23) of the three-year cycle	•LRPIP opportunities with three-year financial performance goals for the FY22-24 cycle
	•Adjusted the mix of equity and cash by temporarily increasing the target level of LRPIP opportunities, in the absence of PSUs for the FY21-23 cycle	•Re-balanced the mix to reintroduce PSUs and increase the emphasis on equity incentives while maintaining the same total target long-term incentive value as FY21 and FY20
FY22 TARGET TOTAL COMPENSATION PAY MIX
Our executive compensation program continues to emphasize long-term incentives, as shown in the charts below, and a majority of FY22 target incentives (annual and long-term) was tied to financial performance goals. As discussed below, while target Management Incentive Plan (MIP) opportunities increased for most of our NEOs for FY22, all NEO base salaries for FY22 and the target total value of our NEOs’ FY22 long-term incentives did not increase as compared to FY21 or FY20.

FY22 CEO Target Compensation	FY22 Other NEO Target Compensation

Target total compensation includes annual base salary, target annual and long-term cash incentives (MIP and LRPIP) and the grant date fair value of PSUs and RSUs. The elements of our program are discussed further on the following pages.
FY22 PERFORMANCE GOALS
Our incentive plan goals are intended to align with our long-term business strategy. Our FY22 program reflects a mix of objective financial performance measures that seek to balance growth, profitability, and returns, and also reflects our continued focus on key business priorities during the pandemic, as summarized below and discussed further on the following pages:

Pre-Tax Income Core metric for our cash incentive plans and key driver for our business
Key Business Priorities During the Pandemic Secondary, strategic component of our One TJX annual incentive plan
Earnings Per Share (EPS) Growth Primary long-term measure reinforcing profitable growth and corporate results
Return on Invested Capital (ROIC) Long-term modifier reinforcing attention to capital investments and generating returns

2022 Proxy Statement	35

Compensation Discussion and Analysis

KEY ECC CONSIDERATIONS FOR FY22
The ECC follows a thoughtful and deliberate approach in overseeing executive compensation and making compensation decisions throughout the year, as discussed further on the following pages. For FY22, the ECC was advised by Pearl Meyer & Partners, LLC (Pearl Meyer), an independent compensation consultant that has been engaged by and reports directly to the ECC.
FOCUS ON ALIGNMENT WITH OUR BROADER ORGANIZATION
The ECC considers executive compensation matters in the context of our broader global organization and has remained highly focused on how the pandemic has continued to affect our Associates, customers and shareholders. For example, the ECC supported a One TJX approach for FY22 annual incentives, with all eligible Associates, including store management, measured against global TJX performance goals, rather than our historical divisional or store-based performance goals. The One TJX approach was applied to all of our divisions and geographies, even as the pandemic affected different areas of our business at different times, which reflects our longstanding team-oriented culture. As part of its oversight responsibilities, the Board continued to monitor our health and safety protocols during the pandemic and the ECC considered many of our broad-based initiatives, including our strategies for attracting and retaining talent throughout the organization, global well-being initiatives, broad-based target award increases and an expansion of eligibility under our annual incentive program, and discretionary bonuses paid to the vast majority of our Associates, including those paid quarterly in our stores and distribution centers, that recognize the significant contributions of our workforce.
SHAREHOLDER FEEDBACK AND SUPPORT
The ECC values feedback from our shareholders and considers shareholder perspectives throughout the year. During FY21, we reached out to several of our largest shareholders to better understand their perspectives on compensation actions taken and contemplated by the ECC in response to the COVID-19 pandemic. The feedback from our outreach, including perspectives on limited discretionary adjustments to long-term incentives as discussed in our 2021 proxy statement, informed the ECC’s compensation decisions for FY21 and FY22. We continued to engage with our shareholders on executive compensation matters during FY22, and we believe our shareholders strongly support our executive compensation program, consistent with the results of our say-on-pay vote, where we received 91% support in 2021 and 93% support in each of 2019 and 2020.
BALANCED APPROACH TO NAVIGATING THE PANDEMIC
Although we have returned to more of our traditional incentive compensation practices, as described above, the challenges brought by the COVID-19 pandemic have continued to inform the ECC’s compensation decisions for FY22, including:
•the continuation of the key business priorities framework, which focuses on our response to the pandemic in the areas of human capital (health and safety), operational recovery, and financial management, as a secondary component of our FY22 MIP program (subject to a maximum payout limit);
•the consideration and approval of discrete adjustments for certain temporary items related to the pandemic that were not part of our operating performance plans for FY22 MIP, FY20-22 PSUs, and FY20-22 LRPIP, as discussed below; and
•the limited use of discretion in approving below-target payouts for our FY20-22 LRPIP program, based on a performance-based proration approach that includes no payment (0%) for the FY21 portion of the cycle, reflecting the impact of the pandemic and consistent with the approach to FY19-21 LRPIP payouts discussed in our 2021 proxy statement. As noted above, we received 91% support from our shareholders for our 2021 say-on-pay proposal.
The ECC, which has strongly supported TJX management’s strategic response to the pandemic, determined that each of these decisions was prudent and appropriately limited in order to more effectively align pay with performance results consistent with our core compensation objectives. More information about our incentive plans can be found below starting on p. 37.

Our practices for FY22, highlighted below, reflect the ECC’s continued focus on strong and effective governance.

WHAT WE DO	WHAT WE DON'T DO

  Pay for performance, with incentive payouts based on the achievement of performance results (financial and strategic)
  Stock ownership guidelines for our executive officers and non-employee directors
  Clawback policy and post-employment noncompetition and other covenants applicable to our executive officers
  Robust and deliberate decision-making process
  Independent compensation consultant
  Compensation program design informed by shareholder feedback

  No change of control excise tax gross-ups
  No single-trigger severance benefits upon a change of control
  No automatic full acceleration of equity awards upon a change of control
  No hedging or pledging of Company stock by our executive officers
  No payout of dividends on unearned stock awards
  No repricing or exchange of underwater stock options without shareholder approval

36	The TJX Companies, Inc.

Compensation Discussion and Analysis

FY22 REVIEW
Our FY22 results, highlighted below, reflect the Company’s strong execution of our business plan and growth strategies, despite significant pressures related to freight, wage, and incremental investments to expand our distribution capacity, as well as the ongoing impact of the pandemic. In this challenging environment, we were proud to surpass $48 billion in sales and achieve a 15% overall open-only comp store sales increase over FY20, our last completed fiscal year prior to the emergence of the pandemic. We also grew our store base globally while we maintained focus on the health and safety of our Associates and customers and driving profitable sales, reinvesting in the business, managing expenses, and returning value to shareholders.

FINANCIAL RESULTS

NET SALES $48.5B 16% increase over FY20 51% increase over FY21	OPEN-ONLY COMP STORE SALES* 15% increase overall over FY20 17% increase in the U.S. over FY20	EARNINGS PER SHARE		OPERATING CASH FLOW $3.1B Ended year with $6.2 billion in cash
		$2.70 Diluted EPS	$2.85 Adjusted Diluted EPS*

SHAREHOLDER VALUE CREATION

13.1% TOTAL SHAREHOLDER RETURN for FY22	$3.4B RETURNED TO SHAREHOLDERS and in early FY23 approved 13% increase in dividend payable in Q1		$84.3B MARKET CAP AT FY22 YEAR END compared to $77.1B at FY21 year end

BUSINESS / STRATEGIC HIGHLIGHTS

Added 117 net new stores and remodeled over 300 stores in our global store base	4,689 total stores in 9 countries at FY22 year end	Continued to invest in distribution capacity to support growth plans		Launched online shopping on homegoods.com, our fifth e-commerce site

Earnings Per Share	Annual Sales Growth Rate	Total Shareholder Return Growth Rate

*    See Appendix A of this proxy statement for notes on open-only comp store sales and reconciliations for adjusted diluted EPS.

2022 Proxy Statement	37

Compensation Discussion and Analysis
FY22 INCENTIVE PLAN PERFORMANCE
Our business performance in FY22 led to the following results under our performance-based incentive plans, as summarized below and discussed further on the following pages:

FY22 Annual incentive payout	196.79% (MIP)	Based on achievement of above-target MIP Incentive Pre-Tax Income performance for FY22 as well as Company performance with respect to key business priorities during the pandemic
FY20-22 Long-term incentive payouts	131.51% (PSUs)	Based on achievement of above-target Incentive EPS growth and Incentive ROIC for FY20-22
	77.49% (LRPIP)	Based on LRPIP Incentive Pre-Tax income, using a performance-based proration approach that took into account the achievement of above-target performance for FY20 and FY22 and a payout of 0% for FY21
CEO TOTAL DIRECT COMPENSATION
The chart below shows the total direct compensation of our CEO for FY22, including cash incentive payouts, compared to FY20 and FY21. The increase in total direct compensation from FY21 to FY22 is primarily attributable to an increase in cash incentives earned for FY22, driven in large part by strong annual performance results for FY22, and the return to prior target levels for equity incentives granted during FY22.
Total direct compensation for each fiscal year consists of base salary, earned cash incentives (MIP and LRPIP with performance periods ending in the fiscal year), and the grant date fair value of equity incentives (PSUs and/or RSUs, as applicable) granted during the fiscal year. Total direct compensation does not include other amounts reported in the Summary Compensation Table, such as change in pension values, amounts listed under All Other Compensation, or accounting values attributable to the modification of previously-granted stock awards, described below. Totals above may not foot due to rounding.

FY22 Reporting of Stock Award Values in the Summary Compensation Table: Under SEC rules, the values we report in the Stock Awards column of the Summary Compensation Table for FY22 include not only the grant date fair value of new equity awards granted during FY22 but also the incremental fair value related to PSUs granted prior to FY22 that were modified during FY22, in each case as determined in accordance with applicable accounting standards under ASC Topic 718. This results in additional amounts being reportable in the Summary Compensation Table for FY22. Supplemental information about these amounts is included with the compensation tables below. As additional context:
•The additional values reportable for FY22 primarily relate to the performance-based payout of FY19-21 PSU awards that was approved by the ECC on a discretionary basis following the close of FY21 and discussed in our 2021 proxy statement. We received 91% support from our shareholders for our 2021 say-on-pay proposal.
•The grant date fair value for each modified PSU award was previously reported in the Stock Award column of the Summary Compensation Table for the fiscal year of grant (FY19 or FY20, as applicable). The additional incremental accounting values reportable for FY22 reflect our stock price on the modification date, which had increased (61% and 29%, as applicable) since the date of grant, and accumulated dividend equivalent payments since the date of grant.
•The additional values reportable for FY22 did not affect target total compensation for our CEO or other NEOs, and the target total value of FY22 long-term (equity and cash) incentives for all our NEOs did not increase as compared to FY21 or FY20, as discussed on p. 35 above.

38	The TJX Companies, Inc.

Compensation Discussion and Analysis

FY22 EXECUTIVE COMPENSATION PROGRAM
Our FY22 executive compensation program consisted of base salary and annual and long-term incentives as summarized below.

Salary	•Provide a base level of compensation to reflect individual roles and responsibilities, experience, performance, and value in the marketplace
Management Incentive Plan (MIP)	•Incentivize performance based on our annual financial goals and key business priorities during the pandemic •Encourage engagement, teamwork, and collaboration as One TJX
Equity: Performance Share Units (PSUs) and Restricted Stock Units (RSUs)	•Align executive interests with shareholders •Incentivize performance to reach or exceed our longer-term financial goals •Support longer-term retention objectives
Cash: Long Range Performance Incentive Plan (LRPIP)	•Incentivize performance to reach or exceed our longer-term financial goals •Foster teamwork and collaboration across divisions •Support longer-term retention objectives
Our FY22 program also includes health and welfare, deferred compensation, and retirement benefits, as well as limited perquisites. See Other Compensation Practices and Considerations starting on p. 50.
PERFORMANCE METRICS AND KEY PRIORITIES
Our incentive plan key priorities and performance metrics are intended to align with our longer-term business strategy. Our FY22 program reflects a mix of objective financial performance measures that seek to balance growth, profitability and returns, consistent with the feedback we heard from our shareholder outreach in recent years, and our continued focus on key priorities during the ongoing pandemic.

Performance Measure	Why It’s Included	How It’s Used
Pre-Tax Income
•Reflects profitability across all divisions, including both top-line performance and effective management of expenses
•Highly relevant to our business, well understood, and part of broad-based incentive program for all TJX management
•Primary metric in our annual MIP program •Multi-year cumulative metric in our long-term cash program (LRPIP)
Key Business Priorities during the Pandemic	•Drive our focus on global business priorities during the pandemic (human capital, operational recovery, and financial management) using a more strategic framework instead of formulaic results	•Secondary measure in our annual MIP program, subject to a maximum payout limit[1]
EPS Growth	•Maintains focus on profitable growth and reinforces attention to corporate results •Important measure internally and externally	•Primary metric in our PSU program •Excludes the impact of certain unplanned items, such as unbudgeted buybacks and unanticipated changes in corporate tax rates
ROIC	•Reinforces attention to capital investments and generating appropriate returns	•Secondary measure in our PSU program •Used as downward-only modifier
1For FY22 MIP, the potential payout percentage based on key priorities is capped at the greater of 100% or the percentage payout level of pre-tax income achieved in order to maintain an overall emphasis on profitability.

2022 Proxy Statement	39

Compensation Discussion and Analysis
INCENTIVE PLAN GOAL SETTING
Each year, the ECC establishes goals for our incentive plans that are tied to our strategic planning process and derived from annual and multi-year business plans that are reviewed with and overseen by our Board. The ECC sets objective business performance targets and the amounts payable at different levels of performance under each of our incentive plans. At the time the goals are established, the ECC considers a variety of qualitative and quantitative factors, including:
•estimated long-term trends in sales, comparable store sales, profitability, and earnings;
•maturity of our various businesses;
•strategic investments to support our growth;
•external factors (such as market competition, currency volatility, and wage and other cost pressures);
•balance of business risks, performance, and rewards;
•historical performance against targets and relative to peers and the market; and
•degree of difficulty in achieving various levels of performance.
At the time the goals are established, the ECC believes that the targets for our MIP, LRPIP and PSU incentive programs are challenging but reasonably achievable and that the payout formulas reflect an appropriate degree of pay-for-performance sensitivity, taking into account the factors described above. In establishing performance goals for periods starting in FY22, the ECC also considered our pre-pandemic financial goals and results, the significant negative impact of the COVID-19 pandemic on our global retail operations during FY21, and the ongoing impact and continued uncertainty of the pandemic on our business operations during FY22, including hundreds of temporary store closures at the time the goals were established in March 2021 and repeated temporary store closures and re-openings during FY22 in our international businesses.
As part of the goal-setting process, at the time the goals are established, the ECC also establishes definitions of the applicable financial metrics (including planned exchange rates for foreign currency translation and, in the case of Incentive EPS goals, planned share counts, which reflect the impact of anticipated buybacks, and planned corporate tax rates) and contingent automatic adjustments (including items such as unplanned changes in accounting standards, acquisitions, or dispositions) that would apply during the performance period.
The ECC uses these definitions and adjustments to better align our incentive plans with how we evaluate our business operations and trends and, in some cases, to allow certain strategic decisions to be made in the long-term interests of TJX without influencing or being influenced by incentive plan results. The effect of these items on our incentive plan results is discussed in our proxy statement after the end of the performance period.

Adjustments for Temporary Items Related to the COVID-19 Pandemic: At the time the goals were established for FY22 MIP and other performance awards with performance periods starting in FY22, the ECC established exclusions from applicable financial performance targets and results for certain items associated with the COVID-19 pandemic that were expected to be temporary. This included items such as net costs attributable to temporary staffing changes and Associate pay initiatives during the pandemic; benefits associated with temporary government subsidies during the pandemic; and expenses associated with temporary health and safety supplies and protocols. These exclusions were intended to remove the positive or negative impact of these temporary items, compared to plan, that were expected to change based on the duration and scope of the pandemic. For FY22 MIP, this adjustment was taken into account in establishing the financial performance target, and incentive payouts under our MIP would have been higher without such adjustment as actual net costs for the temporary items were less than originally planned for FY22.
During FY22, the ECC also extended the exclusion for temporary items related to the COVID-19 pandemic, which were not part of our FY20-22 performance goals originally established in April 2019, to apply to performance results under FY20-22 PSUs and FY20-22 LRPIP, consistent with the exclusions pre-established by the ECC for our FY22 MIP. In the case of PSUs, the modification of performance goals during FY22 resulted in additional amounts being reportable in the Summary Compensation table for FY22 under SEC rules. For more information, refer to p. 38 above and p. 53 below.

We use the terms Incentive Pre-Tax Income, Incentive EPS and Incentive ROIC to refer to the applicable measures used for purposes of our incentive compensation programs that reflect the definitions and adjustments discussed above, as computed for each year or cycle. For performance periods ending in FY22, additional information about our incentive plan measures is included in Appendix A to this proxy statement.

40	The TJX Companies, Inc.

Compensation Discussion and Analysis
BASE SALARY
Base salaries provide competitive, fixed compensation to attract and retain our executives and to reflect individual responsibilities, performance, experience, and value in the marketplace. Base salaries are typically reviewed on an annual basis in connection with individual performance evaluations and may be reviewed in connection with new employment agreements, new positions, or other organizational changes. Salary reviews are based on various factors, including an assessment of individual performance and responsibilities, our prior year performance, contractual obligations, and overall competitiveness of compensation. For each of our NEOs, base salary did not increase for FY22 as compared to FY21 (which included temporary salary reductions) or FY20.

Base Salaries at FY22 Year-End
Ernie Herrman	$1,600,000
Scott Goldenberg	$976,000
Carol Meyrowitz	$1,040,000
Richard Sherr	$1,120,000
Kenneth Canestrari	$900,000
For Mr. Herrman, in connection with the extension of his employment agreement in January 2022, base salary was increased effective at the start of FY23 as discussed on p. 51.
ANNUAL CASH INCENTIVES: MANAGEMENT INCENTIVE PLAN (MIP)
The objective of annual cash incentive awards under our MIP is to motivate the performance of our NEOs and other key Associates based on annual performance goals established by the ECC while also encouraging engagement and collaboration.
KEY FEATURES OF FY22 MIP
•Broad-based program that extends throughout our global organization, emphasizing team-based execution of our business strategies, with performance results reviewed and approved by the ECC
•All divisions and participants, including store management, measured collectively as One TJX against corporate-level performance goals, rather than our historical divisional or store-based performance goals
•200% maximum payout limit applied to all awards
PERFORMANCE GOALS AND RESULTS FOR FY22 MIP
For FY22 MIP, the ECC determined that a combination of adjusted annual pre-tax income and global key business priorities during the pandemic would be appropriate and effective performance goals:
•MIP Incentive Pre-tax Income was the primary metric under our FY22 incentive plan (weighted at 60%) and was considered to be an effective measure to motivate, focus, and reward operational performance across the Company. At the start of FY22, the ECC established the MIP Incentive Pre-Tax Income goals shown below, including the performance target, threshold (the level of performance at or below which no payout would be earned), and maximum (the level at or above which the award payout would be the maximum under the award terms). The ECC approved a payout formula for FY22 MIP that reflected the uncertain business environment at the time the goals were established, and, compared to FY20 and prior years, included a wider, flatter range of potential outcomes between payout levels, including a higher level of achievement required for a maximum payout.
•Global MIP key priorities were the secondary measure under our FY22 incentive plan (weighted at 40%) and, similar to FY21, focused on human capital, operational recovery, and financial management during the pandemic. The use of these strategic goals for a portion of FY22 MIP was intended to allow the ECC to incorporate a more holistic evaluation of performance for FY22, based on Company performance with respect to these key priorities and allowing the ECC to take into account other factors it deemed relevant, such as our core compensation objectives, financial performance results, and the perspectives of our various stakeholders. The ECC established an additional limit that capped the payout percentage based on key priorities at the percentage payout level of MIP Incentive Pre-tax Income achieved for any payouts above target. This was intended to maintain an overall emphasis on profitability and ensure that above-target payouts would be supported by objective financial performance results.

2022 Proxy Statement	41

Compensation Discussion and Analysis
After the end of FY22, the ECC evaluated the Company’s performance against the MIP performance goals, as summarized below:
FY22 MIP Performance Goals and Results

FY22 MIP Incentive Pre-Tax Income(1)
	Threshold	Target	Maximum	Actual
Performance goal	$2,831,487	$4,247,231	$5,662,974	$5,617,471
Percentage of target	67%	100%	133%	132%
Payout (as a % of target)	0%	100%	200%	196.79%

(1)MIP Incentive Pre-Tax Income goals and results for FY22 reflected the definitions and automatic adjustments pre-established by the ECC in March 2021. Refer to Appendix A for information about how MIP Incentive Pre-tax Income was determined based on total segment profit reported in our Annual Report on Form 10-K for FY22.

FY22 MIP Key Priorities and Performance Results:
Highlights: human capital (health and safety), operational recovery, and financial management during the pandemic
•Sustained our focus on health and safety protocols for Associates and customers through the evolving pandemic; continued to receive positive customer response to health and safety measures in our stores, as shown by customer survey data through the end of 2021, with strong comfort/safety and overall satisfaction scores for all of our global divisions and strong ranking compared to other retailers in the U.S.
•Successfully managed retail operations through numerous pandemic-related restrictions, including temporary store closures at our international divisions and other shopping restrictions; managed supply chain challenges to successfully flow goods to our distribution centers and stores to support the very strong sales demand; leveraged flexible buying and store formats to maintain inventory despite supply chain challenges and delays; implemented plan to strategically adjust retail pricing in response to competitive market dynamics and to help offset growing expense headwinds; strengthened many vendor relationships and added thousands of new vendors
•Implemented multiple talent strategies, including pay and well-being initiatives across our global locations, to attract, engage and retain Associates throughout the organization and continue to develop our talent pipeline in a challenging retail environment; paid discretionary bonuses to the vast majority of our Associates, including appreciation bonuses for store and distribution center Associates for each quarter of FY22, in recognition of their extraordinary service; continued to expand our inclusion and diversity work, focusing on increasing diverse talent, better equipping our leaders to support all Associates regardless of differences, and integrating more inclusive behaviors and practices
•Generated sales of $48.5 billion ($6.8 billion increase over FY20), despite the ongoing pandemic impact; open-only comp store sales of 15% overall and 17% in the U.S. (in each case over FY20) significantly exceeded the Company’s plans; strong sales performance in both home and apparel
•Reduced outstanding debt by $2.75 billion dollars in FY22; significantly increased investment spending (distribution capacity, 117 net new stores, over 300 remodels, and approximately 50 relocations); generated $3.1 billion of operating cash flow in FY22 and ended FY22 with $6.2 billion of cash
•Returned $3.4 billion to shareholders in FY22 through quarterly dividends and our reinstated share repurchase program, a Company record

After the close of FY22 and its review of the performance results described above, the ECC approved a payout of 196.79% of the target MIP award opportunities for our NEOs and other participants. The ECC took into account the strong execution by the Company in the key priority areas across all divisions and determined to approve a final total payout based on the level of MIP Incentive Pre-Tax Income achieved for FY22, consistent with the annual incentive plan design that was intended to support any above-target payouts with objective financial performance results.
AWARD OPPORTUNITIES AND PAYOUTS FOR FY22 MIP
Each MIP award has a target award opportunity, expressed as a percentage of the individual’s base salary earned during the fiscal year. The ECC initially approved these individual award opportunities for FY22 at the same level as FY21 based on a variety of factors, including an assessment of overall competitiveness, mix of compensation elements, individual responsibilities, and contractual obligations. During FY22, to improve the competitive positioning of target annual award opportunities as compared to our peers after considering additional analysis by Pearl Meyer based on available data from the 2021 proxy season, and taking into account that MIP target awards (as a percentage of base salary) for our NEOs had not increased since FY17, the ECC approved MIP target increases effective for all of FY22 for each of our NEOs (other than Ms. Meyrowitz). The FY22 MIP award earned by each NEO was determined by applying the MIP payout percentage of 196.79% to the individual’s target award opportunity, as shown below.

42	The TJX Companies, Inc.

Compensation Discussion and Analysis
FY22 MIP Opportunities and Payouts

	Target (as a % of Base Salary)	Target(1) (as a $ amount)	Actual Amount Earned
Ernie Herrman	200%	$3,200,002	$6,297,284
Scott Goldenberg	90%	$878,401	$1,728,605
Carol Meyrowitz	150%	$1,560,000	$3,069,924
Richard Sherr	90%	$1,008,002	$1,983,647
Kenneth Canestrari	80%	$720,000	$1,416,889
(1)Target amount based on actual salary earned during FY22.
LONG-TERM INCENTIVES
A key objective of our long-term incentive program is to support the continuity and stability of our leadership team. We use a mix of long-term vehicles to incentivize and retain our executives, foster teamwork and collaboration across divisions, drive execution of our longer-term business goals, and align the interests of our executives with the interests of our shareholders.
•Long-term incentives comprised 70% of FY22 target total compensation for our CEO and 68% of FY22 target total compensation for our other NEOs, as shown above;
•For all NEOs, 57% of the target total long-term incentive value (PSUs and LRPIP) was tied to objective financial performance metrics, as shown above; and
•For all NEOs, the total target grant value of FY22 long-term incentives did not increase as compared to FY21 or FY20.
LONG-TERM EQUITY INCENTIVES
KEY FEATURES OF FY22 EQUITY GRANTS
•All equity awards are subject to individual award limits under our Stock Incentive Plan (SIP)
•No one-time equity grants were made to our NEOs
•All equity grants are “double-trigger” (no automatic full acceleration upon a change of control)
•All FY22 PSU grants have three-year performance goals
•All FY22 RSU grants are not scheduled to vest in full until FY25
Equity awards under our SIP are generally granted at our regularly scheduled ECC meetings, held at approximately the same times each year.
FY22 PERFORMANCE SHARE UNITS (PSUs) AND RESTRICTED STOCK UNITS (RSUs)
FY22 PSUs: PSUs granted to our NEOs in FY22 will be earned based on the achievement of FY22-24 Incentive EPS growth goals measured at the end of the three-year performance cycle. The PSUs will also be subject to a downward Incentive ROIC modifier if the Company does not achieve its ROIC goals for the three-year period. These goals were established using the process described above under Incentive Plan Goal-Setting.

Step 1		Step 2
Level of Incentive EPS Performance(1)	Payout as a Percentage of Target(2)	Incentive ROIC Performance Modifier
Below Threshold <75% of target	0%	Below Target Range: Reduce by 20%
Threshold 75% of target	25%
Target 100%	100%	At or Above Target Range: No Modification
Maximum 133%	200%
(1)Performance level expressed as a percent of target Incentive EPS at the end of the FY22-24 performance period.
(2)Before Incentive ROIC modifier. Payout levels based on Incentive EPS performance will reflect the payout formula established for performance between threshold and target or between target and maximum, as applicable.

2022 Proxy Statement	43

Compensation Discussion and Analysis
The Incentive EPS growth target goal for FY22-24 is aligned with our long range business plan and reflects meaningful growth over the three-year period. The threshold level reflects the minimum level of growth during the three-year period for any payout, and the maximum level is intended to be a significant stretch goal for the period. The Incentive ROIC modifier is intended to ensure that a full payout based on EPS results would be made only if we also generate meaningful capital returns over the three-year period. Consistent with our past disclosure practice, we plan to provide additional detail about the FY22-24 performance goals once the cycle is complete.
FY22 RSUs: RSUs granted to our NEOs during FY22 are scheduled to vest in full during FY25 (April 2024). For NEOs who have satisfied age and service requirements for a special service retirement under the SIP, RSUs are eligible for partial vesting based on the completed portion of the service period, as discussed under Potential Payments upon Termination or Change of Control. RSUs are intended to maintain an appropriate degree of stability and retention within our executive compensation program and support our management continuity and succession planning, which is a longstanding, key component of our leadership strategy.
FY22 PSUs and RSUs

	Number of PSUs at Target	Number of RSUs	Total Grant Date Fair Value*
Ernie Herrman	73,500	73,500	$9,632,910
Scott Goldenberg	27,316	27,316	$3,580,034
Carol Meyrowitz	38,151	38,151	$5,000,070
Richard Sherr	27,652	27,652	$3,624,072
Kenneth Canestrari	21,029	21,029	$2,756,060
*Reflects the aggregate grant date fair value of March 2021 PSU and RSU awards as determined for financial reporting purposes. Stock awards are valued based on the closing price of our common stock on the NYSE on the grant date ($65.53). The underlying valuation assumptions for equity awards are further discussed in Note H to our audited financial statements filed with our Annual Report on Form 10-K for FY22.
PREVIOUSLY GRANTED PERFORMANCE SHARE UNITS (PSUs)
Each of our NEOs held PSUs granted during FY20 that were eligible to vest based on the achievement of FY20-22 performance criteria.
Performance goals and results for FY20-22 PSUs: The FY20-22 PSU performance goals were established by the ECC in April 2019, using the process described above under Incentive Plan Goal-Setting, and included:
•an Incentive EPS compound annual growth rate (CAGR) performance target, which was aligned with our long range business plan at the time the goal was established and reflected meaningful growth over the three-year performance period; a threshold level, intended to be the minimum level of Incentive EPS growth during the period for any payout; a maximum level, intended to be a significant stretch Incentive EPS goal for the period; and
•an Incentive ROIC modifier, intended to ensure that a full payout based on Incentive EPS results would be made only if we also generated meaningful capital returns over the three-year performance period.
During FY22, the ECC approved an adjustment of FY20-22 PSU performance goals to exclude certain temporary pandemic-related items that were not built into the operating plan at the time the PSUs were granted, as discussed above on p. 40, consistent with the adjustment pre-established by the ECC for FY22 annual incentives. For the FY20-22 PSU cycle, the ECC did not apply the proration approach it adopted for other long-term incentive programs (such as FY20-22 LRPIP, discussed below) because, compared to other performance goals, the onset of the pandemic and our FY21 performance results did not as significantly and disproportionately impact the FY20-22 PSU performance goals, which were primarily based on a three-year CAGR target through FY22.

44	The TJX Companies, Inc.

Compensation Discussion and Analysis
After the end of FY22, PSU performance results for this cycle were approved by the ECC as follows.
FY20-22 PSU Performance Goals and Results

FY20-22 Incentive EPS(1)
	Threshold	Target	Maximum	Actual
Performance goal	$2.51	$2.88 = 6.1% CAGR over FY19 baseline of $2.41	$3.75	$3.14 = 9.2% CAGR over FY19 baseline of $2.41
Percentage of target	87%	100%	130%	109%
Payout (as a % of target)	25%	100%	200%	131.51%

F20-22 Incentive ROIC(2)
	Below target	Target	Actual
Performance goal (3-year average)	<=21%	>21%	22%
Modification to payout	Reduce payout by 20%	No modification	No modification
(1)Incentive EPS goals and results for FY20-22 PSUs reflected the definitions and automatic adjustments pre-established by the ECC in April 2019 and the additional adjustment for temporary pandemic-related items as discussed on p. 40. These definitions and adjustments for measuring FY20-22 Incentive EPS exclude the impact of certain unplanned items, such as unbudgeted buybacks and unanticipated changes in corporate tax rates. Refer to Appendix A for information about how Incentive EPS was determined based on diluted EPS reported in our Annual Report on Form 10-K for the applicable year. Percentage of target shown above is based on the target Incentive EPS level that corresponds to the target CAGR goal for FY20-22. Payouts for FY20-22 Incentive EPS were based on achievement of actual Incentive EPS CAGR compared to target CAGR.
(2)Incentive ROIC goals and results for FY20-22 PSUs reflected the definitions and automatic adjustments approved by the ECC in April 2019 and the additional adjustment for temporary pandemic-related items as discussed on p. 40. Refer to Appendix A for information about how Incentive ROIC was determined for FY20-22.
Target awards and payouts for FY20-22 PSUs: At the beginning of the FY20-22 cycle, the ECC approved individual PSU awards based on a variety of factors, including an assessment of overall competitiveness, mix of compensation elements, contractual obligations, and individual responsibilities at the time of the grant. The actual number of PSUs earned for each individual after the end of FY22 is the target award for the cycle multiplied by the total payout percentage of 131.51%, as shown below.
FY20-22 PSU Targets and Payouts

	Number of FY20-22 PSUs at Target	Number of FY20-22 PSUs Earned
Ernie Herrman	138,937	182,717
Scott Goldenberg	51,946	68,315
Carol Meyrowitz	71,416	93,920
Richard Sherr	51,870	68,215
Kenneth Canestrari	39,937	52,522
LONG-TERM CASH INCENTIVES
Long Range Performance Incentive Plan (LRPIP) awards are designed to motivate our NEOs and other key Associates to achieve or exceed long-term financial goals, to foster teamwork and collaboration across the Company, and to promote retention. Our LRPIP awards have overlapping three-year cycles, with a new cycle starting each fiscal year, and constitutes a limited portion of the overall long-term incentive mix for our NEOs.
KEY FEATURES OF LRPIP
•Broad-based program that extends throughout our global organization, emphasizing team-based execution of our company-wide business strategies over a longer time horizon
•Performance tied to objective longer-term business goals and results approved by the ECC
•Maximum payout limits apply to all awards (no more than 200% of each award opportunity for the FY20-22 cycle)

2022 Proxy Statement	45

Compensation Discussion and Analysis
FY22-24 LRPIP – NEW CYCLE
During FY22, the ECC established the new LRPIP target award opportunities for the FY22-24 cycle for our NEOs. These opportunities were set following consideration of a number of factors, including an assessment of overall competitiveness, mix of compensation elements, contractual obligations, and individual responsibilities at the time of the grant. As noted above:
•The target opportunities for FY22-24 LRPIP returned to the same level as the FY20-22 LRPIP cycle, after temporary increases for FY21-23 in the absence of PSUs for that cycle;
•The performance goals for FY22-24 LRPIP returned to a three-fiscal-year performance period, after a temporary approach that used a performance goal based on the final two years of the FY21-23 LRPIP cycle; and
•The total target grant value of FY22 long-term incentives for our NEOs (which includes LRPIP and long-term equity incentives) did not increase as compared to FY21 or FY20.
FY22-24 LRPIP Target Opportunities

Ernie Herrman	$1,600,000
Scott Goldenberg	$500,000
Carol Meyrowitz	$1,040,000
Richard Sherr	$700,000
Kenneth Canestrari	$400,000
During FY22, the ECC established a new three-year LRPIP Incentive Pre-tax Income target for FY22-24 (based on aggregate targets for all divisions), payout formulas, and a maximum LRPIP payout percentage of 200% for the cycle. The minimum (threshold) level for any payout is 33% of the performance target and the maximum payout level is achieved if performance is at or above 167% of the performance target. Refer to Incentive Plan Goal-Setting above for more information.
Consistent with our past disclosure practice, we plan to provide additional detail about the performance goals for cycles ending after FY22, once the applicable performance cycle is complete.
FY20-22 LRPIP – COMPLETED CYCLE
LRPIP goals and awards for the FY20-22 cycle were established by the ECC in April 2019. In assessing performance for purposes of FY20-22 LRPIP awards, the ECC adopted a performance-based proration approach to more appropriately reflect overall Company performance during FY20-22, as more fully described below. This approach is consistent with the approach to FY19-21 LRPIP payouts that was discussed in our 2021 proxy statement. We received 91% support from our shareholders for our 2021 say-on-pay proposal.
Performance goals and results for FY20-22 LRPIP: For the FY20-22 LRPIP cycle, the ECC had determined that a three-year adjusted pre-tax income measure was an appropriate and effective metric to motivate, focus, and reward operational performance across the Company over a longer time horizon, and that using a goal based on aggregate targets for all divisions would promote our team-based approach to achieving our long-term goals. The Incentive Pre-Tax Income performance goals for the FY20-22 LRPIP cycle were established by the ECC in April 2019 on a three-year cumulative basis, with threshold, target, and maximum levels of LRPIP Incentive Pre-tax Income (in thousands) of $8,894,324, $14,823,873, and $20,753,422, respectively. Refer to Incentive Plan Goal-Setting above for more information.
After the close of the FY20-22 performance period, the ECC approved certain discretionary adjustments to the original payout formula, including the performance-based proration of the LRPIP performance goals and the corresponding award opportunity, as illustrated below. The performance-based proration approach was intended to reflect the adverse impact of the COVID-19 pandemic on the Company‘s business operations during FY21, with a payout of 0% for that year, while also recognizing the Company’s above-target financial performance achieved during the first and final years of the cycle. For FY22 performance, the ECC approved an additional adjustment to exclude certain temporary pandemic-related items that were not built into the operating plan at the time the FY20-22 goals were established, as discussed above on p. 40, consistent with the adjustment pre-established by the ECC for FY22 annual incentives. Prior to these adjustments, the FY20-22 LRPIP cycle would have had a 39% payout based on cumulative FY20-22 LRPIP Incentive Pre-tax Income (in thousands) of $11,226,793, or 76% of target.

46	The TJX Companies, Inc.

Compensation Discussion and Analysis
After the end of FY22, LRPIP results for this cycle were approved by the ECC as follows:

FY20-22 LRPIP Performance Goals and Results
FY20 and FY22 Incentive Pre-Tax Income				FY21 Incentive Pre-Tax Income				LRPIP Payout After Proration 77.49%
	×		+		×		=
Prorated Opportunity		Payout for FY20 and FY22		Prorated Opportunity		No Payout
2/3		116.23%		1/3		0%

	FY20 and FY22 LRPIP Incentive Pre-Tax Income(1)
2/3 of target opportunity		Threshold	Target	Maximum	Actual
Payout based on actual cumulative LRPIP Incentive Pre-Tax Income for FY20 and FY22	Performance goal	$ 5,928,415	$ 9,880,691	$ 13,832,968	$ 10,522,302
	Percentage of target	60%	100%	140%	106%
	Payout (as a % of target)	0%	100%	200%	116.23%

1/3 of target opportunity	FY21 LRPIP Incentive Pre-Tax Income(1)
No payout (0%) approved	Payout (as a % of target)				0%
(1)LRPIP Incentive Pre-tax Income is shown in thousands. LRPIP Incentive Pre-tax Income goals and results reflected the definitions and automatic adjustments pre-established by the ECC in April 2019 and the additional adjustment for temporary pandemic-related items as discussed on p. 40. Refer to Appendix A for information about how LRPIP Incentive Pre-tax Income was determined based on total segment profit reported in our Annual Report on Form 10-K for the applicable year.
Award opportunities and payouts for FY20-22 LRPIP: At the beginning of the FY20-22 cycle, the ECC approved individual LRPIP award opportunities based on a variety of factors, including an assessment of overall competitiveness, mix of compensation elements, contractual obligations, and individual responsibilities at the time of the grant. The actual LRPIP award earned for each individual after the end of FY22 is the target opportunity for the cycle multiplied by the total payout percentage of 77.49%, as shown below.
FY20-22 LRPIP Opportunities and Payouts

	FY20-22 Target Opportunities	FY20-22 LRPIP Actual Award Earned
Ernie Herrman	$1,600,000	$1,239,840
Scott Goldenberg	$500,000	$387,450
Carol Meyrowitz	$1,040,000	$805,896
Richard Sherr	$700,000	$542,430
Kenneth Canestrari	$400,000	$309,960

2022 Proxy Statement	47

Compensation Discussion and Analysis

OUR DECISION MAKING PROCESS
THE ROLE OF THE EXECUTIVE COMPENSATION COMMITTEE
The ECC, a committee of our Board of Directors composed entirely of independent directors, oversees the compensation of our executive officers, including the NEOs. In determining the overall level of executive compensation and establishing the design and mix of specific elements, the ECC considers a number of quantitative and qualitative factors, including:
•individual executive performance and responsibilities
•market data and peer practices
•retention, leadership stability and continuity, succession planning, and organizational changes
•our broad-based practices and programs and alignment with our broader organization
•our key business priorities and Company and divisional performance
•our business culture and core values
•shareholder feedback, including our say-on-pay vote
•employment terms and contractual negotiations
•risk mitigation strategies, and the balance of risks and rewards
The ECC approaches executive compensation as part of the overall strategic framework for total rewards at TJX. This framework applies to all TJX Associates and reflects our global total rewards principles, which include sharing in the success of the Company, encouraging teamwork and collaboration across a diverse workforce, and being fair and equitable.
The ECC’s annual executive compensation process includes pay-for-performance analysis, competitive analysis, market checks, executive assessments, an annual compensation risk assessment, and input and advice from Pearl Meyer (discussed further below). In addition to any special actions the ECC may take throughout the year, the ECC typically reviews and approves the elements of our NEOs’ compensation using the following general process:

Assess	Set	Review and Approve

•Market data, competitive analysis •Individual performance reviews •Shareholder feedback	•Peer group for upcoming year •Incentive plan goals •Salaries, award opportunities, and equity grants	•Performance results under incentive plans, after the end of the applicable performance period
THE ROLE OF EXECUTIVES
Our executive officers play a limited role in the executive compensation process. The Board reviews with our executives the annual and multi-year business plans for TJX and our divisions, which form the basis of the financial performance targets for our short-and long-term incentive plans. During FY22, the ECC reviewed with our executives the key business priorities for the Company during the pandemic in connection with the annual incentive framework established for the year. The ECC or Board may also invite our executive officers to discuss business and organizational strategies and to attend portions of its meetings on various topics, which provides additional context for the ECC’s compensation decisions. For NEOs other than our CEO and Executive Chairman, the ECC considers compensation recommendations from the CEO and the results of individual performance evaluations of these other NEOs by the CEO, among other factors. The ECC receives individual performance evaluations of our CEO and Executive Chairman from the Corporate Governance Committee, which does not make executive compensation recommendations.
THE ROLE OF OUR PEER GROUP
The ECC uses peer group data to inform its compensation decision-making for our NEOs. Peer group data allows the ECC to evaluate the competitiveness of NEO compensation and our program design, as well as marketplace practices and the relationship of pay and performance on a relative basis.
The ECC believes that peer group data provides important context for its compensation decisions. At the same time, the ECC recognizes that our off-price retail business model, in combination with our size and global focus, is distinct from other companies, and that the retail environment in recent years has presented challenges when evaluating companies for comparability to TJX.
The ECC does not rely on strict benchmarking or target any element of NEO compensation by reference to any specified level of compensation within the peer group. The ECC monitors TJX performance relative to the peer group but has not adopted a formulaic approach for evaluating relative performance and determining its impact on our compensation program. The ECC has also supplemented peer group data from time to time with additional case studies and market data to provide further context for its compensation decisions.

48	The TJX Companies, Inc.

Compensation Discussion and Analysis
PEER GROUP EVALUATION CRITERIA
The ECC annually assesses the composition of the peer group. In consultation with Pearl Meyer, the ECC considers criteria beyond standard industry classifications in constructing and evaluating the peer group, including:
•business focus and industry similarity, targeting retail companies with comparable customer or merchandise strategies, and also considering consumer product companies that meet size and complexity criteria;
•revenues, market capitalization, and number of employees;
•business complexity, reflected by factors such as significant global operations, brand and/or product line diversity, multiple segments, and e-commerce strategy; and
•financial performance metrics, including operating and market performance.
The ECC seeks to establish an appropriate peer group for TJX that takes into account the factors described above. In recent years, the ECC’s peer group evaluation has taken into account TJX’s growth and expanding global operations, coupled with the continuing challenges facing other companies in the domestic retail industry. During FY22, the ECC continued to monitor the impact of the COVID-19 pandemic on the performance of the peer group, including the disparate impact of the pandemic on different types of retailers depending on, among other factors, global footprint and whether or not store operations were shut down due to the pandemic.
FY22 PEER GROUP
During FY21, the ECC considered the continued appropriateness of the peer group for purposes of providing context for making compensation decisions for FY22. After consultation with Pearl Meyer, the ECC determined that the following group of 17 large, publicly traded consumer-oriented companies would continue to be appropriate to use for FY22 compensation decisions:

Best Buy Coca-Cola Estée Lauder	Kimberly-Clark Kohl's Lowe’s	Macy’s McDonalds Nike	Nordstrom PepsiCo Procter & Gamble	Ross Stores Starbucks Target	The Home Depot VF Corporation
At the end of FY22, TJX’s revenue, market capitalization, and number of employees was positioned at approximately the 65th, 47th, and 76th percentile, respectively, within the FY22 peer group.
THE ROLE OF COMPENSATION CONSULTANTS
The ECC engaged Pearl Meyer to serve as the independent compensation consultant to the ECC for FY22. Pearl Meyer attended all of the ECC’s meetings during the fiscal year and consulted with the ECC on an ongoing basis throughout the year. Pearl Meyer provided industry, peer, and market data and advised the ECC on a variety of matters in connection with FY22 compensation, including:
•the design and competitive positioning of key compensation elements (base salary, annual bonus, and long-term cash and equity incentives) of our compensation program for our NEOs and other senior management;
•annual and long-term incentive plan adjustments and payout determinations, including in light of the COVID-19 pandemic;
•short-term and long-term relationships between NEO pay and financial performance relative to our peers, including in light of the COVID-19 pandemic;
•the evaluation of a compensation peer group;
•terms of employment agreements, equity and cash incentives, and executive stock ownership guidelines;
•the use of ESG metrics in incentive plans, including prevalence in the market, design considerations, and challenges;
•aggregate equity program usage;
•our compensation risk assessment, including broad-based compensation practices;
•shareholder feedback; and
•updates on compensation-related practices, trends, and regulatory developments, including in light of the COVID-19 pandemic, as well as on other pay-related matters.

2022 Proxy Statement	49

Compensation Discussion and Analysis
The ECC used this information and advice from Pearl Meyer as a reference in assessing the overall competitiveness of our NEOs’ compensation and our executive compensation program and making its compensation decisions and determinations about the design, overall level and mix of compensation, plan metrics, goals and payout formulas, and individual compensation components, including benefits and perquisites.
Pearl Meyer did not perform any services for TJX other than work for the ECC and for the Corporate Governance Committee on director compensation. Pearl Meyer reported directly to the ECC, which determined the scope and terms of Pearl Meyer’s engagement. During FY22, the ECC reviewed its existing relationship with Pearl Meyer, including potential conflicts of interest, and determined that Pearl Meyer’s work for the ECC did not raise any conflicts of interest and that Pearl Meyer continued to be an independent advisor to the ECC.

OTHER COMPENSATION PRACTICES AND CONSIDERATIONS
RETIREMENT BENEFITS
All of our NEOs are eligible to participate in our 401(k) plan and also participate in our broad-based pension plan under which benefits are accrued based on compensation and service. We also maintain a Supplemental Executive Retirement Plan (SERP). Ms. Meyrowitz is a vested participant in our primary SERP benefit program, a nonqualified pension benefit based on final average earnings. We have not offered primary SERP benefits to new participants for many years. Mr. Herrman, Mr. Goldenberg, Mr. Sherr, and Mr. Canestrari participate in our alternative SERP benefit program, which is intended to restore pension benefits that would otherwise not be available due to Internal Revenue Code restrictions. Long-term incentives are not included in defined benefit pension calculations, and we do not have a policy of granting extra years of credited service for purposes of our pension plans. These programs are discussed under Pension Benefits.
DEFERRED COMPENSATION
During FY22, our NEOs could defer compensation under our Executive Savings Plan (ESP), an elective deferred compensation plan, intended to help us compete for and retain talent by providing participants with additional opportunities for personal financial planning and by encouraging executive retention and rewarding company performance. Our NEOs, other than those eligible for our primary SERP benefit, were eligible to receive employer matching credits under ESP based in part on our performance under our MIP. Mr. Herrman, Mr. Goldenberg, Mr. Sherr, and Mr. Canestrari received ESP employer credits during FY22. Ms. Meyrowitz has amounts previously deferred under our General Deferred Compensation Plan (GDCP), now closed to new deferrals, which earn notional interest at an annually adjusted rate based on U.S. Treasury securities. These deferred compensation plans for NEOs are discussed with the compensation tables under Nonqualified Deferred Compensation Plans. Company-provided amounts under these programs are included in the Summary Compensation Table below as All Other Compensation and detailed in footnote 5 to that table.
PERQUISITES AND OTHER BENEFITS
We provide limited perquisites and other personal benefits to our NEOs, which are reviewed every year by the ECC. These benefits consist generally of automobile allowances, reimbursement for legal, financial and tax planning services, and payment of management life insurance premiums, none of which is grossed up for taxes. The amounts are included in the Summary Compensation Table below as All Other Compensation and detailed in footnote 5 to that table.
EXECUTIVE STOCK OWNERSHIP GUIDELINES
We have stock ownership guidelines that apply to all of our executive officers. Under these guidelines, our CEO and our Executive Chairman are expected to attain stock ownership with a fair market value equal to at least six times annual base compensation. Our Chief Financial Officer and each Senior Executive Vice President are expected to attain stock ownership with a fair market value of at least three times annual base compensation. At age 62, these ownership guidelines are reduced by fifty percent for executives other than the CEO and the Executive Chairman. Executives are expected to make steady progress toward the ownership guidelines and to attain them within five years of their hire or promotion date. Executives who have not attained the requisite ownership level are expected to retain at least 50% of the net value of shares of stock received upon or following vesting of stock awards and exercise of stock options (net of income taxes and, if applicable, exercise price). For purposes of our stock ownership guidelines, shares owned by the executive, outstanding RSUs, and outstanding PSUs at the threshold level (25%) are counted toward the guidelines, but unexercised stock options are not counted. Our stock ownership guidelines, together with our emphasis on long-term equity incentives and other applicable Company policies, are designed to align our executives’ interests with those of our shareholders and to encourage a long-term focus. As of April 8, 2022, each of our executive officers was in compliance with our stock ownership guidelines.

50	The TJX Companies, Inc.

Compensation Discussion and Analysis
HEDGING AND PLEDGING PROHIBITIONS
Our policies prohibit our executive officers from engaging in pledging or hedging transactions with respect to TJX stock. See Governance and Ethics Policies and Practices on p. 23, above, for more information on this policy.
EMPLOYMENT AGREEMENTS
The ECC has reviewed and approved, after consultation with Pearl Meyer, individual employment agreements for our NEOs that set certain terms of employment, including compensation, benefits, and termination and change of control provisions discussed under Severance, Retirement, and Change of Control Provisions below. We believe that these employment agreements and related plans help retain our key executives and support our succession planning objectives. The ECC takes the terms of these agreements into account when approving compensation for our NEOs.
Each of our NEO employment agreements has a three-year term. In January 2022, the existing agreements with Mr. Herrman and Ms. Meyrowitz were extended for another three-year term and, unless terminated earlier in accordance with their terms, continue until February 1, 2025. The existing agreements with Mr. Goldenberg, Mr. Sherr and Mr. Canestrari, unless terminated earlier in accordance with their terms, continue until February 3, 2024.
The agreements with our NEOs establish a minimum level of base salary and provide for participation in our SIP, MIP, and LRPIP, at levels commensurate with the executive’s position and responsibilities and subject to terms established by the ECC, and also entitle the executives to participate in TJX’s fringe benefit and deferred compensation plans, including, in the case of Mr. Herrman and Ms. Meyrowitz, an automobile allowance and reimbursement of reasonable legal and financial advisor fees and costs incurred in negotiating the agreement. Mr. Herrman’s agreement, as amended in January 2022, provides for a minimum annual base salary of $1,700,000 effective at the start of FY23 and a target award opportunity of at least 200% of base salary for MIP; and continues to provide for a target award opportunity of at least 100% of base salary for LRPIP and a specified company match under our ESP. Ms. Meyrowitz’s agreement, as amended in January 2022, provides for eligibility for continued vesting of future stock awards and certain long-term cash awards in the event that she provides additional Board-approved services to the Company following any future retirement; and continues to provide for target award opportunities of at least 150% of base salary for MIP and at least 100% of base salary for LRPIP and annual stock awards with a total grant date value of $5 million, consisting of PSUs with a three-year performance vesting period and RSUs.
EXECUTIVE CHAIRMAN COMPENSATION
The ECC recognizes that the role of executive chairman varies across different companies. In establishing compensation for Ms. Meyrowitz, our Executive Chairman, the ECC was advised by Pearl Meyer and evaluated market data on executive chairman positions. This evaluation took into account the degree of active involvement that Ms. Meyrowitz has as part of the management team at TJX relative to other executive chairman roles that may be more limited or transitional in nature. Ms. Meyrowitz is an active and integral member of the executive management team in addition to serving as Chairman of the Board. In her role as Executive Chairman, she serves as a key resource to management in the areas of merchandising, marketing, and internal training, drawing upon her decades of experience with our distinct off-price business model and her extensive understanding of the evolving retail environment and business innovation and TJX’s strategic initiatives and long-term strategy. Ms. Meyrowitz has wide ranging, in-depth knowledge of our business and the retail industry overall, and our Board strongly believes that, through her role as a senior executive at TJX and her support of senior management, she continues to make significant contributions to TJX’s long-term growth and success in addition to providing experienced leadership to the Board. Target total compensation for our Executive Chairman did not increase for FY22 and has not increased since FY18. During FY22, in connection with its review of the extension of the employment agreement with Ms. Meyrowitz, the ECC reviewed additional market information and advice from Pearl Meyer, including an evaluation of peers and other Fortune 200 companies with executive chairman positions, and determined that compensation for Ms. Meyrowitz continues to be reasonable and appropriate in light of her ongoing responsibilities and contributions to TJX.
SEVERANCE, RETIREMENT, AND CHANGE OF CONTROL PROVISIONS
We provide benefits to our executive officers in connection with certain terminations of employment, and in connection with a change of control of TJX, under the terms of our employment agreements and plans. Each NEO has agreed to post-employment non-competition, non-solicitation and other covenants intended to protect our business. Each of our NEOs has entered into participation agreements under our Executive Severance Plan (Severance Plan). The Severance Plan provides for payments and benefits upon a qualifying termination of employment (other than in connection with a change of control of TJX) and includes restrictive covenants and other conditions. The terms of certain of our long-term incentive awards under our SIP and LRPIP include special retirement vesting provisions for our NEOs and other participants, as discussed with the compensation tables below. Change of control benefits continue to be provided to our NEOs under the terms of their employment agreements.

2022 Proxy Statement	51

Compensation Discussion and Analysis
We believe that severance, retirement, and change of control protections assist in attracting and retaining high quality executives, in our succession planning, and in keeping our executives focused on their responsibilities during any period in which a change of control may be contemplated or pending and that, more generally, it is important to define the relative obligations of TJX and our NEOs, including obtaining protection against competition and solicitation. We seek to achieve these objectives in a manner consistent with our other compensation objectives described above, taking into account contractual obligations, applicable law and current market practice, among other considerations. These provisions are described in more detail under Potential Payments upon Termination or Change of Control.
POLICIES ON CLAWBACK, FORFEITURE, AND RECOVERY OF COMPENSATION
Our clawback policy provides that, in the event of a material restatement of financial results, the Board or a Board Committee will evaluate the circumstances and may, in its discretion, recover from any current or former executive officer the portion of incentive compensation that was received by or vested in the executive officer during the three-year period prior to the determination that a restatement was required and that would not have been earned had performance been measured on the basis of the restated results. Our clawback policy provides the Board or a Board Committee with the discretion to recover compensation in the event of a material restatement of financial results whether or not the executive officer is individually “at fault.”
Outside of our clawback policy, we also consider other potential recourse mechanisms as part of our approach to executive compensation. In addition to potential legal remedies and disciplinary or other employment actions that may be available to the Company, NEO compensation may be subject to forfeiture, recovery, or adjustment in a variety of circumstances under our other policies, plans and agreements, including forfeiture of compensation if an NEO’s employment is terminated for “cause” under the terms of our NEO employment agreements, which includes, among other things, willful misconduct that violates company policy (including company policies regarding harassment) and is materially harmful to the reputation or business of the Company; forfeiture and recovery of compensation in the event an NEO breaches applicable restrictive covenants; and potential downward adjustments by the ECC to pay opportunities or incentive plan payouts.
ANNUAL COMPENSATION RISK ASSESSMENT
As discussed in Compensation Program Risk Assessment on p. 18, we consider our compensation policies and practices, including our executive compensation program, as part of our annual enterprise risk assessment process. The ECC considers, among other things, what risks could be created or encouraged by our executive compensation plans and arrangements and how those potential risks are monitored, mitigated, and managed. In FY22, the ECC determined that our overall compensation policies and practices do not give rise to risks that are reasonably likely to have a material adverse effect on TJX.
TAX AND ACCOUNTING CONSIDERATIONS
As a result of federal tax legislation enacted in 2017, compensation paid to certain covered executive officers in excess of $1 million will not generally be deductible unless it qualifies for transition relief applicable to certain arrangements and awards in place as of November 2, 2017 that are not materially modified after such date. Accordingly, the ECC anticipates that compensation paid to NEOs in excess of $1 million will generally not be deductible by the Company. The ECC believes that shareholder interests are best served if the ECC continues to retain flexibility and discretion to approve and amend compensation arrangements to support our corporate objectives, even if an arrangement does not qualify for full or partial tax deductibility and even if an amendment results in a loss or limitation of tax deductibility.

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on these reviews and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K for the fiscal year ended January 29, 2022.
Executive Compensation Committee
Rosemary T. Berkery, Chair
José B. Alvarez
Alan M. Bennett
Jackwyn L. Nemerov

52	The TJX Companies, Inc.

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE
The following table provides information concerning compensation for our principal executive officer, our principal financial officer and our three other most highly paid executive officers during FY22 (collectively, our named executive officers (NEOs)). As additional context for this table, supplemental information is presented about the impact of the accounting values attributable to the modification of previously-granted stock awards on the compensation amounts required to be reported for FY22. The “Total excluding modifications to previously-granted stock awards” column is not intended to be viewed as a replacement for the required “Total” column.

Name and Principal Position	Fiscal Year	Salary(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total	Total excluding modifications to previously- granted stock awards(6)
Ernie Herrman Chief Executive Officer and President	2022	$1,600,001	$21,754,956	$7,537,124	$305,528	$604,391	$31,802,000	$19,679,954
	2021	1,489,232	7,862,971	3,014,278	1,909,764	265,492	14,541,737
	2020	1,600,001	9,632,872	5,030,082	2,205,544	615,177	19,083,676
Scott Goldenberg SEVP, Chief Financial Officer	2022	976,001	8,112,490	2,116,055	20,441	287,099	11,512,086	6,979,630
	2021	930,955	2,856,036	793,120	416,245	135,202	5,131,558
	2020	973,601	3,580,075	1,269,342	560,409	289,016	6,672,443
Carol Meyrowitz Executive Chairman	2022	1,040,000	11,230,991	3,875,820	348,052	43,558	16,538,421	10,307,500
	2021	968,000	4,228,011	1,959,280	786,112	42,107	7,983,510
	2020	1,040,000	5,000,090	3,269,552	1,142,514	43,350	10,495,506
Richard Sherr SEVP, Group President	2022	1,120,002	8,148,687	2,526,077	265,720	323,099	12,383,585	7,858,970
	2021	1,068,310	3,026,837	1,006,956	814,852	148,938	6,065,893
	2020	1,112,310	3,624,027	1,582,581	953,498	323,883	7,596,299
Kenneth Canestrari SEVP, Group President	2022	900,000	6,240,374	1,726,849	144,391	268,099	9,279,713	5,795,399
	2021	858,462	2,209,220	650,185	524,402	126,453	4,368,722
	2020	893,847	2,756,065	1,041,621	644,965	266,800	5,603,298
(1)Reflects salary earned during the fiscal year, including any salary adjustments made during the fiscal year. Includes any salary for the fiscal year that was contributed to our 401(k) plan or deferred under the ESP, if applicable.
(2)Reflects the aggregate grant date fair value of stock awards granted during FY22 and the incremental fair value with respect to stock awards that were modified during FY22, in each case as determined in accordance with ASC Topic 718, disregarding the effects of estimated forfeitures, as follows:

	FY22 Stock Awards Detail:
	(A) Regular annual grants of PSUs and RSUs	(B) Accounting values attributable to modification of previously-granted PSUs	(A) + (B) Total Stock Awards under SEC rules for FY22
Ernie Herrman	$9,632,910	$12,122,046	$21,754,956
Scott Goldenberg	3,580,034	4,532,456	8,112,490
Carol Meyrowitz	5,000,070	6,230,921	11,230,991
Richard Sherr	3,624,072	4,524,615	8,148,687
Kenneth Canestrari	2,756,060	3,484,314	6,240,374
For more information, refer to FY22 Reporting of Stock Award Values in the Summary Compensation Table on p. 38 of the CD&A. Amounts in column (A) reflect the grant date fair value of FY22-24 PSUs and FY22 RSUs granted during FY22 and discussed on pp. 43-44 above. Amounts in column (B) reflect the incremental fair value associated with the modifications during FY22 to FY19-21 PSU awards granted during FY19 and to FY20-22 PSU awards granted during FY20, in each case as determined under ASC Topic 718. For more information about the PSU modification values, refer to the Grants of Plan-Based Awards table below.

2022 Proxy Statement	53

Compensation Tables
Stock awards are valued based on the closing price of our common stock on the NYSE on the grant date or modification date, as applicable. The grant date fair value of PSUs is reported based on the probable outcome of the performance conditions (target) on the grant date. Assuming performance at the maximum (200%) payout level, the value of PSUs granted in FY22 was: Mr. Herrman, $9,632,910; Mr. Goldenberg, $3,580,034; Ms. Meyrowitz, $5,000,070; Mr. Sherr, $3,624,072; and Mr. Canestrari, $2,756,060. The underlying valuation assumptions for equity awards granted during FY22 are further discussed in Note H to our audited financial statements filed with our Annual Report on Form 10-K for FY22.
(3)Reflects amounts earned under both MIP and LRPIP. For FY22, MIP amounts were: Mr. Herrman, $6,297,284; Mr. Goldenberg, $1,728,605; Ms. Meyrowitz, $3,069,924; Mr. Sherr, $1,983,647; and Mr. Canestrari, $1,416,889. For the FY20-22 LRPIP cycle, the amounts were: Mr. Herrman, $1,239,840; Mr. Goldenberg, $387,450; Ms. Meyrowitz, $805,896; Mr. Sherr, $542,430; and Mr. Canestrari, $309,960. Unless contributed to or deferred under our 401(k) plan or ESP, as applicable, FY22 amounts earned under MIP and LRPIP were paid in calendar 2022.
(4)Reflects the change in the actuarial present value of accumulated benefit obligations under our broad-based pension plan and our SERP. Under SEC rules, these pension values reflect actuarial assumptions described under Pension Benefits, below. For FY22, the change in pension values for each NEO reflects increases in assumed interest rates compared to FY21. The benefit formulas under our pension plan and our SERP did not change in FY22. Refer to Pension Benefits, below, for more information. Our NEOs did not receive above-market or preferential earnings on non-tax qualified deferred compensation.
(5)The table below provides additional details about the amounts listed under All Other Compensation for FY22. Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company.

Name	Automobile Benefit	Reimbursement for Financial Planning and Legal Services	Employer Contributions or Credits Under Savings Plans(a)	Company Paid Amounts for Life Insurance(b)	Total All Other Compensation
Ernie Herrman	$35,904	$2,792	$564,466	$1,229	$604,391
Scott Goldenberg	35,904	1,500	248,466	1,229	287,099
Carol Meyrowitz	35,904	1,959	4,466	1,229	43,558
Richard Sherr	35,904	1,500	284,466	1,229	323,099
Kenneth Canestrari	35,904	1,500	229,466	1,229	268,099
(a)Reflects matching contributions under our 401(k) plan for each NEO and matching company credits under our ESP for each NEO (other than Ms. Meyrowitz). More information about ESP company credits can be found above in the Deferred Compensation section of the CD&A and under Nonqualified Deferred Compensation Plans below.
(b)Reflects company-paid amounts under our U.S. management life insurance program.
(6)    The "Total excluding modifications to previously-granted stock awards" column is presented as supplemental information for FY22 and reflects the exclusion of the accounting values shown in column (B) of the FY22 Stock Awards Detail presented in footnote 2 above. For more information, refer to FY22 Reporting of Stock Award Values in the Summary Compensation Table on p. 38 of the CD&A. The amounts reported in this additional column should not be used as a substitute for the amounts required to be reported in the "Total" column.
Our NEOs were entitled under their employment agreements to participate in the SIP, MIP, and LRPIP and during FY22 received cash incentives and equity incentives pursuant to these plans. As described in the CD&A on p. 51, the employment agreements with Ms. Meyrowitz and Mr. Herrman provided for minimum MIP and LRPIP target award levels; an automobile allowance commensurate with their positions; reimbursement of reasonable legal and financial advisor fees and costs incurred in negotiating the agreement; annual stock awards with a total grant date value of $5 million for Ms. Meyrowitz; and a specified company match under the ESP for Mr. Herrman.
All of our NEOs were eligible to participate in our tax-qualified defined benefit plan and were eligible to make deferrals to our 401(k) plan and our ESP for FY22. All of our NEOs except Ms. Meyrowitz received company credits under the ESP and were eligible to participate in our alternative SERP benefit for FY22. Ms. Meyrowitz participated in our primary SERP benefit. Our NEOs were also entitled to receive an automobile benefit and to participate in fringe benefit plans and programs made available to executives generally.

54	The TJX Companies, Inc.

Compensation Tables

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2022
The following table reports potential payouts under our cash incentive awards and reports stock awards for our NEOs that were granted or modified during FY22:

Name and Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Ernie Herrman
MIP(3)			$3,200,002	$6,400,004
LRPIP(4)			1,600,000	3,200,000
PSUs(5)	3/29/21				18,375	73,500	147,000				$4,816,455
RSUs(6)	3/29/21							73,500			4,816,455
PSU modification(7)	3/2/21										9,377,874
PSU modification(8)	7/29/21										2,744,172
Scott Goldenberg
MIP(3)			878,401	1,756,802
LRPIP(4)			500,000	1,000,000
PSUs(5)	3/29/21				6,829	27,316	54,632				1,790,017
RSUs(6)	3/29/21							27,316			1,790,017
PSU modification(7)	3/2/21										3,506,460
PSU modification(8)	7/29/21										1,025,996
Carol Meyrowitz
MIP(3)			1,560,000	3,120,000
LRPIP(4)			1,040,000	2,080,000
PSUs(5)	3/29/21				9,538	38,151	76,302				2,500,035
RSUs(6)	3/29/21							38,151			2,500,035
PSU modification(7)	3/2/21										4,820,369
PSU modification(8)	7/29/21										1,410,552
Richard Sherr
MIP(3)			1,008,002	2,016,004
LRPIP(4)			700,000	1,400,000
PSUs(5)	3/29/21				6,913	27,652	55,304				1,812,036
RSUs(6)	3/29/21							27,652			1,812,036
PSU modification(7)	3/2/21										3,500,120
PSU modification(8)	7/29/21										1,024,495
Kenneth Canestrari
MIP(3)			720,000	1,440,001
LRPIP(4)			400,000	800,000
PSUs(5)	3/29/21				5,258	21,029	42,058				1,378,030
RSUs(6)	3/29/21							21,029			1,378,030
PSU modification(7)	3/2/21										2,695,510
PSU modification(8)	7/29/21										788,804
(1)Non-Equity Incentive Plan amounts above reflect short-term cash incentives granted under our MIP and long-term cash incentives granted under LRPIP. Our MIP and LRPIP are discussed above in the CD&A.
(2)Reflects the grant date fair value of PSU and RSU awards and the incremental fair value of previously-granted PSUs that were modified during FY22, determined in accordance with ASC Topic 718. PSUs and RSUs are valued based on the closing price of our common stock on the NYSE on the grant date, $65.53. The grant date fair value of PSUs is reported based on the probable outcome of the performance conditions (target) on the grant date, and the grant date fair value of RSUs is based on the number of RSUs subject to the award. The underlying valuation assumptions for equity awards are further discussed in Note H to our consolidated financial statements filed with our Annual Report on Form 10-K for FY22. See footnote (2) to the Summary Compensation Table above.
(3)Reflects award opportunities under the FY22 MIP. Actual amounts earned under the FY22 MIP awards are discussed in the CD&A and footnote (3) to the Summary Compensation Table.
(4)Reflects award opportunities under the FY22-24 LRPIP cycle discussed in the CD&A.
(5)Reflects FY22-24 PSUs granted under the SIP discussed in the CD&A.

2022 Proxy Statement	55

Compensation Tables
(6)Reflects FY22 RSUs granted under the SIP discussed in the CD&A.
(7)Reflects the incremental fair value with respect to FY19-21 PSUs that were modified during FY22, determined under ASC Topic 718, related to the payout of the FY19-21 PSU award cycle using a performance-based proration approach approved by the ECC on a discretionary basis following the close of FY21. These amounts are based on our stock price on the modification date ($66.21), which had increased by approximately 61% since the date of grant in FY19, and accumulated dividend equivalent payments since the date of grant. As discussed in our 2021 proxy statement, a payout of 76.6% was approved by the ECC for the FY19-21 PSU award cycle based on the achievement of above-target Incentive EPS for the first two years (FY19-20) of the three-year award cycle, a payout of 0% for the final year (FY21) of the cycle, and the application of an Incentive ROIC downward modifier. Refer to FY22 Reporting of Stock Award Values in the Summary Compensation Table on p. 38 of the CD&A for more information.
(8)Reflects the incremental fair value with respect to FY20-22 PSUs that were modified during FY22, determined under ASC Topic 718, related to the modification of FY20-22 PSU awards on a discretionary basis to exclude certain temporary items related to the COVID-19 pandemic, consistent with the exclusions pre-established for performance awards with performance periods starting in FY22, as discussed on p. 40 of the CD&A. These amounts are based on our stock price on the modification date ($68.84), which had increased by approximately 29% since the date of grant in FY20, accumulated dividend equivalent payments since the date of grant, and the probable outcome of the performance conditions associated with the award as of the modification date. Actual payouts earned for FY20-22 PSUs were subsequently approved by the ECC on March 28, 2022 as discussed on pp. 44-45 of the CD&A. Refer to FY22 Reporting of Stock Award Values in the Summary Compensation Table on p. 38 of the CD&A for more information.
In FY22, we granted all equity incentives, including PSUs and RSUs, under the SIP. The PSUs have both service-based and performance-based vesting conditions. For PSUs granted to our NEOs in FY22, the service-based conditions are satisfied by continuous employment through one or more specified dates or in the event of certain terminations of employment (as described below) and the performance-based conditions are tied to achievement of EPS Growth and ROIC targets for the FY22-24 cycle, as described in the CD&A on pp. 43-44. The entire unvested award is forfeited if achievement is below the threshold performance vesting level. The RSUs have service-based vesting conditions that are satisfied by continuous employment through April 10, 2024 or in the event of certain terminations of employment (as described below). When shares of stock are vested and delivered under an RSU or PSU award, the participant is entitled to any dividend equivalents credited since the grant date of the award.

56	The TJX Companies, Inc.

Compensation Tables

OUTSTANDING EQUITY AWARDS AT FISCAL 2022 YEAR-END
The following table provides information on outstanding option and stock awards held as of January 29, 2022 by our NEOs:

		Option Awards				Stock Awards
			Equity Incentive Plan Awards:					Equity Incentive Plan Awards:
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underling Unexercised Options Unexercisable (#)(1)	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)(3)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(4)
Ernie Herrman	72,800	—	—	$36.27	09/17/25
	84,340	—	—	37.52	09/15/26
	86,440	—	—	36.61	09/14/27
		—	—			515,312	$36,782,971
								147,000	$10,492,860
Scott Goldenberg	—	—	—	—	—	160,651	11,467,268
								54,632	3,899,632
Carol Meyrowitz	—	—	—	—	—	228,179	16,287,417
								76,302	5,446,437
Richard Sherr	—	—	—	—	—	164,761	11,760,640
								55,304	3,947,600
Kenneth Canestrari	—	—	—	—	—	123,842	8,839,842
								42,058	3,002,100
(1)All option awards have a maximum term of ten years from the grant date and vest in equal annual installments over three years, beginning on the first anniversary of the grant date. In the event an NEO’s employment is terminated by reason of death, disability, retirement at or after age 65 with five or more years of service, or special service retirement (as discussed below under Potential Payments upon Termination or Change of Control) vested options generally remain exercisable for up to five years following termination, unless the option terminates on an earlier date pursuant to its terms. In the event of any other termination, vested options for our NEOs generally remain exercisable for up to six months following termination (as specified under the terms of the option), unless the option terminates on an earlier date pursuant to its terms.
(2)Market values reflect the closing price of our common stock on the NYSE on January 28, 2022 (the last business day of FY22), which was $71.38.

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Compensation Tables
(3)The stock awards in this column include outstanding RSUs with service-based vesting conditions, PSUs with FY20-22 performance goals, and the unvested portion of the career shares award held by Mr. Herrman. The following table shows the scheduled vesting dates for these outstanding awards as of January 29, 2022:

Name	Category	Number of Unvested Shares/Units	Vesting Date
Ernie Herrman	FY20-22 PSU	182,717	3/28/22
	RSU	40,962	4/10/22
	RSU	137,923	4/10/23
	RSU	73,500	4/10/24
	Career Shares	20,054	Last day of FY23
	Career Shares	20,052	Last day of FY24
	Career Shares	20,052	Last day of FY25
	Career Shares	20,052	Last day of FY26
Scott Goldenberg	FY20-22 PSU	68,315	3/28/22
	RSU	14,922	4/10/22
	RSU	50,098	4/10/23
	RSU	27,316	4/10/24
Carol Meyrowitz	FY20-22 PSU	93,920	3/28/22
	RSU	21,945	4/10/22
	RSU	74,163	4/10/23
	RSU	38,151	4/10/24
Richard Sherr	FY20-22 PSU	68,215	3/28/22
	RSU	15,800	4/10/22
	RSU	53,094	4/10/23
	RSU	27,652	4/10/24
Kenneth Canestrari	FY20-22 PSU	52,522	3/28/22
	RSU	11,539	4/10/22
	RSU	38,752	4/10/23
	RSU	21,029	4/10/24
Service-based vesting conditions for RSUs will be satisfied by continued employment through the applicable vesting date. For FY20-22 PSUs, service-based vesting conditions were satisfied as of the end of FY22, and the shares reported are the actual amount earned for the period as discussed on pp. 44-45 of the CD&A above and approved by the ECC on March 28, 2022. Mr. Herrman’s career shares award, a restricted stock unit award, was granted in FY16 in connection with his transition to Chief Executive Officer and included performance conditions that were previously satisfied. Service-based vesting conditions for the career shares award will be satisfied by Mr. Herrman’s continued employment through the applicable vesting date. The vested portion of Mr. Herrman’s career shares award, for which delivery has been deferred, is included in the Nonqualified Deferred Compensation Table below. When shares of stock are vested and delivered under a stock award, the participant is entitled to any dividend equivalents credited since the grant date. Stock awards are further described under Potential Payments upon Termination or Change of Control below, including circumstances in which stock awards may accelerate or be settled prior to the scheduled vesting date.
(4)The stock awards in this column include PSUs granted in FY22 with FY22-24 performance goals. The number of shares reported in this column assumes the maximum level of performance (payout at 200%), in accordance with SEC requirements. Actual payout for PSUs could range from 0% to 200% of the target award depending on performance results. Performance-based vesting conditions for PSUs granted in FY22 are discussed on p. 43-44 of the CD&A. When shares of stock are vested and delivered under a PSU award, the participant is entitled to any dividend equivalents credited since the grant date. PSUs are scheduled to vest on the date of ECC approval of the applicable performance results, which typically occurs in March or April after the end of the performance cycle. PSUs also have service-based vesting conditions that will be satisfied by continued employment through the last day of the three-year performance period. PSUs are further described under Potential Payments upon Termination or Change of Control below, including circumstances in which the vesting of PSUs may accelerate or continue following certain terminations of employment or a change of control of TJX.

58	The TJX Companies, Inc.

Compensation Tables

OPTION EXERCISES AND STOCK AWARDS VESTED DURING FISCAL 2022
The following table provides information relating to option exercises and stock award vesting for our NEOs during FY22:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Ernie Herrman	88,460	$3,622,895	215,060	$14,543,029
Scott Goldenberg	13,026	476,738	71,595	4,809,783
Carol Meyrowitz	—	—	100,395	6,749,489
Richard Sherr	—	—	72,713	4,887,976
Kenneth Canestrari	—	—	55,721	3,745,680
(1)Represents the stock price on the NYSE at exercise minus the option exercise price multiplied by the number of shares acquired on exercise.
(2)Represents the fair market value of the shares on the vesting date, calculated as the closing stock price on the NYSE on the vesting date (or the previous business day if vesting occurred during a weekend) multiplied by the number of shares vesting. For Mr. Herrman, this amount includes the portion of his career shares award (20,054 shares) that vested at the end of FY22 and for which delivery has been deferred as described below under Nonqualified Deferred Compensation Plans. Each of our NEOs was eligible for special service retirement as of the end of FY22, and this amount includes the following shares withheld from RSU awards during FY22 to cover tax obligations in connection with special service retirement vesting: Mr. Herrman, 3,024 shares; Mr. Goldenberg, 892 shares; Ms. Meyrowitz, 1,319 shares; Mr. Sherr, 945 shares; and Mr. Canestrari, 850 shares.

PENSION BENEFITS
In the U.S., we have a tax-qualified defined benefit plan, or Retirement Plan, and a nonqualified Supplemental Executive Retirement Plan, or SERP. We do not have a policy of granting extra years of credited service for purposes of these plans. Our Retirement Plan was closed to new hires as of February 1, 2006, although participants employed prior to that date continue to accrue benefits. We have not offered primary SERP benefits to any new participants in many years and do not currently intend to do so in the future, although we continue to offer an alternative SERP benefit to eligible participants whose Retirement Plan benefits are affected by certain limitations, as described below. The benefit formulas under our Retirement Plan and SERP, described below, did not change in FY22.
Under our Retirement Plan, participants accrue a benefit payable as an annuity at retirement. Once participation has commenced, after an initial one-year eligibility period, the amount accrued each year, expressed as a life annuity commencing at age 65, is 1% of eligible compensation (base salary and MIP awards) up to a periodically adjusted limit ($147,000 in calendar 2022 and $137,000 in calendar 2021) and 1.4% of eligible compensation in excess of that limit. For years of service in excess of 35, the accrual rate is 1% per year of eligible compensation. Compensation for any year in excess of another periodically adjusted limit, $290,000 in 2021, is disregarded for these purposes. Eligible participants are also entitled to supplemental credits. Benefits under the Retirement Plan generally vest after five years of vesting service. A vested participant who retires or whose employment terminates prior to age 65 with at least ten years of vesting service may elect to receive a reduced annuity benefit commencing at age 55 or later. If the participant dies before commencing his or her benefit, a pre-retirement death benefit is payable to the participant’s surviving spouse.
Under our SERP, the primary benefit provides participants who retire at or after age 55 with at least ten years of service a benefit equal to the value of an annuity commencing at age 65 providing annual payments up to a maximum of 50% of the participant’s final average earnings, less other employer-provided retirement benefits and social security benefits. The primary SERP benefit is adjusted for interest for participants who retire after age 65. Ms. Meyrowitz is the only one of our NEOs eligible for a SERP primary benefit and has accrued the full benefit except for the interest adjustment noted above. In determining the primary SERP benefit at age 65, Ms. Meyrowitz was entitled to specified interest rate averaging assumptions under her employment agreement, and her final average earnings for purposes of SERP included base salary and MIP, but not LRPIP, and used the highest average of five years over the preceding ten years.
The alternative SERP benefit provides participants whose Retirement Plan benefits are affected by Internal Revenue Code benefit limitations with the amount of the benefits lost by reason of those limitations. Participants who are eligible for the primary benefit are eligible to receive the alternative benefit in lieu of the primary benefit if it provides a greater benefit at the time of retirement or other termination of employment.
Benefits under SERP are payable following retirement or other termination of employment in installments or in certain other forms of actuarially equivalent value, including a lump sum. If the participant dies prior to retirement or other termination of employment, a pre-retirement death benefit is payable to the participant’s surviving spouse.

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Compensation Tables
PENSION BENEFITS FOR FISCAL 2022
The following table provides information on pension benefits for our NEOs eligible for these benefits as of January 29, 2022. All of our NEOs are fully vested in their Retirement Plan and SERP benefits.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments Made During Last Fiscal Year
Ernie Herrman	Retirement Plan	32	$1,015,351	—
	SERP (Alternative)	32	8,980,945	—
Scott Goldenberg	Retirement Plan	29	978,328	—
	SERP (Alternative)	29	2,604,701	—
Carol Meyrowitz	Retirement Plan	35	1,165,927	—
	SERP (Primary)	20	39,954,482	—
Richard Sherr	Retirement Plan	29	1,122,783	—
	SERP (Alternative)	29	3,996,265	—
Kenneth Canestrari	Retirement Plan	28	815,821	—
	SERP (Alternative)	28	2,133,936	—
(1)Participants in our Retirement Plan and our alternative SERP benefit program began to accrue credited service upon participation in the plans, generally after one year of service with TJX. Service credited for purposes of our primary SERP benefit is based on years of service with TJX but with a maximum of 20 years of service.
(2)Under SEC rules, for purposes of calculating the present value of the accumulated pension benefits in the Pension Benefits table we assumed that each NEO commences his or her benefit at age 65 (or current age, if older than 65) and we used the same assumptions used and described in Note I to our audited financial statements filed with our Annual Report on Form 10-K for FY22, including a post-retirement mortality assumption based on the sex distinct PRI-2012 Tables projected generationally with Scale MP-2021 from 2012. For our SERP, consistent with the assumptions used to determine the values in our Annual Report on Form 10-K for FY22, the present value of accumulated benefits assumes payment forms consistent with executive elections and has been converted to the applicable payment forms using IRS-prescribed mortality assumptions and an interest rate of 2.32% for the primary SERP benefit and 2.30% for the alternative SERP benefit. Actual amounts payable to our NEOs under our Retirement Plan and SERP would be determined based on the governing terms (including actuarial assumptions and form and timing of benefit payments) specified in our plans and agreements, which are not the same as, and could produce benefit values higher than those produced by, the assumptions used for purposes of the values reported in the Pension Benefits table or Summary Compensation Table.

NONQUALIFIED DEFERRED COMPENSATION PLANS
We have an Executive Savings Plan, or ESP, which is a nonqualified deferred compensation plan available to key employees and our directors. Under the ESP, our NEOs and other eligible Associates can elect to defer up to 20% of base salary and up to 100% of any MIP and LRPIP awards and our directors can elect to defer annual retainers. Our NEOs (other than Ms. Meyrowitz) were eligible during FY22 to receive matching credits on base salary deferrals of up to 10% of base salary, with the level of matching credits generally based on the executive’s job level, age and/or pension eligibility. Eligible participants are also entitled to supplemental employer credits. For calendar 2021, the potential match for eligible NEOs was 100% (or, for Mr. Herrman, 150%) of their eligible deferrals, plus an additional performance-based match of up to 150% (or, for Mr. Herrman, 200%) based on FY22 MIP performance results. During FY22, the limitation on the number of years of eligibility for certain levels of matching credits was removed for all eligible participants under ESP. Matching employer credits are 100% vested after five years of plan participation, at age 55, or upon a change of control or separation from service by reason of death or disability.
As of January 29, 2022, all NEOs with ESP employer credits were fully vested. Our NEOs (other than Ms. Meyrowitz) earned an additional performance-based match under ESP at 150% (or, for Mr. Herrman, 200%), based on FY22 performance results under our MIP. All amounts deferred or credited to a participant’s account under the ESP are notionally invested in mutual funds or other market investments selected by the participant. Although not required by the ESP, it has been our practice to purchase the investments notionally invested under the participants’ accounts to help meet our future obligations under the ESP.
Under the ESP, amounts deferred (and earnings on those amounts) are generally distributed following termination of employment unless the participant has elected an earlier distribution date, which may be no earlier than January 1st of the second year following the year of the deferral. Vested employer matching credits (and earnings on those amounts) are generally distributed at, or on a deferred basis following, a participant’s separation from service. Distributions are generally made in a lump sum payment, but a participant may elect to be paid in annual installments over a period of not more than ten years. Amounts vested under the ESP prior to January 1, 2005 (and earnings on those amounts) can be distributed at the participant’s request prior to termination of employment in a lump sum distribution of 85% of the vested account, with the remaining 15% forfeited.

60	The TJX Companies, Inc.

Compensation Tables
Through December 31, 2007, we offered eligible key employees and directors the opportunity to participate in the General Deferred Compensation Plan, or GDCP, another U.S. nonqualified deferred compensation plan. Ms. Meyrowitz is a vested participant in this plan. Under the GDCP, participants could defer all or a portion of base salary and MIP and LRPIP awards or, in the case of directors, retainers and meeting fees, which deferrals are credited with notional interest at an annually adjusted rate based on an average yield of Treasury securities during the prior year. For calendar 2021, this rate was 0.82%. No further deferrals were permitted beginning with FY09 compensation, but previously deferred amounts continue to be credited with notional interest amounts.
Amounts deferred under the GDCP on or after January 1, 2005 (and earnings on those amounts) that had not been distributed prior to January 1, 2009 are distributed under the terms of the ESP, as described above. Amounts deferred under the GDCP prior to January 1, 2005 (and earnings on those amounts) are distributed in a lump sum during employment or following termination of service as elected by the participant, or, for participants whose employment terminates at or after age 55, in a lump sum or in installments upon or following termination as elected by the participant (with all payments completed by the tenth anniversary of termination of service). Upon a change of control, each participant receives the entire amount credited to his deferred account in a lump sum payment.
Mr. Herrman was previously granted a performance-based career shares award under our SIP during FY16 in connection with his transition to Chief Executive Officer. The career shares award was subject to the achievement of performance-based vesting conditions, which were previously satisfied. The career shares award is scheduled to vest in full at the end of FY26, with prorated annual vesting beginning at the end of FY20, subject to Mr. Herrman’s continued employment with us. The portion of the career shares award that was unvested at the end of FY22 is reported above in the Outstanding Equity Awards at Fiscal 2022 Year-End table, and the vested portion of the career shares award is reported below in the Nonqualified Deferred Compensation table. Delivery of vested shares underlying the performance-based career shares award held by Mr. Herrman is deferred until six months and one day following Mr. Herrman’s retirement or other separation from service. When shares of stock are vested and delivered under the career shares award, Mr. Herrman is entitled to any dividend equivalents credited during the restricted period.
NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2022
The following table provides information on FY22 nonqualified deferred compensation plans for our NEOs:

Name and Plan Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
Ernie Herrman
ESP	$160,000	$560,000	$(91,404)	—	$12,774,464
Career Shares	—	1,511,470	336,105	—	4,492,698
Scott Goldenberg
ESP	97,600	244,001	126,960	—	5,272,519
Carol Meyrowitz
GDCP	—	—	6,213	—	711,844
ESP	—	—	48,064	—	6,401,770
Richard Sherr
ESP	201,600	280,001	66,616	—	6,430,818
Kenneth Canestrari
ESP	108,000	225,000	281,553	—	3,642,659
(1)Reflects notional credits to participant accounts in ESP. Amounts are also included as Salary or Non-Equity Incentive Plan Compensation, as applicable, in the Summary Compensation Table.
(2)Reflects notional credits to participant accounts in ESP plus, for Mr. Herrman, the value on the vesting date of the portion of his career shares award and related dividend equivalent amounts that vested in FY22. ESP amounts include the performance-based credits earned for FY22 but not credited until after the close of FY22. ESP amounts in this column are also included in the All Other Compensation column in the Summary Compensation Table.
(3)Reflects notional market-based earnings on deferrals and other amounts credited to the account of plan participants under the ESP, market-based earnings under Mr. Herrman's career shares award, and notional interest under the GDCP as described above. It has been our practice to purchase the specified notional investments under the ESP to help meet our future obligations under the ESP.
(4)The aggregate balance includes deferrals of income for prior fiscal years. For Mr. Herrman, the aggregate balance includes the portion of his career shares award that was vested at the end of FY22, valued based on the closing price of our common stock on the NYSE on January 28, 2022 (the last business day of FY22), and related dividend equivalent amounts. Amounts deferred by individuals who were NEOs for the fiscal year of the deferral were included in the compensation reported for those individuals in the compensation tables in prior proxy statements. The aggregate balance also includes earnings on amounts deferred and performance-based credits earned under the ESP for FY22 but not credited until after the close of FY22.

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Compensation Tables

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
We believe that providing severance and change of control benefits helps us attract and retain high quality executives and protect our other business interests, as discussed above in the CD&A.
Severance Plan and Employment Agreements. Each of our NEOs in FY22 participated in our Severance Plan and was party to an employment agreement. The terms of the Severance Plan and these agreements provide for payments in connection with specified termination or change of control events, as summarized below.
•Termination Other than for Cause or Constructive Termination: If we terminate an NEO’s employment other than for cause or the executive terminates employment in connection with a forced relocation of more than 40 miles (referred to as a constructive termination), the executive would be entitled to 24 months of continued base salary and any automobile allowance; cash payments in an amount sufficient after taxes to cover the cost of any COBRA continuation of health coverage during the salary continuation period; cash incentive awards under MIP and LRPIP for each uncompleted year or award cycle, to the extent applicable performance goals are met and adjusted to reflect the executive’s period of service during the year or cycle; and equity awards in accordance with their terms. In addition, salary continuation for Ms. Meyrowitz will continue to be based on her FY16 salary rate regardless of when termination occurs; and a constructive termination for Ms. Meyrowitz would also include a voluntary termination in connection with an involuntary removal or failure to be nominated or reelected to the Board or as Chairman of the Board.
Under the employment agreements with each of our NEOs, a termination for cause generally includes the following, subject to the qualifications set forth in the agreements: material and willful dishonesty in the performance of duties, conviction of a felony, willful neglect of material duties, material and continuing conflict of interest, willful misconduct that violates company policy and is materially harmful to the reputation or business of the Company, or a breach of applicable restrictive covenants. Under these agreements or our Severance Plan, upon a termination for cause, our NEOs would not be entitled to any separation benefits other than vested retirement benefits and, assuming no breach of applicable restrictive covenants, vested deferred compensation benefits and vested stock option awards under the SIP.
•Death or Disability: Upon a termination of employment by reason of death or disability, each NEO (or his or her legal representative) would be entitled to the same benefits as are described above for a termination other than for cause, except that salary continuation would be subject to adjustment for any long-term disability benefits, the MIP award would be paid at target without proration, and any stock option acceleration would be determined under the terms of the applicable award.
•Retirement or Voluntary Termination: Our NEOs would not be entitled to separation benefits under their employment agreements or the Severance Plan upon a voluntary termination (other than a constructive termination), except that upon retirement or other voluntary termination (other than a constructive termination) Ms. Meyrowitz would be entitled to benefits under LRPIP to the extent applicable LRPIP goals are met and adjusted, if applicable, to reflect her period of service during the performance period. Each of our NEOs satisfied the requirements for special service retirement as of the end of FY22 and would remain eligible for amounts under our cash and equity incentive awards, as described under Long-Term Incentive Awards below. In addition, Ms. Meyrowitz's agreement, as amended in January 2022, provides for eligibility for continued vesting of future stock awards and certain long-term cash awards in the event that she provides additional Board-approved services to the Company following any future retirement.
•End of Contract Term: For each of our NEOs a termination occurring on the last day of the agreement term would be treated as a termination other than for cause unless we make an offer of continued service in a comparable position.
•Change of Control: Upon a change of control of TJX (with or without a termination of employment), each NEO would be entitled to receive a lump sum settlement at target of MIP and LRPIP awards for which the performance period or cycle had not ended, plus any benefits under the SIP and our deferred compensation plans (as described further below). We would also be obligated to pay any legal fees and expenses the NEO reasonably incurs in seeking enforcement of contractual rights following a change of control.
The events that constitute a change of control under the agreements in effect during FY22 generally consist of the following, subject to the qualifications set forth in those agreements: a change of control required to be reported under the Exchange Act; the acquisition of 20% or more of our common stock followed by a change in a majority of our Board of Directors; a proxy solicitation or solicitations followed by a change in a majority of our Board of Directors; and the execution of certain agreements of acquisition, merger, or consolidation followed by consummation of the transactions contemplated by such agreement.
•Change of Control Followed by Qualifying Termination: Upon a qualifying termination of employment following a change of control, each NEO would be entitled to receive alternative severance benefits instead of the separation-related benefits described above. The alternative severance benefits consist of a lump sum severance payment equal to two times the sum of the executive’s annual base salary, any annual automobile allowance and target MIP award amount; two years of continued participation in health and life insurance programs, except to the extent of replacement coverage; and any benefits (including any acceleration of awards) under the SIP and our deferred compensation plans (as described further below). For this purpose, base salary and the target MIP amount would be determined by reference to the higher of the executive’s base salary immediately prior to termination or the change of control (except that base salary for Ms. Meyrowitz would continue to be based on her FY16 salary rate), and base salary would be adjusted for any long-term disability benefits.

62	The TJX Companies, Inc.

Compensation Tables
A qualifying termination for these purposes includes a termination by us other than for cause, by the executive for good reason (as defined in the agreements), or a termination by reason of death or disability, in each case within 24 months following a change of control without regard to the scheduled term of the agreement. A qualifying termination does not include a voluntary termination without good reason.
In addition to the amounts described above, the executives would remain entitled to vested and accrued, but unpaid, compensation and benefits (including earned but unpaid amounts under MIP and LRPIP) and to any SIP or deferred compensation benefits (as described below). Our NEOs would not be entitled to any tax gross-up payment for any “golden parachute” excise tax on change of control benefits, but payments and benefits to each executive would be reduced if and to the extent such a reduction would have put the executive in a better after-tax position.
Long-Term Incentive Awards. Under the terms of our long-term incentive awards, NEOs and other participants who retire at or after age 65 with ten or more years of service, or who retire at or after age 60 with twenty or more years of service, are eligible for "special service retirement" benefits described below. As of the end of FY22, all NEOs satisfied the requirements for a special service retirement.
Upon retirement, each of our NEOs would be entitled to continued vesting of PSUs to the extent applicable goals are met (with the award adjusted, as applicable, to reflect the period of service during the performance period based on the rules described in footnote 3 to the table below) and for settlement of RSUs (with the award adjusted, if applicable, based on the completed portion of the service period). Upon a termination due to death or disability, each of our NEOs would be entitled to acceleration of PSUs at the target level of performance (with the award adjusted to reflect the period of service during the performance period based on the rules described in footnote 3 to the table below); our NEOs would be entitled to settlement of RSUs on the same basis as retirement. In the event of a termination without cause or a constructive termination, each of our NEOs would be entitled to continued vesting of PSUs and settlement of RSUs on the same basis as retirement.
All stock option awards held by our NEOs were vested as of the end of FY22. Following a termination of employment, each of the executives would have been able to exercise vested option awards granted under the SIP in accordance with applicable post-termination exercise periods.
For LRPIP awards, under terms established by the ECC, our NEOs would be entitled upon retirement to benefits under LRPIP to the extent applicable LRPIP goals are met and adjusted, if applicable, based on the rules described in footnote 2 to the table below (including special terms applicable to Ms. Meyrowitz’s FY21-23 LRPIP award).
Unvested equity awards under the SIP do not include automatic full accelerated vesting upon a change of control of TJX. Instead, performance conditions for PSUs will be deemed satisfied at target upon the change of control (with settlement of the award to the extent the original service conditions were satisfied), and any unvested PSUs, RSUs, and stock options, and the unvested portion of Mr. Herrman’s career shares award, will vest in full upon the change of control if not continued or assumed in the transaction or, if continued or assumed, in the event of a qualifying termination of employment following the change of control. A qualifying termination for these purposes includes an involuntary termination without cause or a termination for good reason within 24 months following the change of control.
Except as described above in connection with a change of control of TJX, the unvested portion of Mr. Herrman’s career shares award is not eligible for acceleration or continued vesting in connection with any termination of employment.
Deferred Compensation. As noted above under Nonqualified Deferred Compensation Plans, any unvested employer credit accounts under the ESP also vest in full upon a change of control or termination of employment due to death or disability, and any accounts under GDCP will be paid upon a change of control. As of the end of FY20, all of our NEOs were fully vested in their ESP employer credit accounts. Our NEOs were also eligible for SERP benefits described above under Pension Benefits.
Related Provisions. Under the terms of their employment agreements and the Severance Plan, each NEO agreed to non-solicitation and non-competition provisions that operate during the term of employment and for 24 months thereafter, and to confidentiality provisions during and after employment. Benefits under the employment agreements, the Severance Plan, and SERP; benefits under LRPIP following special service retirement; and benefits attributable to employer credits at or above the Senior Executive Vice President level under the ESP (including additional performance-based credits previously earned by Mr. Herrman), are also conditioned on compliance with restrictive covenants. Upon a change of control, our NEOs would no longer be subject to any covenant not to compete following a termination of employment. Each NEO has also acknowledged our clawback policy, which continues to apply to executive officers following a termination of employment for any reason.
The agreements and plans include terms designed to comply with the deferred compensation provisions of Section 409A of the Internal Revenue Code (Section 409A), including provisions that would delay certain termination-related benefits for six months beyond termination of employment and alternative payment provisions that could apply in connection with a change of control not described in Section 409A.

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Compensation Tables
The following table sets forth aggregate estimated payment obligations to each of our NEOs, assuming that the triggering events had occurred on January 29, 2022, all pursuant to the terms of TJX’s plans and each executive’s employment agreement as in effect on such date.
Triggering Event and Payments(1)

	Ernie Herrman	Scott Goldenberg	Carol Meyrowitz	Richard Sherr	Kenneth Canestrari
Death/Disability
Severance	$3,200,000	$1,952,000	$3,150,000	$2,240,000	$1,800,000
MIP/LRPIP(2)	2,779,893	982,667	2,158,667	1,098,133	764,533
Equity Awards(3)	13,026,727	2,552,824	4,634,806	2,673,617	1,972,060
Other Benefits(4)	125,198	125,198	134,050	134,050	134,050
Total(5)	19,131,818	5,612,689	10,077,523	6,145,800	4,670,643
Retirement or Voluntary Termination
LRPIP(2)	2,779,893	982,667	2,158,667	1,098,133	764,533
Equity Awards(3)	13,026,727	2,552,824	4,634,806	2,673,617	1,972,060
Total	15,806,620	3,535,491	6,793,473	3,771,750	2,736,593
Termination without Cause/Constructive Termination
Severance	3,200,000	1,952,000	3,150,000	2,240,000	1,800,000
MIP/ LRPIP(2)	2,779,893	982,667	2,158,667	1,098,133	764,533
Equity Awards(3)	13,026,727	2,552,824	4,634,806	2,673,617	1,972,060
Other Benefits(4)	125,198	125,198	134,050	134,050	134,050
Total	19,131,818	5,612,689	10,077,523	6,145,800	4,670,643
Change of Control
Settlement of MIP/LRPIP	4,969,840	1,724,000	2,852,000	1,997,200	1,346,800
Settlement of Stock Awards(3)	1,767,920	657,041	1,835,317	665,123	505,818
Total	6,737,760	2,381,041	4,687,317	2,662,323	1,852,618
Change of Control followed by Qualifying Termination
Change of Control Benefits (see above)	6,737,760	2,381,041	4,687,317	2,662,323	1,852,618
Equity Awards(3)	27,877,564	8,007,681	10,650,966	8,329,453	6,181,778
Severance	9,600,000	3,708,800	6,270,000	4,256,000	3,240,000
Other Benefits(4)	134,794	134,794	138,865	138,865	138,865
Total(5)	44,350,118	14,232,316	21,747,148	15,386,641	11,413,261
(1)We used the following assumptions to calculate the payments set forth in the table:
•We assumed in each case that the termination was not for cause; the executive does not violate his or her non-competition, non-solicitation, confidentiality, or other obligations to us following termination; the executive receives COBRA continuation of health coverage for up to 18 months but does not receive health or life insurance coverage from another employer within the relevant periods; and the executive does not incur legal fees requiring reimbursement from us. We also assumed that any change of control would have qualified as a “change in control event” under Section 409A.
•In the case of payments following termination by reason of disability, the amounts shown assume salary continuation and/or long-term disability payments, coordinated to avoid duplication.
•We valued stock awards using $71.38, the closing price of our common stock on the NYSE on January 28, 2022, the last business day of the fiscal year. We included, where applicable, the full value of all stock awards ($71.38 per share), assuming target performance for PSUs with performance periods ending after January 29, 2022, plus the value of any accumulated dividends or dividend equivalents as of January 29, 2022 that would be payable with respect to such awards. See the Outstanding Equity Awards table on p. 57 for more information about these equity awards. Actual amounts that will be earned with respect to these equity awards may be different from the values included in the table.
•In addition to the amounts described in this table, our NEOs were eligible for the benefits described above under Pension Benefits and Nonqualified Deferred Compensation Plans.
For purposes of this table, we did not include any amounts in respect of accrued but unpaid base salary or benefits; any amounts in respect of bonuses under MIP and LRPIP for performance periods ending on January 29, 2022; any amounts in respect of stock options because all stock options held by the NEOs were vested as of January 29, 2022; any amounts in respect of PSUs with performance periods ending on January 29, 2022; any amounts in respect of other outstanding equity awards that would not have accelerated upon or continued vesting following the triggering event (except that we included the portion of RSU awards for which the service-based vesting condition was satisfied due to eligibility for special service retirement); or any deferred compensation amounts that would not have been enhanced upon or following the triggering event.

64	The TJX Companies, Inc.

Compensation Tables
In the case of a change of control (both with and without a termination of employment) occurring on January 29, 2022, we estimated the mandatory reductions to benefits that would apply in order to maximize the executive’s benefit after change-of-control excise and other taxes. For purposes of this determination, we assumed that all equity awards would have been cashed out at closing in the amounts described below in footnote 3 of this table; that only a portion of the value of RSUs and accumulated cash dividends with respect to such awards, and certain other payments, would have been treated as contingent upon a change of control; that the full value, at target, of FY20-22 PSUs, together with accumulated cash dividends with respect to such awards, would be treated as contingent upon a change of control; and that none of the payments would be exempt under a special rule for reasonable compensation or treated as contingent upon a change of control under a special presumption applicable to agreements entered into or amendments made during FY22. Applying these assumptions, we determined that no mandatory reduction to benefits for our NEOs would have been required in the case of a change in control (with or without) a qualifying termination occurring on January 29, 2022.
(2)MIP/LRPIP includes an amount for each applicable LRPIP cycle ending after January 29, 2022, assuming target performance. For each NEO, the LRPIP amounts would have been subject to proration based on the portion of the cycle completed as of January 29, 2022, determined based on the number of completed months in the cycle or, in the event of special service retirement, the number of completed years in the cycle, except that Ms. Meyrowitz’s FY21-23 LRPIP award would not be prorated. In the event of termination due to death or disability, special service retirement, or termination without cause or constructive termination, any LRPIP amounts (after applicable proration) would have been paid based on actual performance. In the event of termination due to death or disability, the MIP award for an open fiscal year would have been paid at target without proration. In the event of termination without cause or constructive termination, the MIP award for an open fiscal year would have been paid based on actual performance and prorated between 50% and 100% based on days completed in the fiscal year.
(3)Equity awards include, where applicable, RSUs and FY22-24 PSUs. The value of continued vesting of PSUs included in this table assumes that applicable performance conditions are satisfied at target following special service retirement or termination without cause or constructive termination. In the event of termination due to death or disability, special service retirement, or termination without cause or constructive termination, the potential acceleration, settlement, or continued vesting of PSUs held by our NEOs would be subject to proration, if applicable, based on full fiscal years completed during the performance period, except that Ms. Meyrowitz’s PSUs would be prorated one-third if the triggering event occurs before the end of the first fiscal year of the performance period or two-thirds if the triggering event occurs before the end of the second fiscal year of the performance period. FY22-24 PSUs (after applicable proration) would vest immediately at target upon termination due to death or disability during the performance period (or based on the greater of target or actual performance if termination due to death or disability occurs after the end of the performance period). In the event of termination due to death or disability, special service retirement, or termination without cause or constructive termination, the potential acceleration or settlement of RSUs held by our NEOs would be subject to proration, if applicable, based on the completed portion of the service vesting period. Equity awards do not include automatic full accelerated vesting upon a change of control of TJX. Equity awards would vest in full upon a change of control of TJX if not continued or assumed in the transaction or, if continued or assumed, in the event of a qualifying termination of employment following the change of control, and are included under “Change of Control followed by Qualifying Termination” in this table , except that FY22-24 PSUs are included under "Change in Control" in this table to the extent the applicable service conditions were satisfied and the award would have been settled at target in connection with the change of control on January 29, 2022.
(4)Other benefits include amounts for continued health coverage, life insurance coverage, and/or automobile benefits. For health coverage, we estimated an amount sufficient after taxes to cover the cost of continuation of medical, dental, and vision benefits based on the COBRA rates in effect as of January 29, 2022 and assumed, in the case of a qualifying termination following a change of control, that employee contributions for health coverage will continue at rates in effect as of January 29, 2022.
(5)In the event of death on January 29, 2022, the beneficiaries of each of our NEOs would also have been entitled to a life insurance benefit of $975,000 under our management- and executive-level life insurance programs. Company-paid amounts for these programs are included and described above in the Summary Compensation Table under All Other Compensation for FY22.

2022 Proxy Statement	65

Compensation Tables

CEO PAY RATIO
At the end of FY22, we operated nearly 4,700 retail stores and employed approximately 340,000 Associates worldwide. Approximately 86% of these Associates worked in our retail stores. Our total number of Associates, which is subject to seasonal variations, includes full-time, part-time, seasonal, and temporary employees. This workforce supports the execution of our flexible off-price business model, including the timing and frequency of store deliveries and the management of a rapidly changing mix of store inventory, throughout our global business.
As required by SEC rules, we are providing information regarding the ratio of annual total compensation for our CEO to that of our median employee. Our CEO’s annual total compensation for FY22, as reported in the "Total" column of the Summary Compensation Table above, was $31,802,000. In accordance with SEC rules, the median of the annual total compensation of all employees (other than the CEO) was estimated to be $14,139 for FY22, which resulted in an estimated ratio of 2,249:1.
For FY22 we reported as supplemental information a Total compensation amount for our CEO that excludes amounts attributable to the modifications of stock awards granted prior to FY22, as shown on p. 53 above. Using the Total compensation amount reported as supplemental information for FY22 ($19,679,954) instead of the amount above, the estimated ratio of our CEO's annual total compensation to the median of the annual total compensation of all employees (other than the CEO) would be 1,392:1.
To identify the median employee for FY22 in accordance with SEC rules, we included all employees in our global operations as of the last day of FY22, including full-time, part-time, seasonal, and temporary employees, and estimated annual total compensation for all of these employees based on calendar 2021 payroll records in each jurisdiction, converting foreign currencies to U.S. dollars using an average annual exchange rate for calendar 2021. As part of this process, we annualized earnings for employees, other than seasonal and temporary employees, who were hired during the fiscal year. As a result of this process, the FY22 median employee for purposes of our pay ratio estimate was a part-time hourly retail store Associate.
SEC rules allow companies to use a variety of methods and assumptions to estimate median employee compensation, and factors such as industry, geography, business model, and workforce composition will vary across companies. Accordingly, the information above may not be comparable to information reported by other companies.

66	The TJX Companies, Inc.

DIRECTOR COMPENSATION

OVERVIEW
For FY22, our non-employee directors were entitled to the following compensation:
Non-Employee Director Compensation

Annual cash retainer	$90,000
Annual deferred stock awards (target level)	$170,000
Additional annual retainers
Audit Committee Chair	$28,000
Audit Committee member (other than the Chair)	$15,000
Chair of the subcommittee of the Audit Committee	$26,000
Executive Compensation Committee Chair	$23,000
Executive Compensation Committee member (other than the Chair)	$10,000
Corporate Governance Committee Chair	$18,000
Corporate Governance Committee member (other than the Chair)	$8,000
Finance Committee Chair	$18,000
Finance Committee member (other than the Chair)	$8,000
Lead Director	$70,000
Each non-employee director is eligible for two annual deferred stock awards (including deferred dividend awards) under our SIP. For FY22, the total target value of these deferred stock awards was $170,000. Deferred stock awards are prorated for non-employee directors who are first elected as a director on a date other than the date of the Company’s annual meeting. One of the deferred stock awards vests immediately and is payable with accumulated dividends in stock at the earlier of separation from service as a director or change of control. The second award vests based on a director’s continued service until the annual meeting next following the grant of the award (subject to possible earlier vesting in the event of a change of control if not continued or assumed in the transaction or if a qualifying termination of service as a director occurs following the change of control and prior to the scheduled vesting date), and is payable with accumulated dividends in stock upon vesting or, if an irrevocable advance election is made, at the same time as the first award. In the event that a non-employee director separates from service as a director prior to vesting in the second award, that award is forfeited.
Employee directors do not receive separate compensation for their service as directors. Members of the Executive Committee do not receive committee-specific compensation. Directors are reimbursed for customary expenses for attending Board and Committee meetings.
Our non-employee directors are eligible to defer their retainers under the ESP (described above in Nonqualified Deferred Compensation Plans) but are not eligible for matching credits. Amounts deferred by directors under the ESP are notionally invested in mutual funds or other market investments. Participating non-employee directors may select a distribution date earlier than retirement from the Board, but no earlier than January 1st of the second year following the year of the deferral. Prior to January 1, 2008, our non-employee directors were eligible to defer their retainers and fees in our GDCP (described above in Nonqualified Deferred Compensation Plans), under which amounts deferred earn interest at a periodically adjusted market-based rate. Amounts deferred under the GDCP on or after January 1, 2005 (and earnings on those amounts) will be distributed under the terms of the ESP, as described above. Amounts deferred under the GDCP prior to January 1, 2005 (and earnings on those amounts) are scheduled to be paid upon or after leaving the Board. As of the end of FY22, Mr. Bennett, Ms. Berkery, Ms. Nemerov, and Ms. Shire (who served on the Board until June 2021) have amounts deferred under the ESP and Mr. Bennett has amounts deferred under the GDCP. We do not provide retirement, health, or life insurance benefits to our non-employee directors.

2022 Proxy Statement	67

Director Compensation
The following table provides compensation information for our non-employee directors for FY22. Information about Mr. Herrman’s and Ms. Meyrowitz’s compensation for FY22 is provided with that of the other NEOs in the CD&A and in the accompanying tables above.

DIRECTOR COMPENSATION FOR FISCAL 2022

Name	Fees Earned or Paid In Cash(1)	Stock Awards(2)(3)	Total
Zein Abdalla	$106,000	$170,000	$276,000
José B. Alvarez	108,000	170,000	278,000
Alan M. Bennett	175,187	170,000	345,187
Rosemary T. Berkery	128,000	170,000	298,000
David T. Ching	139,000	170,000	309,000
C. Kim Goodwin	107,989	170,000	277,989
Michael F. Hines	126,000	170,000	296,000
Amy B. Lane	123,000	170,000	293,000
Jackwyn L. Nemerov	114,484	170,000	284,484
John F. O’Brien	98,000	170,000	268,000
Willow B. Shire*	41,819	0	41,819
*    Ms. Shire served on the Board until June 2021.
(1)Includes amounts that have been deferred under the ESP, if applicable.
(2)Reflects the grant date fair value of annual deferred share awards totaling $170,000, determined in accordance with ASC Topic 718, disregarding the effect of estimated forfeitures and valued based on the closing price of our common stock on the NYSE on the grant date.
(3)The following table shows the number of shares subject to outstanding stock awards for our non-employee directors as of January 29, 2022:

Name	Outstanding Stock Awards*
Zein Abdalla	25,151
José B. Alvarez	4,759
Alan M. Bennett	107,367
Rosemary T. Berkery	6,808
David T. Ching	65,698
C. Kim Goodwin	3,546
Michael F. Hines	110,672
Amy B. Lane	89,210
Jackwyn L. Nemerov	19,156
John F. O’Brien	124,867
*Includes awards of 1,293 deferred shares for each non-employee director that are unvested as of the end of FY22 and scheduled to vest on the day before the 2022 Annual Meeting.

68	The TJX Companies, Inc.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information as of January 29, 2022 with respect to our equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(c)
Equity compensation plans approved by security holders	43,557,836	$47.11	28,320,984
Equity compensation plans not approved by security holders	—	—	—
Total	43,557,836	$47.11	28,320,984
This table does not include the 27,000,000 additional shares that would be available for issuance under the SIP if our shareholders approve Proposal 3 at the Annual Meeting.
We use one equity compensation plan, the Stock Incentive Plan (or SIP), which is the subject of Proposal 3 at the Annual Meeting. Shareholders most recently approved the number of securities issuable under the SIP in 2013. Securities reported in column (a) include outstanding options, performance share unit awards, and restricted stock unit awards as well as outstanding deferred stock awards where the underlying shares have not been issued. The weighted-average exercise price in column (b) takes into account option awards but not the 3,325,293 shares subject to other awards.
For additional information concerning our equity compensation plan see Note H to our consolidated financial statements included in our Annual Report on Form 10-K for FY22.

2022 Proxy Statement	69

STOCK OWNERSHIP

BENEFICIAL OWNERSHIP
The following table shows, as of April 8, 2022, the number of shares of our common stock beneficially owned by each director/ director nominee and executive officer named in the Summary Compensation Table and all directors and executive officers as a group:

Name	Number of Shares
Zein Abdalla	53,873	(1)
José B. Alvarez	6,543
Alan M. Bennett	117,243
Rosemary T. Berkery	14,520
Kenneth Canestrari	135,739
David T. Ching	85,166
Scott Goldenberg	69,182
C. Kim Goodwin	7,742
Ernie Herrman	690,595
Michael F. Hines	114,129
Amy B. Lane	120,282	(2)
Carol Meyrowitz	224,553
Jackwyn L. Nemerov	19,905
John F. O’Brien	256,484
Richard Sherr	70,975
All Directors and Executive Officers as a Group (16 Persons)	2,230,486
(1)Mr. Abdalla shares voting and dispositive power over 20,564 shares of common stock with his spouse.
(2)Ms. Lane shares voting and dispositive power over 440 shares of common stock with her spouse.
The total number of shares beneficially owned by each individual and by the group above constitutes, in each case, less than 1% of the outstanding shares of TJX. The amounts above reflect sole voting and investment power except as noted.
The shares listed in the table above include:
•Vested deferred shares (including estimated deferred shares for accumulated dividends) held by the following directors: Mr. Abdalla, 24,275; Mr. Alvarez, 3,527; Mr. Bennett, 107,927; Ms. Berkery, 5,612; Mr. Ching, 65,531; Ms. Goodwin, 2,293; Mr. Hines, 111,289; Ms. Lane, 89,453; Ms. Nemerov, 18,176; Mr. O’Brien, 125,733; and all directors and executive officers as a group, 553,816.
•1,316 deferred shares (including estimated deferred shares for accumulated dividends) that are scheduled to vest within 60 days of April 8, 2022 held by each non-employee director; and 13,160 for all directors and executive officers as a group.
•Shares of common stock that the following persons had the right to acquire on April 8, 2022 or within 60 days thereafter through the exercise of vested options or through a vested right to delivery of shares under the terms of stock awards: Mr. Canestrari, 24,103; Mr. Goldenberg, 31,165; Mr. Herrman, 389,420; Ms. Meyrowitz, 45,990; Mr. Sherr, 33,014; and all directors and executive officers as a group, 633,700.
Shares listed do not include, if not scheduled to vest within 60 days of April 8, 2022, unvested performance share unit awards or unvested restricted stock unit awards. Estimated accumulated dividend amounts are based on the closing price of our common stock on April 8, 2022.

70	The TJX Companies, Inc.

Stock Ownership
The following table shows, as of April 8, 2022, each person known by us to be the beneficial owner of more than 5% of our outstanding common stock:

Name and Address of Beneficial Owner	Number of Shares	Percentage of Class Outstanding
The Vanguard Group, Inc.(1) 100 Vanguard Boulevard Malvern, PA 19355	89,858,041	7.53%
Wellington Management Group LLP(2) 280 Congress Street Boston, MA 02210	83,545,715	7.00%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	76,599,063	6.4%
(1)Amounts based on ownership of The Vanguard Group, Inc. and certain subsidiaries at December 31, 2021 as indicated in its Schedule 13G/A filed with the SEC on February 10, 2022, which reflected shared voting power with respect to 2,040,022 of the shares, sole dispositive power with respect to 84,859,155 of the shares and shared dispositive power with respect to 4,998,886 of the shares.
(2)Amounts based on ownership of Wellington Management Group LLP and certain affiliated entities at December 31, 2021 as indicated in its Schedule 13G/A filed with the SEC on February 4, 2022, which reflected shared voting power with respect to 81,123,337 of the shares and shared dispositive power with respect to 83,545,715 of the shares.
(3)Amounts based on ownership of BlackRock, Inc. and certain subsidiaries at December 31, 2021 as indicated in its Schedule 13G/A filed with the SEC on February 1, 2022, which reflected sole voting power with respect to 65,110,745 of the shares and sole dispositive power with respect to 76,599,063 of the shares.

2022 Proxy Statement	71

SHAREHOLDER PROPOSALS
We value year-round engagement with our shareholders and other stakeholders, including on environmental, social, and governance (ESG) topics (see Engaging with Shareholders, above). We gain insights from the feedback we receive and carefully consider updates to our practices and disclosures, weighing the perspectives of our many stakeholders. Our Board and Board Committees receive and have the opportunity to consider relevant information and feedback we receive through these engagements. We believe constructive year-round engagement can be an effective tool for learning more about our stakeholders’ priorities and areas of concern.
In recent years we have received a number of shareholder proposals relating to ESG matters. We have a practice of engaging with shareholder proponents to seek a better understanding of the proponents’ perspectives. We believe these conversations also provide opportunities for us to explain our off-price retail business model, how we think about managing the business, and our oversight of risk and strategy. It is our aim that through constructive engagement with a shareholder proponent, and sometimes as a result of this engagement, we reach an agreement with the proponent that results in the withdrawal of the proposal.
When we are not able to reach an agreement that results in the withdrawal of the proposal, we have generally opposed the shareholder proposal. This opposition typically is based in our belief that the proposal does not take into account the actions we are already taking to address the underlying issues raised by the proposal, our prioritization of such issues, or the scope and nature of our business, and often because of the prescriptive manner in which the proposal requests we approach or report on an issue. We work hard to provide robust disclosure related to ESG issues that we believe is relevant to our business and meaningful to our stakeholders. We believe that such disclosure, which is informed by stakeholder feedback, provides insight into our business and the actions we are taking to address and prioritize ESG issues that we believe are important to our business.

72	The TJX Companies, Inc.

Shareholder Proposals

PROPOSAL 5: SHAREHOLDER PROPOSAL

REPORT ON EFFECTIVENESS OF SOCIAL COMPLIANCE EFFORTS IN TJX'S SUPPLY CHAIN
We received the following proposal from NorthStar Asset Management, Inc. Funded Pension Plan, P.O. Box 301840, Boston, Massachusetts 02130, a beneficial owner of at least $2,000 of our common stock, and the Sisters of St. Dominic, 5635 Erie Street, Racine, Wisconsin 53402, a beneficial owner of at least $2,000 of our common stock.
In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us. The shareholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the Annual Meeting.
As explained below, your Board unanimously recommends that you vote AGAINST the shareholder proposal.
Shareholder Proposal
Assessing Due Diligence on Human Rights in Supply Chain
WHEREAS:
TJX Companies sources from approximately 21,000 vendors in over 100 countries. While TJX’s Vendor Code of Conduct prohibits forced, child, and prison labor, TJX does not conduct or require routine audits of factories to confirm compliance, beyond the producers of private label merchandise (reportedly a very small portion of merchandise);
TJX's failure to disclose adequate due diligence mechanisms has caused a low score on human rights benchmarking. The preeminent UN Guiding Principles on Business and Human Rights (UNGP) specify due diligence principles for human rights commitments, including assessing actual and potential human rights impacts, integrating and acting upon findings, tracking responses, and communicating remedies;
The World Benchmarking Alliance’s 2020 Corporate Human Rights Benchmark evaluated companies against the UNGP. TJX was one of the poorest scoring apparel companies evaluated – of 26 possible points, TJX scored 4, including zero on each Human Rights Due Diligence indicator;
Ample evidence of severe human rights violation risk exists in TJX supply chains:
•In numerous countries from which TJX sources, the Department of Labor has found evidence of forced or child labor in manufacture of footwear, garments, textiles, toys, jewelry, and leather;
•The Coalition to End Forced Labour in the Uyghur Region reports that “virtually the entire apparel and footwear industry is tainted by forced Uyghur and Turkic Muslim Labour” and that TJX has not yet taken “all credible steps”1 to prevent forced labor of Uyghurs in its supply chain;
•U.S. garment manufacturers employ millions of undocumented workers which are “unquestionably more vulnerable to labor exploitation.”2 The industry’s “multiple levels of contracting, intense industry competition, and dysfunctional immigration policies impede efforts to establish and sustain a legal, safe, and fair working environment”3;
Also in the U.S., half the incarcerated population works in some way. Research indicates that over 60,000 incarcerated people work in correctional industries annually – an industry worth $1 billion. Most are paid subminimum wages; some are coerced or forced to work in inhumane conditions. Some incarcerated workers are also known to produce merchandise sold at U.S. retailers.
RESOLVED: Shareholders of TJX Companies urge the Board of Directors to oversee a third-party assessment and report to shareholders, at reasonable cost and omitting proprietary information, assessing the effectiveness of current company due diligence in preventing forced, child, and prison labor in TJX’s supply chain.
SUPPORTING STATEMENT: Shareholders recommend that the report, at Board and management's discretion:
•Assess risks that TJX’s existing approach, lacking systematic verification of compliance with the Vendor Code of Conduct, could lead to occurrences of forced, child, or prison labor in the supply chain;
•Evaluate related risks to company finances, operations, and reputation;
•Examine whether requiring third-party environmental and social audits of vendors would reduce such risks, and any rationale for not requiring such audits;
•Draw upon guidance of international standards such as the UNGP and the ILO Indicators of Forced Labor.4

1    https://enduyghurforcedlabour.org/fashion/
2    https://www.verite.org/wp-content/uploads/2016/11/Undocumented_US_Garment_Workers.pdf
3    https://www.verite.org/wp-content/uploads/2016/11/Undocumented_US_Garment_Workers.pdf
4    https://www.fairlabor.org/sites/default/files/documents/reports/forced_labor_guidance_update_july-2019.pdf

2022 Proxy Statement	73

Shareholder Proposals
STATEMENT OF THE BOARD OF DIRECTORS IN RESPONSE TO PROPOSAL 5

The Board of Directors unanimously recommends a vote AGAINST this Shareholder Proposal.
•TJX’s Vendor Code of Conduct, which is provided on our website, TJX.com, expressly prohibits merchandise vendors from using forced, child, and prison labor. We consider findings of this kind to be ‘zero-tolerance’ violations, meaning that, if, through our factory audit process, a factory used by one of our vendors is found to use any forced, child, or prison labor, our policy is to require the vendor to immediately suspend or terminate use of that factory for any goods provided to us.
•We are committed to operating responsibly and to sourcing ethically and in compliance with all applicable laws and regulations. With an expansive and changing universe of approximately 21,000 merchandise vendors, we focus our social compliance efforts where we believe we are most likely to be able to have a meaningful impact. During FY22, we audited or received audit reports for more than 2,400 factories.
•We believe TJX’s approach to managing forced, child, and prison labor risk is reasonable and appropriate for the business in light of the Company’s sourcing model and its existing policies and practices.

TJX prohibits forced, child, and prison labor
TJX’s Vendor Code of Conduct, or Vendor Code, which is provided on our website, TJX.com, expressly prohibits the use of forced, child, and prison labor. The Vendor Code applies to TJX’s merchandise vendors, as well as to their subcontractors and any other third parties these merchandise vendors may use in the production or distribution of goods the Company offers for sale. Acceptance of the Vendor Code is part of TJX’s merchandise purchase order terms and conditions. We consider the use of forced, child, or prison labor by our merchandise vendors to be ‘zero-tolerance’ violations, meaning that, if, through our factory audit process, a factory used by one of our vendors is found to use any forced, child, or prison labor, our policy is to require the vendor to immediately suspend or terminate use of that factory for any goods provided to us.
TJX is committed to operating responsibly and sourcing ethically
We are committed to operating responsibly and to sourcing ethically and in compliance with all applicable laws and regulations. We aim to respond to social compliance challenges by:
•making our commitments clear to our vendors, buying agents, and buyers,
•by our extensive, global auditing and training programs,
•by responding appropriately to issues as they arise, and
•by continuing to enhance our global corporate responsibility reporting.
We take a comprehensive and risk-based approach to social compliance that aligns with our particular business model. Our business model differs from many other retailers that may own, operate, or control the facilities that manufacture products sold in their stores and those that replenish a selection of products they purchase from a smaller and generally consistent vendor base on a regular basis. TJX’s overall multi-banner, multi-geography global business model and opportunistic buying strategy is to acquire a rapidly changing assortment of merchandise in a variety of ways on an ongoing basis and close to need from a changing and expansive universe of approximately 21,000 merchandise vendors, including thousands of new vendors in 2021. This strategy provides us substantial and diversified access to a changing mix of merchandise, and our buying and inventory management strategies give us flexibility to adjust our merchandise assortments more frequently than traditional retailers, meaning the amount we buy from each vendor can vary greatly, which are important elements of our off-price business.
We focus our factory auditing and training efforts where we have more influence in bringing the products to market. This means our program typically reaches factories that produce merchandise that we have helped design or develop to be manufactured just for us. We believe this is where we are most likely to have a meaningful impact. We collaborate closely with our buying offices in various parts of the world. They have strong relationships with local production facilities and are well-positioned to reinforce our expectations to operate responsibly and in compliance with the Vendor Code.
Our approach to our Global Social Compliance program includes:
•Audits: Factories included in our audit program are required to undergo regularly scheduled audits. During FY22, we audited or received audit reports from more than 2,400 factories. More than 400 of those audits were conducted on behalf of TJX by our third-party auditors, and the remaining audit reports we accepted and reviewed were from industry accredited audit sources that include forced labor, child labor, and involuntary prison labor.
•Training: We regularly conduct large, well-attended education and compliance trainings with buying agents, vendors, and factory management covering many topics, including the Company’s policy expressly prohibiting the use of any forced labor, child labor, and prison labor. In recent years, we have conducted training sessions in China, India, Indonesia, Korea, Mexico, the Philippines, Taiwan, Thailand, Turkey, the United States, and Vietnam. In addition, TJX Associates involved in the development and buying of merchandise are expected to undergo formal social compliance training biennially. This training also includes our prohibition on the use of forced labor, child labor, and prison labor.
•Vendor Code: The Vendor Code is a key component of TJX’s Global Social Compliance Program. The Vendor Code embraces internationally recognized principles designed to protect the interests of the workers who manufacture the products TJX sells.

74	The TJX Companies, Inc.

Shareholder Proposals
These principles have been informed by, and in many instances incorporate, human rights, labor rights, and anti-corruption standards articulated by the United Nations and other respected international bodies. We place great importance on our Vendor Code, and accordingly, its terms are incorporated into our purchase orders.
In Conclusion: The Board believes that the production of a report on forced, child, and prison labor is unnecessary given TJX’s approach to its social compliance policies and practices. The Vendor Code expressly prohibits merchandise vendors from using forced, child, and prison labor; we monitor for forced, child, and prison labor through our factory audit program; and we hold global compliance trainings that address these prohibitions explicitly. In light of the Company’s sourcing model, which is to acquire a rapidly changing assortment of merchandise across the globe on an ongoing basis from a changing and expansive universe of merchandise vendors, TJX focuses auditing and training efforts where we believe the Company is most likely to have a meaningful impact. Accordingly, we believe that TJX’s approach to managing forced, child, and prison labor risk is reasonable and appropriate for the business.

The Board of Directors unanimously recommends that you vote AGAINST Proposal 5.

2022 Proxy Statement	75

Shareholder Proposals

PROPOSAL 6: SHAREHOLDER PROPOSAL

REPORT ON RISK TO TJX FROM SUPPLIER MISCLASSIFICATION OF SUPPLIER'S EMPLOYEES
We received the following proposal from the International Brotherhood of Teamsters, 25 Louisiana Avenue, NW, Washington, DC 20001, on behalf of the International Brotherhood of Teamsters General Fund, a beneficial owner of at least $2,000 of our common stock.
In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us. The shareholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the Annual Meeting.
As explained below, your Board unanimously recommends that you vote AGAINST the shareholder proposal.
Shareholder Proposal
RESOLVED: TJX Companies Inc.'s ("TJX") Board of Directors should prepare a report on the financial, reputational, and human rights risks resulting from the use in the Company's supply chain and distribution networks of companies that misclassify employees as independent contractors. The report should be prepared at reasonable cost, omitting proprietary information and be available at least 90 days prior to the 2023 annual shareholders meeting.
SUPPORTING STATEMENT:
TJX's Vendor Code of Conduct says "vendors must abide by all applicable laws relating to wages and benefits" and "respect the rights of their workers to choose... to freely associate and to bargain collectively where such rights are recognized by law." TJX's 2021 Global Corporate Responsibility Report explains these principles are informed by the United Nations Guiding Principles on Business and Human Rights, and, as part of its commitment, TJX has audited hundreds of factories in its supply chain.
Nonetheless, TJX's existing standards and disclosures fail to address an issue affecting reputational and financial risks and human rights concerns.
Supply chain disruptions are major challenges facing retailers amid the COVID-19 pandemic. Exacerbating this is the fact some of the trucking companies used by retailers may misclassify their drivers as "independent contractors" rather than “employees." Retailers using these companies can be directly liable for those companies' violations.
It is illegal for a company to "misclassify" workers as self-employed "independent contractors" if the company controls the manner and means of work, sets hours and wages, and otherwise treats them as "employees," who are entitled to a minimum wage, overtime pay protections, and other benefits and rights guaranteed employees under law. The forgone wages amount to "wage theft."
Misclassification is a significant problem as some trucking companies misclassify drivers hauling goods from U.S. ports.
Following an award-winning, investigative series by USA Today, the paper's editorial board compared exploitive independent contractor arrangements at southern California ports to "modern day ... indentured servitude," prompting four U.S. Senators to demand major retailers cut ties with trucking companies showing such a "brazen disregard for ... workers' safety and rights." The southern California ports process 40% of all U.S. shipping container traffic.
The California Labor Commissioner's office has over the past decade awarded more than $50 million to misclassified port drivers. According to a 2014 report by the National Employment Law Project, the Californian port trucking industry is potentially liable for $850 million in wage theft each year from misclassification. (https://www.nelp.org/wp-content/uploads/2015/03/Big-Rig-Overhaul-Misclassification-Port-Truck-Drivers-Labor-Law-Enforcement.pdf)
Misclassification risk extends to retailers, given recent Californian legislation. A 2021 law, SB 338, indicates there could be 16,000 misclassified drivers in California's ports and calls this largely "immigrant workforce" the "last American sharecroppers." The law makes customers of port trucking companies jointly liable for future violations of labor, employment, and health and safety law by a trucking company that the California Labor Commissioner's office has publicly identified as having previously violated these laws.

76	The TJX Companies, Inc.

Shareholder Proposals
STATEMENT OF THE BOARD OF DIRECTORS IN RESPONSE TO PROPOSAL 6

The Board of Directors unanimously recommends a vote AGAINST this Shareholder Proposal.
•We are committed to operating responsibly and to sourcing ethically and in compliance with all applicable laws and regulations. We expect all third parties and vendors we work with to comply with the law and to act with integrity and high ethical standards.
•In negotiating agreements with our logistics providers, our practice is to include a requirement that providers comply with applicable law, which would include laws relating to employee misclassification and wage theft, and a right for TJX to terminate the agreement with a provider following a violation of law.
•As a large, global off-price retailer, we have processes in place to manage and oversee risk related to our supply chain. We believe these processes are reasonable and appropriate to assess the risk discussed in this proposal without the need to commission the detailed report requested by the proposal.

TJX is committed to operating responsibly and to sourcing ethically
Our business dealings and interactions are grounded in our long-held core values of honesty, integrity, and treating others with dignity and respect. We are committed to operating responsibly and to sourcing ethically and in compliance with all applicable laws and regulations. We expect all third parties and vendors we work with to comply with the law and to act with integrity and with high ethical standards. We respond to social compliance challenges by making our commitments clear to our vendors and by responding to issues as appropriate for our business.
Our current form of agreement used with our logistics providers contains a number of provisions that support our commitment to operating responsibly, including requiring that providers at all times comply with all applicable laws and regulations. This form of agreement also provides TJX the right to terminate the agreement with a provider following a violation by the provider of applicable law, or a breach by the provider of its obligations with respect to any individual or entity performing services under the agreement. This means that we would have the right to terminate an agreement with a logistics provider if a provider was found to have violated any applicable law, including related to wage theft or employee misclassification.
In addition, our Vendor Code of Conduct, or Vendor Code, sets forth our expectations for operating responsibly and acting with integrity. While our Vendor Code, which is made available to our suppliers, was initially developed for merchandise vendors, we expect all companies and individuals with whom we do business to adhere to the basic principles that underlie each Vendor Code requirement. These basic principles include a commitment to act in accordance with all applicable laws and regulations and with respect for the human rights and well-being of all people.
The Vendor Code requirements include:
•Compliance with applicable laws and regulations, including all applicable laws relating to wages and benefits;
•Respect for the rights of workers to choose (or choose not) to freely associate and bargain collectively where such rights are recognized by law. This includes a prohibition on harassment, retaliation, and violence against trade union members and representatives;
•Respect for the rights and dignity of employees; and
•Compliance with the Vendor Code by subcontractors and other third parties used in the production or distribution of goods offered for sale in our stores and online.
TJX has global processes to manage and oversee risk
As a large, global, off-price retailer operating nearly 4,700 retail stores and 38 distribution, processing, and fulfillment centers, we have processes in place to manage and oversee strategy and risk related to our supply chain. As part of its risk oversight responsibilities, the Board receives regular updates from TJX leaders and executives across key functions, including logistics and compliance, and discusses management’s assessments from the Company’s Enterprise Risk Management program, which is a global process for considering a broad range of risks to the business. We believe these processes are reasonable and appropriate to assess and respond to the risks discussed in the shareholder proposal without the need to commission the detailed report requested by the proposal.
In conclusion: We are committed to operating responsibly and to sourcing ethically and in compliance with all applicable laws and regulations. We expect all third parties and vendors we work with to comply with the law and to act with integrity. We communicate our expectations to our vendors, and our practice is to include a right to terminate our agreement with a vendor that is violating applicable law, which would include laws relating to employee misclassification and wage theft. We believe that the detailed report requested by the proposal is unnecessary in light of the existing processes we have in place to manage and oversee strategy and risk related to our business.

The Board of Directors unanimously recommends that you vote AGAINST Proposal 6.

2022 Proxy Statement	77

Shareholder Proposals

PROPOSAL 7: SHAREHOLDER PROPOSAL

REPORT ON RISK DUE TO RESTRICTIONS ON REPRODUCTIVE RIGHTS
We received the following proposal from Trillium Asset Management, LLC, Two Financial Center, 60 South Street, Suite 1100, Boston, Massachusetts 02111, on behalf of the Trillium ESG Global Equity Fund, a beneficial owner of at least $25,000 or our common stock, and Zevin Asset Management, LLC, 2 Oliver Street, Suite 806, Boston, Massachusetts 02109, on behalf of the James T. Campen Revocable Trust, a beneficial owner of 3,143 shares of our common stock.
In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us. The shareholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the Annual Meeting.
As explained below, your Board unanimously recommends that you vote AGAINST the shareholder proposal.
Shareholder Proposal
Resolution for TJX 2022 Shareholder Meeting
Filed by Trillium Asset Management
Access to abortion is being challenged at the state and federal level in the U.S. A patchwork of laws regulates access to abortion and broader reproductive rights. Since 2011, state legislatures have passed more than 600 restrictive laws. Other states have enacted legislation that protects these rights. Eleven states ban abortion coverage in all state-regulated private insurance plans, while six states require private insurance plans to cover abortion.
TJX Companies, Inc. (“TJX”) has operations in all fifty states, subject to this patchwork of laws. Should Roe v. Wade be weakened or overturned, as is widely anticipated, TJX employees will face challenges accessing abortion care. In 2021, 40% of TJX’s stores in the U.S. and Puerto Rico were in states that could immediately prohibit abortion entirely under this scenario.
Employers as well as employees bear the cost of restricted access to health reproductive health care. For example, women who cannot access abortion are three times more likely to leave the workforce than women who were able to access abortion when needed. The Institute for Women’s Policy Research estimates that state-level abortion restrictions annually keep more than 500,000 women aged 15 to 44 out of the workforce. (https://bit.ly/3Dt5bQq)
If Roe vs. Wade is weakened or overturned, more than 25 states may ban or severely restrict abortion access. Should that occur, TJX may find it more difficult to recruit employees to locations where abortion is outlawed. (https://bit.ly/3Ctj3ZI) This may harm its ability to meet diversity and inclusion goals, with negative consequences to performance, brand and reputation.
In a nationwide survey of U.S. consumers in 2021, 64% said employers should ensure that employees have access to the reproductive health care they need, and 42% would be more likely to buy from a brand that publicly supported reproductive health care. (https://bit.ly/3nmzd2U) Surveys consistently show that a majority of Americans want to keep the Roe v. Wade framework intact. (https://wapo.st/3cmRLK2)
RESOLVED: Shareholders request that TJX issue a public report prior to December 31, 2022, omitting confidential and privileged information and at a reasonable expense, detailing any known and any potential risks and costs to the company caused by enacted or proposed state policies severely restricting reproductive rights, and detailing any strategies beyond litigation and legal compliance that the company may deploy to minimize or mitigate these risks.
SUPPORTING STATEMENT: Shareholders recommend that the report evaluate any risks and costs to the company associated with new laws and legislation severely restricting reproductive health care, and similar restrictive laws proposed or enacted in other states. In its discretion, the board’s analysis may include any effects on employee hiring, retention, and productivity, and decisions regarding closure or expansion of operations in states proposing or enacting restrictive laws and strategies such as any public policy advocacy by the company, related political contributions policies, and human resources or educational strategies.

78	The TJX Companies, Inc.

Shareholder Proposals
STATEMENT OF THE BOARD OF DIRECTORS IN RESPONSE TO PROPOSAL 7

The Board of Directors unanimously recommends a vote AGAINST this Shareholder Proposal.
•TJX’s health plans offer a comprehensive suite of reproductive healthcare benefits to the Company’s benefits-eligible Associates, including coverage related to contraception, infertility, and abortion. We believe that the benefits we offer to our large, broad, and diverse workforce help support an inclusive environment.
•As a large, global off-price retailer, we operate nearly 4,700 retail stores, including over 3,300 in the United States, and 38 distribution, processing, and fulfillment centers, including 25 in the United States. TJX has processes in place to manage and oversee risk related to a large, global workforce.
•We believe these processes are reasonable and appropriate to assess the risk discussed in this proposal without the need to commission the report requested by the proposal.

TJX offers reproductive healthcare coverage and other benefits to its Associates
In the United States, our health plans offer comprehensive reproductive healthcare benefits to our benefits-eligible Associates, which generally includes Associates who satisfy a minimum hours requirement. In the United States, these benefits available to eligible Associates include healthcare coverage related to:
•contraception and family planning,
•infertility,
•abortion,
•midwife services, and
•lactation counseling.
For eligible U.S. Associates, we also provide four weeks of fully-paid parental leave following the birth or adoption of a child. This paid leave is in addition to the short-term disability benefits we provide eligible Associates following childbirth. In addition, the vast majority of our U.S. Associates, regardless of benefits eligibility, have access to discounted childcare rates through their employment with TJX.
The health care coverage we offer to our Associates at most of our U.S. locations is self-funded. This means, among other things, there is typically more flexibility in determining the benefits provided, including with respect to a range of reproductive healthcare benefits, compared to fully-insured plans whose benefits could be subject to certain state law coverage restrictions or requirements.
We believe that the benefits that we provide help support an inclusive environment and foster Associate engagement.
TJX has global processes to manage and oversee workforce risk
As a large, global, off-price retailer operating nearly 4,700 retail stores, including over 3,300 in the United States, and 38 distribution, fulfillment, and processing centers, including 25 in the United States, we believe our Associates are key to our business success. As such, we have processes in place to manage and oversee strategy and risk related to our workforce. As part of its risk oversight responsibilities, the Board receives regular updates from TJX leaders and executives across key functions, including human resources and compliance, and discusses management’s assessments from the Company’s Enterprise Risk Management program, which is a global process for considering a broad range of risks to the business. We believe these processes are reasonable and appropriate to assess and respond to the risks discussed in the shareholder proposal without the need to commission the report requested by the proposal.
In conclusion: Our health plans offer a comprehensive array of reproductive healthcare benefits to our benefits-eligible Associates, which we believe helps support an inclusive environment and promotes Associate engagement. We believe that the report requested by the proposal is unnecessary in light of the existing processes we have in place to manage and oversee strategy and risk related to our large, global workforce.

The Board of Directors unanimously recommends that you vote AGAINST Proposal 7.

2022 Proxy Statement	79

Shareholder Proposals

PROPOSAL 8: SHAREHOLDER PROPOSAL

PAID SICK LEAVE POLICY FOR ALL ASSOCIATES
We received the following proposal from Figure 8 Investment Strategies, 1410 W. Washington Street, Boise, Idaho 83702, on behalf of the Revocable Trust of Ellen E. Bush, a beneficial owner of 680 shares of our common stock.
In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us. The shareholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the Annual Meeting.
As explained below, your Board unanimously recommends that you vote AGAINST the shareholder proposal.
Shareholder Proposal
Whereas: More than 26 million people working in the private sector have no access to earned sick time, or “paid sick leave” (PSL), for short-term health needs and preventive care.1 Those most unlikely to have access to paid sick days include Black, Indigenous, and people of color (BIPOC), part-time, immigrant, retail, and other service- industry workers. In fact, 48% of Latinx workers and 36% of Black workers report having no paid time away from work of any kind.2
As the COVID-19 pandemic has shown, PSL is a crucial contributor to public health, allowing workers who have been exposed to illness to quarantine. State and local PSL mandates have been shown to reduce the rate at which employees report to work ill in low-wage industries where employers don’t tend to provide PSL, lowering disease and overall absence rates.3
For a major retailer like TJX focused on physical stores (versus ecommerce), a lack of PSL could pose significant reputational and economic risks as TJX competes for employees in a tight labor market and for customers seeking a safe shopping experience. In TJX’s November 2021 earnings call, CEO Ernie Herman declared “protecting the health and well-being of our associates and our customers remains a top priority as it has throughout the pandemic.” However, TJX does currently not have a publicly available PSL policy for its full-time or part-time employees.
Also, given that BIPOC workers are disproportionately affected by the lack of PSL, not offering employees a consistent and comprehensive PSL policy could pose reputational risks for TJX by conflicting with the company’s stated strong commitment to workplace inclusion and “policies and practices that reflect our philosophy of inclusion”4
TJX could benefit from all its employees having permanent access to PSL. The initial cost is relatively low to employers -- an average of 2.7 cents per hour of paid work.5 PSL increases productivity6 and reduces turnover, which in turn reduces costs associated with hiring.7 This is particularly important in today’s tight labor market and for lower-wage industries like retail where turnover is highest. Proactively establishing PSL for all employees would help prepare TJX for potential regulation. 37 jurisdictions, including 14 states, have adopted PSL laws since 2006.8
Adopting a comprehensive, permanent, and public PSL policy would help make the future operating environment more equitable and mitigate reputational, financial, and regulatory risk to TJX.
Resolved: shareholders of TJX ask the company to adopt and publicly disclose a policy that all employees, part- and full-time, accrue some amount of PSL that can be used after working at TJX for a reasonable probationary period. This policy should not expire after a set time or depend upon the existence of a global pandemic.

----------------------------------------------
1 https://www.bls.gov/ncs/ebs/benefits/2021/employee-benefits-in-the-united-states-march-2021.pdf
2 https://www.bls.gov/news.release/leave.t01.htm
3 https://voxeu.org/article/pros-and-cons-sick-pay
4 https://www.tjx.com/responsibility/workplace/inclusion-and-diversity
5 https://www.nber.org/system/files/working_papers/w26832/w26832.pdf
6 https://voxeu.org/article/pros-and-cons-sick-pay
7 https://www.ncbi.nlm.nih.gov/pmc/articles/PMC5649342/
8 https://www.nationalpartnership.org/our-work/resources/economic-justice/paid-sick-days/current-paid-sick-days- laws.pdf

80	The TJX Companies, Inc.

Shareholder Proposals
STATEMENT OF THE BOARD OF DIRECTORS IN RESPONSE TO PROPOSAL 8

The Board of Directors unanimously recommends a vote AGAINST this Shareholder Proposal.
•TJX supports its employees (whom we refer to as Associates) in a variety of ways, including through global well-being initiatives focused on physical, financial, and emotional wellness. We believe these initiatives are appropriate and suitable for our large, global off-price retail business and help foster an engaged workforce.
•TJX has taken steps to promote Associate and customer health and safety in response to the COVID-19 pandemic, including by paying Associates quarantining in response to COVID-19 under our health and safety protocols and additional state or local COVID-19 paid sick leave requirements.
•Implementing the prescriptive policy called for by the proposal would not be appropriate for our off-price business that operates nearly 4,700 retail stores and 38 distribution, fulfillment, and processing centers in 49 states and nine countries, and as of the end of FY22, employed approximately 340,000 Associates, many of whom are retail store Associates working on a part-time, seasonal, or temporary basis.

TJX supports its Associates in a variety of ways, including through global well-being initiatives
We work to foster a strong, supportive, and inclusive work environment that supports the well-being of our large, global, and diverse workforce. We operate nearly 4,700 retail stores and 38 distribution, fulfillment, and processing centers in 49 states and in nine countries, and we employed approximately 340,000 Associates worldwide at the end of FY22, many of whom are part-time, seasonal, or temporary hourly retail store Associates. In addition to compensation programs designed to pay Associates competitively in the market and based on their skills, experience level, qualifications, role, and abilities, we have global well-being initiatives for this broad-based workforce focused on physical, financial, and emotional wellness.
We believe our global philosophy and approach to Associate well-being is appropriate and suitable for our flexible off-price business model. While our specific well-being initiatives vary based on geography and other factors – including collective bargaining agreements that cover many of our Associates in distribution and fulfillment centers in the United States and Canada or works councils in Europe— we make a number of benefits available to our U.S.-based Associates from date of hire, regardless of hours worked, including free and confidential counseling sessions, access to tools and resources to facilitate financial decision-making, and programs intended to support health and wellness. We also design our benefit programs to comply with local, city, and state requirements, including those requiring employers to provide paid sick time to their employees.
For our benefits-eligible Associates in the United States, which generally includes Associates who satisfy a minimum hours requirement, we offer additional benefits, such as medical, dental, vision, life, and disability insurance coverage, and paid leave, including for illness, disability, and the birth or adoption of a child. We believe this approach makes sense for our large, global off-price business that offers many part-time, temporary, and seasonal retail positions as well as opportunities for growth and advancement within our organization to regular, benefits-eligible roles.
TJX has taken steps to promote health and safety during the pandemic
In 2020, we took steps to enhance our well-being initiatives in response to the COVID-19 pandemic. In addition to keeping the health and safety of our Associates and customers a priority, including by providing access to personal protective equipment and instituting face covering requirements, occupancy limits, and cleaning regimens, we also enhanced our mental health resources and other wellness offerings for all our Associates. Pursuant to our health and safety protocols and in compliance with applicable state and local paid COVID leave laws, we also have paid Associates in our stores, distribution centers, and offices for their required quarantine periods if they have tested positive for COVID-19 or have had a work-related exposure to COVID-19. Additionally, we have offered pay for two consecutive scheduled shifts within 72 hours if an Associate is directed to quarantine due to a non-work related COVID-19 exposure. This pay has not been deducted from any available paid time off balance an Associate may have.
In conclusion: We do not believe that the prescriptive approach to benefits recommended by this shareholder proposal makes sense for our large, global, off-price retail business. We have designed our compensation and benefits programs to reward our Associates competitively in the market and to comply with local, city, and state requirements, including those requiring employers to provide paid sick time to their employees. Additionally, we support our Associates in a variety of ways, and we believe that the well-being initiatives we have in place are appropriate and suitable for our retail business and for helping to foster an engaged workforce.

The Board of Directors unanimously recommends that you vote AGAINST Proposal 8.

2022 Proxy Statement	81

VOTING AND MEETING REQUIREMENTS

VOTING REQUIREMENTS
Quorum: A majority of the shares issued and outstanding and entitled to vote at the meeting is required for a quorum for the meeting.
Election of directors: A nominee receiving a majority of the votes properly cast at the meeting for the nominee’s election (meaning he or she receives more votes cast ‘for’ than cast ‘against’) will be elected director. As described above in Majority Voting for Election of Directors in the Board Composition and Service section, we require any incumbent director standing for election to provide an irrevocable contingent resignation to be considered by the Board if the director receives a greater number of votes ‘against’ his or her election than votes ‘for’ such election. You may vote ‘for’ or ‘against’ each of the nominees for director in Proposal 1 or abstain from voting for one or more nominees for director.
Other proposals: All other proposals require the approval of a majority of the votes properly cast at the meeting (meaning the proposal is approved if there are more votes properly cast ‘for’ than cast ‘against’). You may vote ‘for’ or ‘against’ one or more of the other proposals. You may also abstain from voting on any of the proposals.

VOTING YOUR SHARES
If you owned TJX common stock at the close of business on April 8, 2022, the record date for our 2022 Annual Meeting, you are entitled to vote at the meeting. Each of the 1,174,434,083 shares of common stock outstanding on the record date is entitled to one vote. There are many ways to vote your shares:
•If you are a shareholder of record (meaning you hold TJX shares that are registered in your name), please follow the instructions on the enclosed proxy card to authorize the individuals named on the proxy card to vote your shares in the way you select. You may do so online at www.proxyvote.com or by telephone, using the toll-free telephone number provided, or you may sign and return the proxy card by mail.
•If you are a street name holder, sometimes referred to as a beneficial holder (meaning you hold TJX shares through a bank, broker, or other third party), you may instruct that institution on how to vote your shares. Please follow the instructions on the voting instruction form you received with this proxy statement to have your shares voted and, if needed, to change or revoke your selections (or contact your bank, broker, or other third party holder for instructions). You also should have a choice of methods to vote your shares and to change or revoke your voting instructions before the meeting.
•Shareholders of record and street name holders may attend and vote at the Annual Meeting by following the procedures detailed in the Admission to the Annual Meeting section, below.
•You can change or revoke your proxy before it is voted at the meeting. Please see Changing or Revoking Your Proxy, below, for more information.
If you are a record holder and vote your proxy for the 2022 Annual Meeting by mail, telephone, or online, but do not indicate specific choices for some or all proposals as part of that process, your shares will be voted as follows:
•FOR the election of the eleven director nominees (Proposal 1),
•FOR the ratification of the appointment of PricewaterhouseCoopers as TJX’s independent registered public accounting firm for fiscal 2023 (Proposal 2),
•FOR the approval of Stock Incentive Plan (2022 Restatement) (Proposal 3),
•FOR the advisory approval of TJX’s executive compensation (the say-on-pay vote) (Proposal 4), and
•AGAINST each of the shareholder proposals (Proposal 5 through Proposal 8).
The persons named as proxies will also be able to vote your shares at postponed or adjourned meetings. If any director nominee should become unavailable, your shares will be voted for another nominee selected by the Board or for only the remaining nominees.
If you are a street name holder, please note that banks, brokers, and other third parties are not permitted to vote your shares on any matter other than the ratification of the appointment of the independent registered public accounting firm (Proposal 2) without instruction from you. This means that if you are a street name holder and you submit your voting instruction form or vote by phone or online but do not instruct your bank, broker, or other third party on how to vote your shares on any or all of the matters (the election of the director nominees (Proposal 1) or any of Proposals 3 through 8), or if you abstain from voting on any matter, your shares will not be counted as having been voted on that matter. As your shares will not be voted, they will have no effect on the outcome of the vote, but will be counted as in attendance at the meeting for purposes of a quorum.

82	The TJX Companies, Inc.

Voting and Meeting Requirements

CHANGING OR REVOKING YOUR PROXY
If you are a shareholder of record, you may change or revoke your proxy at any time before it is voted at the Annual Meeting by voting later online or by telephone, returning a later-dated proxy card by mail, or delivering a written revocation to the Corporate Secretary of TJX at our corporate offices at:
Office of the Secretary/Legal Department
The TJX Companies, Inc.
770 Cochituate Road
Framingham, Massachusetts 01701
If you are a street name holder, you should refer to the voting instruction form provided with this proxy statement or contact your broker, bank, or other third party holder of record for instructions on how to change or revoke your vote. You also should have a choice of methods to change or revoke your voting instructions before the meeting.

PARTICIPATION IN THE ANNUAL MEETING
ADMISSION TO THE ANNUAL MEETING
Shareholders as of the close of business on April 8, 2022, the record date, can attend the Annual Meeting by accessing www.virtualshareholdermeeting.com/TJX2022 and entering the 16-digit control number found on the proxy card or voting instruction form included with the proxy materials previously received. If you are a street name holder, please contact your bank, broker, or other third party before the Annual Meeting if you did not receive a control number. We encourage shareholders to allow sufficient time to log in prior to the start of the Annual Meeting. During the Annual Meeting, shareholders who have entered their control number will have the opportunity to vote their shares.
If shareholders encounter technical difficulties accessing our Annual Meeting, a support line will be available on the login page of the virtual meeting website shortly before the beginning of the Annual Meeting.
Please be sure to retain the control number on the proxy card or the voting instruction form you receive with this proxy statement in the event you wish to attend the shareholder meeting.
Failure to follow these admission procedures will prevent you from being admitted to the Annual Meeting. Only shareholders, their valid proxyholders, or other previously authorized representatives will be permitted to participate in the Annual Meeting.
VOTING SHARES AT THE ANNUAL MEETING
Shareholders who have not voted their shares prior to the Annual Meeting or who wish to change their vote will be able to vote their shares electronically at the Annual Meeting while the polls are open.
Whether or not shareholders plan to attend the Annual Meeting, they are encouraged to vote their shares prior to the Annual Meeting as described in the proxy materials they previously received.
Shareholders who have already voted do not need to vote again.
ASKING QUESTIONS
Shareholders may submit questions for the Annual Meeting in advance of the Annual Meeting only. Shareholders may submit questions at www.proxyvote.com as soon as they have received their proxy materials by logging in with the 16-digit control number found on the proxy card or voting instruction form included with the proxy materials. We encourage shareholders to submit questions early. Questions may be submitted until 5:00 pm EDT on Friday, June 3, 2022. Shareholders will not be able to submit questions during the Annual Meeting.
We expect to respond to questions submitted in advance at the Annual Meeting that are relevant to meeting matters as time permits. PwC will also be available to respond to questions submitted in advance. We reserve the right to exclude questions that are not relevant to meeting matters or to edit profanity or other inappropriate language. We also may group together and respond collectively to questions that are substantially similar to avoid repetition. Questions and responses will be posted for review by shareholders during the meeting, following the guidelines noted above. Further information about the Annual Meeting question process is available at www.proxyvote.com.

2022 Proxy Statement	83

Voting and Meeting Requirements

PROPOSALS AND NOMINATIONS FOR THE NEXT ANNUAL MEETING
PROPOSALS TO BE INCLUDED IN NEXT YEAR’S PROXY STATEMENT
A shareholder who intends to present a proposal for business other than director nominations at the 2023 Annual Meeting of Shareholders and who wishes the proposal to be included in our proxy materials for that meeting pursuant to Rule 14a-8 under the Exchange Act must submit the proposal in writing to us so that we receive it no later than December 29, 2022 and must otherwise comply with SEC rules in order for the proposal to be eligible for inclusion in our proxy materials for that meeting.
A shareholder who wishes to nominate a director at the 2023 Annual Meeting of Shareholders and who wishes the nomination to be included in our proxy materials for that meeting must notify us in writing no earlier than November 29, 2022 and no later than December 29, 2022. The notice must be given in the manner and must include the information and representations required by our by-laws. Our by-laws, which are available on our website, TJX.com, describe the requirements for nominating directors at the annual meeting.
PROPOSALS NOT TO BE INCLUDED IN NEXT YEAR’S PROXY STATEMENT
A shareholder who intends to present a proposal for business at the 2023 Annual Meeting of Shareholders but who does not wish the proposal to be included in our proxy materials for that meeting must provide written notice of the proposal to us no earlier than February 7, 2023 and no later than March 9, 2023. A shareholder who wishes to nominate a director at the 2023 Annual Meeting of Shareholders but who does not wish the nomination to be included in our proxy materials for that meeting must notify us in writing no earlier than February 7, 2023 and no later than March 9, 2023. Notices must be given in the manner and must include the information and representations required by our by-laws. In addition, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than TJX nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 8, 2023.

OTHER MATTERS
At the time of mailing of this proxy, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other items or matters are properly presented before the meeting or any adjournment or postponement of the meeting, the individuals named as proxies (the proxy holders) will vote on such matters in their discretion. A proxy granted by a shareholder will give discretionary authority to the proxy holder to vote on any matter introduced pursuant to these procedures, subject to applicable SEC rules.
We will pay the cost of solicitation of proxies. We have retained Morrow Sodali LLC to assist in soliciting proxies by mail, telephone, other electronic means, and personal interview for a fee of $11,500, plus expenses. Our officers, directors, and other Associates may also assist in soliciting proxies in a similar manner. None of these persons will receive any additional or special compensation for doing so.

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APPENDIX A
DEFINITIONS
In order to provide a performance indicator for our stores as they reopened, since the second quarter of FY21 we have been temporarily reporting open-only comp store sales. Open-only comp store sales includes stores initially classified as comp stores at the beginning of FY21 that have had to temporarily close due to the COVID-19 pandemic. For FY22, this measure reports the sales increase or decrease of these stores for the days the stores were open in the current period against sales for the same days in FY20, prior to the emergence of the pandemic.
Historically, we defined comparable store sales, or comp sales, to be sales of stores that have been in operation for all or a portion of two consecutive fiscal years, or in other words, stores that are starting their third fiscal year of operation. We calculated comp sales on a 52-week basis by comparing the current and prior year weekly periods that are most closely aligned. Relocated stores and stores that have changed in size are generally classified in the same way as the original store, and we believe that the impact of these stores on the consolidated comp percentage is immaterial. Comp sales may be referred to as “same store” sales by other companies.
We define customer traffic to be the number of transactions in stores included in the comp sales calculation.
The way we define these financial measures may not be comparable to similarly titled measures used by other entities.
NOTES ON CHARTS
Earnings per Share, p. 1 and p. 37. See below for reconciliations of TJX adjusted EPS to GAAP EPS.
RECONCILIATIONS
Adjusted pre-tax profit. FY22 adjusted pre-tax profit of $4.6 billion excludes the negative impact of a $242 million debt extinguishment charge from GAAP pre-tax profit of $4.4 billion.
Earnings per Share. Adjusted earnings per share (EPS) is adjusted to exclude from diluted EPS from continuing operations computed in accordance with U.S. generally accepted accounting principles (GAAP) the positive and negative impacts on comparability between periods listed below. EPS values reflect the two-for-one stock split effected in November 2018. Figures may not foot due to rounding.
•FY18 adjusted EPS of $1.93 excludes $0.09 per share from benefits related to the 2017 Tax Cuts and Jobs Act, offset by charges from a special, discretionary bonus to eligible, non-bonus plan Associates; incremental contributions to TJX’s defined contribution retirement plans; and contributions to TJX’s charitable foundations; an estimated $0.06 per share benefit from the 53rd week; and a $0.05 per share impairment charge related to Sierra from GAAP EPS of $2.02.
•FY19 adjusted EPS of $2.45 excludes $0.02 per share for the negative impact of a pension settlement charge from GAAP EPS of $2.43.
•FY21 adjusted EPS of $0.26 excludes $0.19 per share for the negative impact of an FY21 debt extinguishment charge from GAAP EPS of $0.07.
•FY22 adjusted EPS of $2.85 excludes $0.15 per share for the negative impact of an FY22 debt extinguishment charge from GAAP EPS of $2.70.
EXPLANATION OF INCENTIVE PLAN MEASURES
As described above in the CD&A under Incentive Plan Goal-Setting, at the time incentive plan goals are established, the ECC also establishes definitions of the applicable financial metrics (including planned exchange rates for foreign currency translation and, in the case of Incentive EPS goals, planned share counts, which reflect the impact of anticipated buybacks, and planned corporate tax rates) and contingent automatic adjustments (including items such as unplanned changes in accounting standards, acquisitions, or dispositions) that would apply during the performance period. For measuring performance starting in FY22, the ECC also established exclusions for certain temporary items related to the COVID-19 pandemic as discussed above on p. 40. The ECC uses these definitions and adjustments to better align our incentive plans with how we evaluate our business operations and trends and, in some cases, to allow certain strategic decisions to be made in the long-term interests of TJX without influencing or being influenced by incentive plan results. The effect of these items on our incentive plan results is described below.
We use the terms Incentive Pre-Tax Income, Incentive EPS and Incentive ROIC to refer the applicable measures used for purposes of our incentive compensation programs that reflect the definitions and adjustments described above, as computed for each year or cycle. Incentive Pre-tax Income, Incentive EPS, and Incentive ROIC are used for purposes of our incentive compensation programs and may be different from pre-tax income, EPS, and ROIC reported elsewhere (on an unadjusted or adjusted basis) by TJX management.

2022 Proxy Statement	85

Appendix A
INCENTIVE PRE-TAX INCOME
MIP Incentive Pre-tax Income goals and results for FY22 reflected the definitions and automatic adjustments pre-established by the ECC in March 2021. Actual MIP Incentive Pre-tax Income (in thousands) for FY22 of $5,617,471 was determined based on total segment profit (in thousands) for FY22 reported in our Annual Report on Form 10-K for FY22 of $5,366,022, adjusted under the terms pre-established by the ECC to reflect pre-established currency exchange rates (for translation of foreign income, intercompany charges and intra-division charges) and to exclude certain temporary items related to the COVID-19 pandemic, capitalized inventory costs, and mark-to-market impact of inventory derivatives.
LRPIP Incentive Pre-tax Income goals and results for the FY20-22 cycle reflected the definitions and automatic adjustments pre-established by the ECC in April 2019 and the additional adjustment approved by the ECC for certain temporary items related to the COVID-19 pandemic.
Actual LRPIP Incentive Pre-tax Income (in thousands) for FY20-22 (cumulative) of $11,226,793 was determined based on total segment profit (in thousands) for FY20-22 (cumulative) reported in our Annual Report on Form 10-K for FY22 of $11,360,243, adjusted under the terms pre-established by the ECC to reflect pre-established currency exchange rates (for translation of foreign income) and to exclude capitalized inventory costs, and mark-to-market impact of inventory derivatives.
Actual LRPIP Incentive Pre-tax Income (in thousands) FY20 and FY22 (cumulative) of $10,522,302 was determined based on total segment profit (in thousands) for FY20 and FY22 (cumulative) reported in our Annual Report on Form 10-K for FY22 of $10,338,976, adjusted under the terms pre-established by the ECC to reflect pre-established currency exchange rates (for translation of foreign income) and to exclude capitalized inventory costs and mark-to-market impact of inventory derivatives; and further adjusted to exclude certain temporary items related to the COVID-19 pandemic.
INCENTIVE EPS
Incentive EPS goals and results for FY20-22 PSUs reflected the definitions and automatic adjustments pre-established by the ECC in April 2019 and the additional adjustment approved by the ECC for certain temporary items related to the COVID-19 pandemic.
Because FY20-22 Incentive EPS was determined based on planned share counts pre-established by the ECC, the Incentive EPS goals and results exclude the impact of unbudgeted buybacks and of the suspension of our buyback program during FY21.
For purposes of the Incentive EPS growth goals for FY20-22, the baseline Incentive EPS for FY19 of $2.41 was determined based on FY19 diluted EPS reported in our Annual Report on Form 10-K for FY19 of $2.43, adjusted to exclude the impact of a pension settlement charge, mark-to-market impact of inventory derivatives, and excess tax benefits from stock-based compensation.
Actual Incentive EPS for FY22 of $3.14 was determined based on FY22 diluted EPS reported in our Annual Report on Form 10-K for FY22 of $2.70, adjusted under the terms pre-established by the ECC to reflect pre-established currency exchange rates, planned corporate tax rates, and planned share counts and to exclude debt extinguishment charges, mark-to-market impact of inventory derivatives and excess tax benefits from stock-based compensation; and further adjusted to exclude certain temporary pandemic-related items as described above.
INCENTIVE ROIC
Incentive ROIC goals and results for F20-22 reflected the definitions and automatic adjustments pre-established by the ECC in April 2019 and the additional adjustment approved by the ECC for certain temporary items related to the COVID-19 pandemic.

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Appendix A
Incentive ROIC for FY20, FY21, and FY22 was calculated as follows:*

	FY20 (in millions)	FY21 (in millions)		FY22 (in millions)
Numerator
Pre-tax income	$4,406	$89		$4,398
Pre-tax income for Incentive ROIC	$4,406	$401	(1)	$5,015	(2)
Add interest expense	$10	$181		$115
Add rent expense	$1,752	$1,820		$1,906
Income tax rate	25.7%	20.5%		25.4%
Income tax adjustment	($1,585)	($491)		($1,789)
Adjusted operating income	$4,583	$1,911		$5,247

Denominator
Average long-term debt	$2,235	$4,160		$4,719
Average shareholder’s equity	$5,498	$5,890		$5,918
Average 8x rent	$13,644	$14,290		$14,907
Average ending cash and short-term investments	($3,123)	($6,843)		($8,348)
Average invested capital	$18,254	$17,497		$17,195

Incentive ROIC	25%	11%		31%
*    Amounts in the table may not foot due to rounding.
(1)Adjusted under the terms pre-established by the ECC to exclude debt extinguishment charges.
(2)Adjusted under the terms pre-established by the ECC to exclude debt extinguishment charges; and further adjusted to exclude certain temporary pandemic-related items as described above.
Although ROIC is a standard financial measure, numerous methods exist for calculating a company's ROIC. The method used to calculate Incentive ROIC may differ from the methods used by other companies to calculate their ROIC.

2022 Proxy Statement	87

APPENDIX B

THE TJX COMPANIES, INC.
STOCK INCENTIVE PLAN
(2022 Restatement)

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Appendix B

2022 Proxy Statement	89

Appendix B
THE TJX COMPANIES, INC.
STOCK INCENTIVE PLAN
(2022 Restatement)
SECTION 1.    NAME; EFFECTIVE DATE; GENERAL PURPOSE
The name of the plan is The TJX Companies, Inc. Stock Incentive Plan (2022 Restatement) (the “Plan”). The Plan is an amendment and restatement of The TJX Companies, Inc. Stock Incentive Plan. The Plan is effective as of January 30, 2022 (referred to herein as the “Effective Date”) and the provision of the Plan as herein amended and restated shall apply to all Awards outstanding as of, or granted after, the Effective Date. All Awards outstanding as of the Effective Date, including Awards granted on the Effective Date, are referred to herein as “Outstanding Awards.”
The purpose of the Plan is to secure for The TJX Companies, Inc. (the “Company”) and its stockholders the benefit of the incentives inherent in stock ownership and the receipt of incentive awards by selected employees and directors of the Company and its Subsidiaries who contribute to and will be responsible for its continued long term growth. The Plan is intended to motivate such individuals to enhance the long-term value of the Company by providing an opportunity for capital appreciation and to recognize services that contribute to the success of the Company. Capitalized terms used in the Plan shall have the meaning set forth in Section 14.
SECTION 2.    PLAN ADMINISTRATION
(a)    The Plan shall be administered by the Executive Compensation Committee of the Board or such other committee of the Board as the Board may from time to time determine (the “Committee”).
(b)    The Committee shall have the power and authority to do any or all of the following in its sole discretion: grant Awards, including the power and authority to select from among those eligible the persons to whom Awards may from time to time be granted; determine the time or times of grant of any Awards; to determine the number of shares to be covered by any Award; determine the terms and conditions of any Award, including the form of settlement thereunder (whether in shares of Stock, other property, cash or a combination of the foregoing); accelerate the vesting and/or exercisability of any Award; adopt such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; interpret the terms and provisions of the Plan and any Award; prescribe such forms and agreements as it deems advisable in connection with any Award; make all determinations it deems advisable for the administration of the Plan; decide all disputes arising in connection with the Plan; and otherwise supervise the administration of the Plan.
(c)    The Committee may delegate its power and authority under the Plan to such officers or other employees of the Company or a Subsidiary, or other persons, as it determines; provided, that only the Committee shall have the power and authority to take such actions under the Plan as are required by applicable law or stock exchange requirements to be taken by Independent Directors. To the extent consistent with the foregoing, the Committee may, as part of any such delegation, provide that all or part of any such delegated powers and authorities may be further delegated to any officer, employee or person to whom the Committee could have made the delegation in the first instance. For purposes of the Plan, other than in this Section 2(c), and as used in any Award, the term “Committee” shall be deemed to include any such delegate (or subdelegate) acting within the scope of any such delegation (or subdelegation), to the extent of such delegation.
(d)    All decisions and interpretations of the Committee shall be binding on all persons, including the Company, its Subsidiaries and Participants.
SECTION 3.    SHARES ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION.
(a)    Shares Issuable.
(i)    The number of shares of Stock (“Share Limit”) available to be issued under the Plan, determined as of the Effective Date (and including, for the avoidance of doubt, shares that as of the Effective Date were subject to Outstanding Awards) is 98,878,820. For purposes of the Share Limit, (A) each share subject to a Stock Option or SAR shall count as one (1) share and each share subject to any other Award shall count as one and thirteen one-hundredths (1.13) shares; (B) shares issued under the Plan shall include only the number of shares actually issued under an Award and shall not include shares subject to an Award to the extent the Award is forfeited, expires, or is satisfied without the issuance of Stock; provided, however, that unissued shares resulting from the net settlement in Stock of a Stock Option or SAR, and shares retained by or delivered to the Company to satisfy any purchase or exercise price or the payment of withholding taxes in connection with a Stock Option or SAR, shall be treated as issued; and further provided, for the avoidance of doubt, that the purchase of shares by the Company on the open market with the proceeds of the exercise of a Stock Option will not increase the Share Limit; and (C) to the extent an Outstanding Award other than a Stock Option or SAR is forfeited, the Share Limit shall be appropriately increased consistent with clause (A) above.

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Appendix B
(ii)    The following limits also apply to Awards, subject in each case to the Share Limit: (A) the maximum number of shares of Stock that in the aggregate are available to be issued pursuant to the exercise of ISOs shall not exceed the Share Limit; (B) the number of shares of Stock subject to each of Stock Options, SARs and Performance Awards awarded to any Participant during any consecutive three-year period shall be limited to 32,000,000 shares each; and (C) the maximum number of shares subject to Full Value Awards granted on or after January 30, 2022 with a vesting schedule of less than three years from the date of grant and not described in any of clauses (i) through (iv) of the second paragraph of Section 7(c) shall not exceed 5,000,000.
(iii)    In addition to the limits set forth in Section 3(a)(ii), with respect to each Eligible Director, the aggregate value of all Awards granted under the Plan to such Eligible Director for his or her services as an Eligible Director for any fiscal year, together with the value of all cash retainers and other compensation paid by the Company to such Eligible Director outside of the Plan for his or her services as an Eligible Director for such fiscal year, may not exceed $800,000 in the aggregate for such fiscal year, calculating the value of any Awards based on the grant date fair value in accordance with applicable accounting principles (including FASB ASC Topic 718 or any successor provision), and assuming a maximum payout, if applicable. For the avoidance of doubt, the limitation in this Section 3(a)(iii) will not apply to compensation granted or paid to an Eligible Director for his or her services to the Company or a Subsidiary other than as an Eligible Director, if any, including, without limitation, as a consultant or advisor to the Company or a Subsidiary.
(iv)    Shares issued under the Plan may be authorized but unissued shares or shares reacquired by the Company.
(v)    The Company shall appropriately reserve shares in connection with the grant of Awards to reflect the limitations set forth above.
The per-individual limits described above shall be construed to include earnings or notional earnings on Awards.
(b)    Stock Dividends, Mergers, etc. In the event of a stock dividend, stock split, reverse stock split or similar change in capitalization, or extraordinary dividend or distribution or restructuring transaction affecting the Stock, the Committee shall make appropriate adjustments in the number and kind of shares of stock or securities on which Awards may thereafter be granted, including the limits described in Section 3(a) and Section 7(c), and shall make such adjustments in the number and kind of shares remaining subject to outstanding Awards, and the option or purchase price in respect of such shares as it may deem appropriate with a view toward preserving the value of outstanding awards. In the event of any merger, consolidation, dissolution or liquidation of the Company, the Committee in its sole discretion may, as to any outstanding Awards, make such substitution or adjustment in the aggregate number of shares reserved for issuance under the Plan and in the number and purchase price (if any) of shares subject to such Awards as it may determine, or accelerate, amend or terminate such Awards upon such terms and conditions as it shall provide (which, in the case of the termination of the vested portion of any Award, shall require payment or other consideration which the Committee deems equitable in the circumstances), subject, however, to the provisions of Section 12.
(c)    Substitute Awards. The Company may grant Awards under the Plan in conversion, replacement or adjustment of outstanding options or other equity-based compensation awards held by employees of another corporation or other entity who become employees or Eligible Directors of the Company or a Subsidiary as described in the first sentence of Section 4 as the result of a merger or consolidation of the employing corporation or other entity (or an affiliate of such corporation or entity) with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of stock of the employing corporation or an affiliate. The Committee may direct that the converted, replacement or adjusted awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances to reflect the transaction. The shares that may be delivered under such substitute Awards shall be in addition to the limitations on the number of shares available for issuance under Awards and other limits described in Section 3(a).
SECTION 4.    ELIGIBILITY.
Participants in the Plan will be (i) such full or part time officers and other employees of the Company and its Subsidiaries who are selected from time to time by the Committee in its sole discretion, and (ii) Eligible Directors. Persons who are not employees of the Company or a subsidiary (within the meaning of Section 424 of the Code) shall not be eligible to receive grants of ISOs.
SECTION 5.    DURATION OF AWARDS; TERM OF PLAN.
(a)    Duration of Awards. Subject to Sections 13(a) and 13(e) below, no Stock Option or SAR may remain exercisable beyond 10 years from the grant date, and no other Award shall have a vesting or restriction period that extends beyond 10 years from the grant date, except that deferrals elected by Participants of the receipt of Stock or other benefits under the Plan may extend beyond such date.
(b)    Latest Grant Date. No Award shall be granted after June 7, 2032, but outstanding Awards may extend beyond such dates.

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Appendix B
SECTION 6.    STOCK OPTIONS; SARs.
Any Stock Option or SAR granted under the Plan shall be in such form as the Committee may from time to time approve. Stock Options granted under the Plan may be either ISOs or NSOs. Any Stock Option that is not expressly designated as an ISO at time of grant shall be deemed to have been expressly designated at time of grant as an NSO.
Stock Options granted under the Plan shall be subject to the provisions of Sections 6(a) through Section 6(f) below. SARs shall be subject to the provisions of Section 6(g) below; and Stock Options and SARs shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable. No term of an Award shall provide for automatic “reload” grants of additional Awards upon the exercise of a Stock Option or SAR. Except as contemplated by Section 3(b), no dividends or dividend equivalent payments shall be payable with respect to Stock Options or SARs.
(a)    Option Price. The option price per share of Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant but shall be not less than 100% of Fair Market Value on the date of grant.
(b)    Exercisability. Stock Options shall be exercisable at such time or times, whether or not in installments, as shall be determined by the Committee at or after the grant date. The Committee may at any time accelerate the exercisability of all or any portion of any Stock Option. Unless the Committee expressly provides otherwise, the following rules will apply to any portion of a Stock Option that is outstanding immediately prior to the termination of employment of the person to whom the Stock Option was granted (the “Outstanding Stock Option”):
(i)Termination by Reason of Death or Disability: Partial Acceleration of Exercisability. If the employment of such person terminates by reason of death or Disability, in either case occurring more than three months after the grant of the Outstanding Stock Option, the Outstanding Stock Option shall be exercisable as to the number of shares for which it could have been exercised immediately prior to such termination or, if greater, (A) the total number of shares subject to the Stock Option multiplied by a fraction, the numerator of which shall be the number of days between the grant of the Stock Option and such termination and the denominator of which shall be the number of days between the grant of the Stock Option and the date upon which the Stock Option, by its terms, would have become fully exercisable, minus (B) the number of shares, if any, previously purchased under the Stock Option. For the avoidance of doubt, (y) if the employment of such person terminates by reason of death or Disability, in either case occurring within three months of the grant of the Outstanding Stock Option, this Section 6(b)(i) shall not apply to the Outstanding Stock Option and (z) this Section 6(b)(i) shall apply regardless of whether the employment of such person terminates at a time when such person has satisfied the requirements for Normal Retirement or Special Service Retirement.
(ii)Termination by Reason of Death: Extension of Exercise Period. If the employment of such person terminates by reason of death, the Outstanding Stock Option may thereafter be exercised, to the extent exercisable immediately prior to death (determined after taking into account any applicable acceleration), for a period of five years (or such other period as may be specified under the terms of the Stock Option) from the date of death or until the expiration of the stated term of the option, if earlier.
(iii)Termination by Reason of Disability: Extension of Exercise Period. If the employment of such person terminates by reason of Disability, the Outstanding Stock Option may thereafter be exercised, to the extent it was exercisable immediately prior to such termination (determined after taking into account any applicable acceleration), for a period of five years (or such other period as may be specified under the terms of the Stock Option) from the date of such termination of employment or until the expiration of the stated term of the option, if earlier. The death during the final year of such exercise period of the person to whom such Stock Option was granted shall, to the extent the Stock Option remains outstanding, extend such period for one year following death or until the expiration of the stated term of the option, if earlier.
(iv)Termination by Reason of Normal Retirement: Extension of Exercise Period. If the employment of such person terminates by reason of Normal Retirement, or if the employment of such person terminates for any reason (other than for Cause) at a time when such person has satisfied the requirements for Normal Retirement, the Outstanding Stock Option may thereafter be exercised, to the extent that it was exercisable immediately prior to such termination, for a period of five years (or such other period as may be specified under the terms of the Stock Option) from the date of such termination or until the expiration of the stated term of the option, if earlier. The death during the final year of such exercise period of the person to whom such Stock Option was granted shall, to the extent the Stock Option remains outstanding, extend such period for one year following death, subject to termination on the expiration of the stated term of the option, if earlier.

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Appendix B
(v)Termination by Reason of Special Service Retirement: Continued Vesting and Extension of Exercise Period. If the employment of such person terminates by reason of a Special Service Retirement, or if the employment of such person terminates for any reason (other than for Cause) at a time when such person has satisfied the requirements for Special Service Retirement, the Outstanding Stock Option may thereafter be exercised, to the extent exercisable from time to time as hereinafter determined, for a period of five years (or such other period as may be specified under the terms of the Stock Option) from the date of such termination or until the expiration of the stated term of the option, if earlier. The death during the final year of such exercise period of the person to whom such Stock Option was granted shall, to the extent the Stock Option remains outstanding, extend such period for one year following death or until the expiration of the stated term of the option, if earlier. To the extent the Outstanding Stock Option is not yet fully exercisable at the date of the Special Service Retirement (or the date of such other termination (other than for Cause) as contemplated above in this subclause (v)) of the person to whom the Stock Option was granted, it shall continue to become exercisable over the period of three years following the employment termination date (subject to the stated term of the option, or on such accelerated or other basis as the Committee shall at any time determine and after giving effect to any accelerated vesting set forth in subclause (i) above), on the same basis as if such person had not retired.
(vi)Other Termination. If the employment of such person terminates for any reason other than death, Disability, Normal Retirement, Special Service Retirement or for Cause, and at a time when such person has not satisfied the requirements for Normal Retirement or Special Service Retirement, the Outstanding Stock Option may thereafter be exercised, to the extent it was exercisable on the date of termination of employment, for a period of three months (or such other period as may be specified under the terms of the Stock Option) from the date of termination of employment or until the expiration of the stated term of the option, if earlier. Notwithstanding any other provision of this Section 6(b)(i) through (v), if the employment of such person terminates or is terminated for Cause, all outstanding Stock Options previously granted to such person (whether or not exercisable) shall immediately terminate.
Unless the Committee expressly provides otherwise, each Stock Option shall terminate and cease to be outstanding as follows: (A) in the event of any termination of employment by any person who has not satisfied the requirements for Special Service Retirement, any portion of the Outstanding Stock Option that is not exercisable immediately prior to such termination of employment (determined after taking into account any applicable acceleration) shall terminate and cease to be outstanding upon such termination; (B) in the case of a Special Service Retirement, any portion of the Outstanding Stock Option that has not become exercisable by the last day of the applicable post-retirement vesting period under clause (v) above shall terminate and cease to be outstanding at the end of such period; and (C) to the extent not earlier exercised, forfeited or terminated, and after giving effect to any settlement pursuant to Section 6(f), any outstanding portion of the Stock Option (whether or not exercisable) shall terminate and cease to be outstanding upon expiration of any applicable post-termination of employment exercise period or upon the expiration of the stated term of the option, if earlier.
Stock Options that are exercisable may be exercised only by the person to whom the Stock Option was granted during such person’s lifetime. In the event of such person’s death, Stock Options that are exercisable may be exercised by his or her legal representative, legatee or such other person as permitted by administrative procedures under the Plan or as otherwise approved by the Committee. If applicable, Stock Options may also be settled in accordance with Section 6(f).
(c)    Method of Exercise. The person holding a Stock Option may exercise the Stock Option in whole or in part in accordance with and subject to such exercise procedures as the Committee may from time to time establish, each of which shall require, as the Committee determines, delivery to the Committee of the full purchase price plus (as provided in Section 13(d)) any taxes required to be withheld in connection with the exercise, or delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay such purchase price and taxes, for the portion of Stock Option so exercised. If so permitted by the Committee in its discretion and subject to such limitations and restrictions as the Committee may impose, payment in full or in part of the exercise price or payment of withholding taxes (as provided in Section 13(d)) may also be made in the form of shares of Stock not then subject to restrictions under any Company plan, including shares of Stock that would otherwise be delivered under such Stock Option. The person holding a Stock Option shall have the rights of a shareholder (including, but not limited to, rights to receive dividends) only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.
(d)    Non-transferability of Options. No ISO (and, except as determined by the Committee, no NSO) shall be transferable by the person to whom such Stock Option was granted otherwise than by will or by the laws of descent and distribution, and all ISOs (and, except as determined by the Committee, all NSOs) shall be exercisable during the lifetime of the person to whom such Stock Options were granted only by such person. Transfers of NSOs, if any, permitted by the Committee shall be limited to gratuitous transfers (transfers not for value). Where an NSO is permitted by the Committee to be transferred, references in the Plan to the “person to whom the Stock Option was granted” and similar terms shall be construed, as the Committee in its discretion deems appropriate, to include any permitted transferee to whom the Stock Option is transferred.
(e)    Form of Settlement. Subject to Section 13(a) and Section 13(e) below, shares of Stock issued upon exercise of a Stock Option shall be free of all restrictions under the Plan, except as provided in the following sentence. The Committee may provide at time of grant that the shares to be issued upon the exercise of a Stock Option shall be in the form of Restricted Stock, or may reserve the right to so provide after time of grant.

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(f)    Automatic Settlement. Except as otherwise provided by the Committee and subject to such limitations as the Committee may prescribe, if a Stock Option granted on or after January 31, 2009 remains unexercised on the date it would otherwise have expired and if on such date the Fair Market Value of the shares subject to the Stock Option exceeds the aggregate consideration that would have been required to have been paid to purchase such shares had the Stock Option been exercised, the person then holding the Stock Option shall be deemed to have requested, and the Committee shall be deemed to have approved, a cancellation of such Stock Option in accordance with the first sentence of this Section 6(f) and the amount payable pursuant to the first sentence of this Section 6(f) shall be paid in the form of shares of Stock in accordance with the first sentence of this Section 6(f). The Committee may provide that the automatic settlement provision set forth in the foregoing sentence applies to a Stock Option granted prior to January 31, 2009.
(g)    SARs. An SAR is an award entitling the recipient to receive an amount in cash or shares of Stock (or in any other form of payment acceptable to the Committee) or a combination thereof having a value determined by reference to (and not to exceed) the excess of the Fair Market Value of a share of Stock on the date of exercise over the Fair Market Value of a share of Stock on the date of grant (or over the option exercise price, if the SAR was granted in tandem with a Stock Option). The Committee shall determine all terms of SARs granted under the Plan. SARs may be granted in tandem with, or independently of, any Stock Option granted under the Plan. Any SAR granted in tandem with ISOs shall comply with the ISO rules relating to tandem SARs. The Committee may at any time accelerate the exercisability of all or any portion of any SAR.
SECTION 7.    OTHER STOCK-BASED AWARDS.
(a) Nature of Stock Awards. Awards under this Section 7 include Awards other than Stock Options or SARs that entitle the recipient to acquire for a purchase price (which may be zero) shares of Stock subject to restrictions under the Plan (including a right on the part of the Company during a specified period to repurchase such shares at their original purchase price, or to require forfeiture if the purchase price was zero, upon the Participant’s termination of employment) determined by the Committee (“Restricted Stock”); Awards that entitle the recipient, with or without payment, to the future delivery of shares of Stock, subject to such conditions and restrictions as may be determined by the Committee (“Stock Units”); and other Awards (excluding Stock Options or SARs) under which Stock may be acquired or which are otherwise based on the value of Stock.
(b) Rights as a Shareholder. A Participant shall have all the rights of a shareholder, including voting and dividend rights, (i) only as to shares of Stock received by the Participant under an Other Stock-based Award, and (ii) in any case, subject to such nontransferability restrictions, Company repurchase or forfeiture rights, and other conditions as are made applicable to the Award.
(c) Restrictions. The Committee may determine the conditions under which an Other Stock-based Award, or Stock acquired under an Other Stock-based Award, shall be forfeited, and may at any time accelerate, waive or, subject to Section 10, amend any or all of such limitations or conditions. Each Other Stock-based Award shall specify the terms on which such Award or the shares under such Award shall vest (become free of restrictions under the Plan), which may include, without limitation, terms that provide for vesting on a specified date or dates, vesting based on the satisfaction of specified performance conditions, and accelerated vesting in the event of termination of employment under specified circumstances. The Committee shall take such steps as it determines to be appropriate to reflect any restrictions applicable to an Other Stock-based Award or the shares thereunder and to facilitate the recovery by the Company of any such Award or shares that are forfeited.
Notwithstanding the foregoing but subject to Section 3(a)(ii)(C) and subject to the following provisions of this paragraph, no grants of Full Value Awards shall specify a vesting date that is less than three years from the date of grant other than (i) grants made in connection with a Participant’s commencement of employment with the Company or any Subsidiary; (ii) Performance Awards, the vesting of which is set by reference to a performance period of at least one year; (iii) Awards that specify full vesting in no less than three years and partial vesting at a rate no faster than one-third of the Award each year; and (iv) Awards to Eligible Directors under Section 7(e). Acceleration of vesting of a Full Value Award (whether pursuant to the original terms of an Award or otherwise) in the event of death, disability, retirement or a Change of Control shall not be taken into account in determining whether the Full Value Award complies with the foregoing vesting limitations.
Except as otherwise determined by the Committee, if the employment by the Company and its Subsidiaries of a person to whom an Other Stock-based Award has been granted terminates for any reason, (i) any shares of Restricted Stock that are not then vested (taking into account any accelerated vesting applicable to such shares under the terms of the Award or otherwise) shall be resold to the Company at their purchase price or forfeited to the Company if the purchase price was zero and (ii) any Other Stock-based Award that is not then vested (taking into account any accelerated vesting applicable to such Award under the terms of the Award or otherwise) shall immediately terminate. The Committee at any time may accelerate the vesting date or dates for an Other Stock-based Award or for Restricted Stock, if any, granted thereunder and may otherwise waive or, subject to Section 10, amend any conditions of the Award. Neither the Committee nor the Company shall be liable for any adverse tax or other consequences to a Participant from any such acceleration, waiver, or amendment.
(d) Dividends; Dividend Equivalents. A Participant’s rights under an Other Stock-based Award to dividends (or dividend equivalent payments, in the case of an Other Stock-based Award, if any, other than Restricted Stock, that is subject to vesting conditions and as to which the Committee has made provision for such payments) shall be treated as unvested so long as such Award remains unvested (the “restricted period”), and any such dividends or dividend equivalent payments that would otherwise have been paid during the restricted period shall instead be accumulated and paid following the date on which such Award is determined by the Company to have vested (in such timeframe as established by the Committee).

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(e) Annual Deferred Stock Awards, Additional Deferred Stock Awards and Dividend Awards for Eligible Directors.
(i)Accounts. The Company shall establish and maintain an Account in the name of each Eligible Director to which the Annual Deferred Stock Awards, Additional Deferred Stock Awards and Dividend Awards shall be credited.
(ii)Annual Awards. On the date of each Annual Meeting, each Eligible Director who is elected a Director at such Annual Meeting shall automatically and without further action by the Board or Committee be granted an Annual Deferred Stock Award as provided in subsection (iv) and an Additional Deferred Stock Award as provided in subsection (v). On each date other than the date of an Annual Meeting on which an Eligible Director is first elected a Director by the Board, the Eligible Director then so elected shall automatically and without further action by the Board or Committee be granted a prorated Annual Deferred Stock Award as provided in subsection (iv) and a prorated Additional Deferred Stock Award as provided in subsection (v). The grant of each Annual Deferred Stock Award and Additional Deferred Stock Award shall entitle each recipient, automatically and without further action by the Board or the Committee, to Dividend Awards as provided in subsection (vi).
(iii)Nature of Awards. Each Annual Deferred Stock Award, Additional Deferred Stock Award and Dividend Award shall be an Other Stock-based Award subject to the terms of this Plan and shall constitute an unfunded and unsecured promise of the Company to deliver in the future to such Eligible Director, without payment, the number of shares of Stock in the amounts and at the times hereinafter provided. The shares of Stock notionally credited to the Accounts of Eligible Directors shall be notional shares only and shall not entitle the Eligible Director to any voting rights, dividend or distribution or other rights except as expressly set forth herein. Nothing herein shall obligate the Company to issue or set aside shares of Stock, in trust or otherwise, to meet its contractual obligations hereunder.
(iv)Annual Deferred Stock Award. In respect of each Annual Deferred Stock Award granted on the date of an Annual Meeting, the Company shall credit to each Eligible Director’s Account, effective as of the date of such Annual Meeting, the number of notional shares of Stock, including any fractional share, equal to an amount determined by the Board (subject to the limit contained in Section 3(a)(iii)) divided by the Fair Market Value of a share of Stock on the date of such Annual Meeting. In respect of each Annual Deferred Stock Award granted on a date other than the date of an Annual Meeting, the Company shall credit to the Account of the Eligible Director first elected on such date the number of notional shares of Stock, including any fractional share, equal to (i) an amount determined by the Board (subject to the limit contained in Section 3(a)(iii)) divided by the Fair Market Value of a share of Stock on the date of such first election multiplied by (ii) the quotient (not greater than one) obtained by dividing (A) the number of days starting with the date of such first election and ending on the day first preceding the anticipated date of the next Annual Meeting, by (B) 365.
(v)Additional Deferred Stock Award. In addition to the Annual Deferred Stock Award, the Company shall credit to the Account of each Eligible Director, effective as of the date that any Annual Deferred Stock Award is credited to such Account, an Additional Deferred Stock Award covering the same number of shares as are covered by such Annual Deferred Stock Award determined in the same manner prescribed in subsection (iv) above.
(vi)Dividend Awards. Except as otherwise determined by the Committee, and subject to and in accordance with such rules that may be prescribed by the Committee for crediting dividends with respect to shares allocated to the Eligible Director’s Account, the Company shall credit (each such credit, a “Dividend Award”) the Account of each Eligible Director on the date of each Annual Meeting and on the date on which an Eligible Director ceases to be a Director if not the date of an Annual Meeting with a number of notional shares of Stock, including any fractional share, equal to (i) plus (ii), divided by (iii), where:
(i)    is the product obtained by multiplying the number of shares then allocated to such Eligible Director’s Account (disregarding, for purposes of this clause (i), any shares credited to such Account since the date of the immediately preceding Annual Meeting) by the aggregate per-share amount of regular cash dividends for which the record date occurred since the date of the immediately preceding Annual Meeting;
(ii)    is the product obtained by multiplying the number of shares first credited to such Eligible Director’s Account since the date of the immediately preceding Annual Meeting but prior to the date of such Dividend Award by the aggregate per-share amount of regular cash dividends for which the record date occurred since the date that such shares were credited to such Account; and
(iii)    is the Fair Market Value of one share of Stock on the date of such Dividend Award.
(vii)Vesting. Each Annual Deferred Stock Award, and any Dividend Awards in respect of Annual Deferred Stock Awards, shall vest immediately upon grant and be non-forfeitable. Unless earlier vested pursuant to Section 12, each Additional Deferred Stock Award, and any Dividend Awards in respect of Additional Deferred Stock Awards, shall vest and become non-forfeitable on the date immediately preceding the date of the Annual Meeting next succeeding the date of grant of such Award, provided, that the recipient is still a Director on such date. Upon termination of an Eligible Director’s service as a Director for any reason, the Eligible Director shall forfeit any then unvested Additional Deferred Stock Award and any Dividend Awards in respect of then unvested Additional Deferred Stock Awards (determined after taking into account any acceleration of vesting pursuant to Section 12).

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(viii)Delivery. With respect to any Annual Deferred Stock Awards, unless otherwise determined by the Committee, the Company shall deliver to an Eligible Director (or a former Eligible Director) the number of shares of Stock, rounded up to the next full share, represented by notional shares of Stock credited to the Account of such Eligible Director in respect of Annual Deferred Stock Awards (including any Dividend Awards made in respect of such Annual Deferred Stock Awards) at the earlier of the following : (x) immediately prior to a Change of Control or (y) not later than sixty (60) days following the Eligible Director’s death or earlier separation from service (as determined under the regulations under Section 409A of the Code). With respect to any vested Additional Deferred Stock Award, unless otherwise determined by the Committee, absent an election to defer delivery of the shares of Stock subject to such Award pursuant to subsection (ix) below, the Company shall deliver to an Eligible Director the number of shares of Stock, rounded up to the next full share, represented by notional shares of Stock credited to the Account of such Eligible Director in respect of such Additional Deferred Stock Award (including any Dividend Awards made in respect of such Additional Deferred Stock Award) within sixty (60) days following the date of vesting pursuant to subsection (vii) above or, if earlier and if so provided in accordance with the terms of the applicable Award pursuant to Section 12, immediately prior to a Change of Control. In the event of a termination by reason of death, such shares of Stock shall be delivered to such beneficiary or beneficiaries designated by the Eligible Director in writing in such form, and delivered prior to his or her death to such person at the Company, as specified by the Company or, in the absence of such a designation, to the legal representative of Eligible Director’s estate, legatee or such other person as permitted by administrative procedures under the Plan or as otherwise approved by the Committee.
(ix)Deferral of Delivery of Additional Deferred Stock Awards; Redeferral. By filing a written notice to the Company in such form, and delivered to such person at the Company, as specified by the Company, an Eligible Director may irrevocably elect to defer receipt of the delivery of shares of Stock representing all or a portion of the notional shares of Stock subject to any Additional Deferred Stock Award (including any Dividend Awards made in respect of such notional shares) such that those shares are delivered as soon as practicable and in all events within sixty (60) days following the Eligible Director’s death or earlier separation from service (as determined under the regulations under Section 409A of the Code); except that if so provided in accordance with the terms of the applicable Award, such shares shall instead be delivered immediately prior to any earlier occurrence of a Change of Control. Any election made pursuant to this subsection (ix) must be submitted with respect to any Additional Deferred Stock Award (A) in the case of the Additional Deferred Stock Award granted on the date an Eligible Director is first elected as a Director, no later than 30 days after the date of such Eligible Director’s election to the Board or (B) in the case of any other Additional Deferred Stock Award, no later than December 31 of the calendar year preceding the calendar year in which such Award is granted, or (C) at such other time as is necessary to satisfy the requirements of Section 409A of the Code, as determined by the Committee. The Committee may permit a redeferral of any Annual Deferred Stock Award or Additional Deferred Stock Award subject to and in accordance with such rules that it may prescribe.
SECTION 8.    PERFORMANCE AWARDS.
(a)    Nature of Performance Awards. A Performance Award is an award entitling the recipient to acquire cash or shares of Stock, or a combination of cash and Stock, upon the attainment of one or more specified performance goals. If the grant, vesting, or exercisability of a Stock Option, SAR, or Other Stock-Based Award is conditioned upon attainment of any Performance Criteria, it shall be treated as a Performance Award for purposes of this Section and shall be subject to the provisions of this Section in addition to the provisions of the Plan applicable to such form of Award.
(b)    Terms of Performance Awards. The Committee in its sole discretion shall determine the performance goals applicable under each such Award, the periods during which performance is to be measured, and all other limitations and conditions applicable to the Award. Performance Awards may be granted independently or in connection with the granting of other Awards.
(c)     Rights as a Shareholder. A Participant shall have all the rights of a shareholder, including voting and dividend rights, (i) only as to shares of Stock received by the Participant under a Performance Award, and (ii) in any case, subject to such nontransferability restrictions, Company repurchase or forfeiture rights, and other conditions as are made applicable to the Award. Notwithstanding the foregoing and for the avoidance of doubt, in the case of any Performance Award that is also an Other Stock-based Award, the limitations of Section 7(d) (providing that rights to dividends and dividend equivalents shall remain unvested until the underlying Stock or rights to Stock are vested) shall apply to any right to dividends or dividend equivalent payments hereunder.
(d)    Termination. Except as may otherwise be provided by the Committee, a Participant’s rights in all Performance Awards shall automatically terminate upon the Participant’s termination of employment by the Company and its Subsidiaries for any reason (including death).
(e)    Acceleration, Waiver, etc. The Committee may in its sole discretion accelerate, waive or, subject to Section 10, amend any or all of the goals, restrictions or conditions imposed under any Performance Award. Neither the Committee nor the Company shall be liable for any adverse tax or other consequences to a Participant from any such acceleration, waiver, or amendment.

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SECTION 9.    TERMINATION OF EMPLOYMENT; TRANSFER; LEAVE OF ABSENCE.
For purposes of the Plan, and subject to and in accordance with such rules that may be prescribed by the Committee, the following events shall not be deemed a termination of employment:
(a)    a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another;
(b)    an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, unless otherwise determined by the Committee.
For purposes of the Plan, the employees of a Subsidiary of the Company shall be deemed to have terminated their employment on the date on which such Subsidiary ceases to be a Subsidiary of the Company unless in connection with such event the employee continues to be employed by the Company or another Subsidiary. Subject to the foregoing, except as otherwise provided by the Committee and subject to and in accordance with such rules that may be prescribed by the Committee, an individual’s employment with the Company and its Subsidiaries shall be considered to have terminated on the last day of his or her actual employment, whether such day is determined by agreement between the Company or a Subsidiary and the individual or unilaterally, and whether such termination is with or without notice, and no period of advance notice, if any, that is or ought to have been given under applicable law in respect of such termination of employment shall be taken into account in determining the individual’s entitlements, if any, under the Plan or any Award.
Notwithstanding the foregoing, in the case of any Award that is subject to the requirements of Section 409A of the Code, “termination of employment” shall mean a separation from service (as determined under the regulations under Section 409A of the Code, after giving effect to the presumptions contained therein).
For the avoidance of doubt, nothing in this Section 9 shall be construed as limiting the Committee’s authority to specify Award terms that provide for forfeiture or other consequences in connection with an event other than termination of employment.
SECTION 10.    AMENDMENTS AND TERMINATION.
The Board or the Committee may at any time amend or discontinue the Plan and the Committee may at any time amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially adversely affect rights under any outstanding Award without the holder’s consent. However, no such amendment shall be effective unless approved by stockholders if it would (i) reduce the exercise price of any Stock Options previously granted hereunder or otherwise constitute a repricing requiring stockholder approval under applicable New York Stock Exchange rules or the rules of any successor exchange, or (ii) provide for a Participant to receive any payment or other consideration upon the termination or cancellation of any Stock Option or SAR pursuant to the provisions of this Section 10 if the exercise price of such Stock Option or SAR is equal to or greater than the Fair Market Value of a share of Stock on the date of such termination or cancellation, or (iii) otherwise require stockholder consent under applicable law (including the Code), regulation, guidance or any listing standard for any stock exchange on which the Stock is traded, as determined by the Committee.
Notwithstanding any provision of this Plan, the Board or the Committee may at any time adopt such modifications, procedures, subplans and forms of Award as it determines to be necessary or desirable to comply with the laws or regulatory requirements of foreign countries or to facilitate Plan administration with respect to Participants performing services in such countries, consistent with the objectives of the Plan.
SECTION 11.    STATUS OF PLAN.
With respect to the portion of any Award which has not been exercised and any payments in cash, stock or other consideration not received by a Participant, a Participant shall have no rights greater than those of a general creditor of the Company unless the Committee shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the provision of the foregoing sentence.

SECTION 12.    CHANGE OF CONTROL PROVISIONS.
As used herein, a Change of Control and related definitions shall have the meanings set forth in Exhibit A to this Plan.
Except as otherwise expressly provided in an Award or other agreement or by the Committee, the following provisions shall apply in the event of a Change of Control:
(a)Assumption or Substitution. If the Change of Control is one in which there is an acquiring or surviving entity, the Committee may provide for (i) the assumption or continuation of some or all outstanding Awards or any portion thereof or (ii) the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

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(b)Cash-Out of Awards. The Committee may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof (including only the vested portion thereof, with the unvested portion terminating without payment due as provided in Section 12(d)), equal in the case of each applicable Award or portion thereof to the excess, if any, of (i) the fair market value of one share of Stock multiplied by the number of shares of Stock subject to the Award or such portion, minus (ii) the aggregate exercise or purchase price, if any, of such Award or such portion thereof (or, in the case of a SAR, the aggregate base value above which appreciation is measured), in each case, on such payment and other terms and subject to such conditions (which need not be the same as the terms and conditions applicable to holders of Stock generally), as the Committee determines, including that any amounts paid in respect of such Award in connection with the Change of Control be placed in escrow or otherwise made subject to such restrictions as the Committee deems appropriate. For the avoidance of doubt, if the per share exercise or purchase price (or base value) of an Award or portion thereof is equal to or greater than the fair market value of one share of Stock, as determined by the Committee, such Award or portion may be cancelled with no payment due hereunder or otherwise in respect thereof.
(c)Acceleration of Certain Awards. The Committee may provide that any Award requiring exercise will become exercisable, in full or in part, and/or that the delivery of any shares of Stock remaining deliverable under any outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated, in full or in part, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Committee, following the exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Change of Control.
(d)Termination of Awards upon Consummation of Change of Control. Except as the Committee may otherwise determine, each Award will automatically terminate (and in the case of outstanding shares of Restricted Stock, will automatically be forfeited) immediately upon the consummation of the Change of Control, other than (i) any Award that is assumed, continued or substituted for pursuant to Section 12(a) and (ii) any Award that by its terms, or as a result of action taken by the Committee, continues following the Change of Control.
(e)Uniform Treatment. For the avoidance of doubt, the Committee need not treat Participants or Awards (or portions thereof) in a uniform manner, and may treat different Participants and/or Awards differently, in connection with a Change of Control.
The Committee may at any time prior to or after a Change of Control accelerate the exercisability of any Stock Options and may waive restrictions, limitations and conditions on Other Stock-based Awards (including without limitation Restricted Stock) and Performance Awards to the extent it shall in its sole discretion determine.
SECTION 13.    GENERAL PROVISIONS.
(a) No Distribution; Compliance with Legal Requirements, etc. The Committee may require each person acquiring shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other applicable legal and stock exchange requirements have been satisfied as determined by the Committee. The Committee may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate. The Committee reserves the right to impose such requirements on participation in the Plan and any Award hereunder or shares of Stock acquired hereunder to the extent the Company determines it is necessary or advisable to comply with applicable law or facilitate the administration of the Plan.
(b) References to Employment. Wherever reference is made herein to “employee,” “employment” (or correlative terms), except in Section 4, the term shall include, if so determined by the Committee, both common law employees and others.
(c) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board or the Committee from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. Neither the adoption of the Plan nor the grant of any Award hereunder shall (i) confer upon any employee any right to continued employment or service with the Company or a Subsidiary or to receive other Awards under the Plan, or (ii) interfere in any way with the right of the Company or a Subsidiary to terminate, or alter the terms of, the employment of any of its employees at any time. In no event shall any Awards be considered part of a Participant’s employment contract, be taken into account for purposes of any pension or retirement entitlement (except as expressly set forth in the plan providing for such pension or retirement entitlement) or result in the inclusion of the value of any grants of any Awards in the calculation of any severance payments upon a termination of employment.

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(d) Tax Withholding, etc. Each Participant shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the Participant for U.S. Federal or other income tax purposes or as wages subject to employment taxes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any national, federal, state, or local taxes of any kind required by law to be withheld with respect to such income or wages. The Company in its discretion may, but need not, satisfy any withholding obligation by withholding a portion of the shares of Stock to be delivered to a Participant hereunder up to the maximum extent permitted under the Plan. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes, or other legally or contractually required withholdings, from any payment of any kind otherwise due to the Participant. The Company may withhold or otherwise administer the Plan to comply with tax obligations under any applicable foreign laws. The Company is under no obligation to structure the terms of any Award to reduce or eliminate a Participant’s liability for taxes or other amounts due to achieve any particular tax result.
The Committee may provide, in respect of any transfer of Stock under an Award, that if and to the extent withholding of any national, state or local tax is required in respect of such transfer or vesting, the Participant may elect, at such time and in such manner as the Committee shall prescribe, to (i) surrender to the Company Stock not then subject to restrictions under any Company plan or (ii) have the Company hold back from the transfer or vesting Stock having a value calculated to satisfy such withholding obligation. The amount of any Stock surrendered under clause (i) or held back by the Company under clause (ii) shall be subject to any limitations required to avoid adverse accounting treatment under applicable accounting principles (including FASB ASC Topic 718 or any successor provision).
Except as otherwise expressly provided by the Committee in any case, all Awards under the Plan that are not exempt from the requirements of Section 409A of the Code shall be construed to comply with the requirements of Section 409A of the Code and any discretionary authority of the Committee or the Company with respect to an Award that is intended to be exempt from or in compliance with the requirements of Section 409A of the Code shall be exercised in a manner that is consistent with such intent. Notwithstanding the foregoing, neither the Company nor any Subsidiary, nor any officer, director or employee of the Company or any Subsidiary, nor the Board or the Committee or any member of either, shall be liable to the Participant or any beneficiary of a Participant by reason of any additional tax (whether or not under Section 409A of the Code), including any interest or penalty, or any other adverse tax or other consequence (A) resulting from any exercise of discretion or other action or failure to act by any of the Company, any Subsidiary, any such officer, director or employee, or the Board or the Committee, including without limitation, any acceleration of vesting under Section 6(b), settlement of a Stock Option under Section 6(f) or acceleration, waiver or amendment of an Award under Section 7(c) or 8(e), or (B) by reason of the failure of an Award to qualify for an exemption from, or to comply with the requirements of, Section 409A of the Code, or for any cost or expense incurred in connection with any action by any taxing authority related to any of the foregoing.
(e) Deferral of Awards. Participants may elect to defer receipt of Awards or vesting of Awards in such cases and to such extent, if any, as the Committee may determine at or after the grant date.
(f) Transfer and Other Restrictions. In addition to the restrictions on transfer that apply to Stock Options under Section 6(d), no Award may be sold, assigned, transferred (except for transfers by will or by the laws of descent and distribution), pledged, or otherwise encumbered or disposed of except as specifically provided herein or as otherwise permitted by the Committee. In addition, all Awards shall be subject to applicable prohibitions under Company policy regarding the use of Awards for pledging (including, for the avoidance of doubt, as collateral for a loan or in a margin account) or in any hedging or derivative transactions.
(g) Acceptance of Terms and Conditions. The Committee may condition the grant, vesting, exercisability or other full enjoyment of any Award under the Plan on the Participant’s acceptance of all the terms and conditions thereto on the timeframe specified by, and in such form as is acceptable to, the Committee.
(h) Governing Law. Awards and shares of Stock will be granted, issued and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case, as determined by the Committee. Except as otherwise provided herein or by the express terms of an Award, the provisions of the Plan and of Awards and the rights and obligations of the Company, Subsidiaries and Participants hereunder and thereunder shall be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of laws provision or any rule that would result in the application of the domestic substantive laws of any other jurisdiction. Any legal action related to the Plan or an Award shall be brought only in a federal or state court located in the Commonwealth of Massachusetts.

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Appendix B
(i) Waiver of Jury Trial. By accepting or being deemed to have accepted an Award under the Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan or any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees (or will be deemed to have agreed) that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting (or being deemed to have accepted) an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit any dispute arising under the terms of the Plan or any Award to binding arbitration or as limiting the ability of the Company to require any individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.
(j) Forfeiture and Recoupment. Awards shall be subject to forfeiture and/or repayment to the Company to the extent and in the manner required (i) under the terms of the Company’s Policy for Recovery of Executive Officer Incentive Compensation, to the extent applicable to the Participant, or under the terms of such compensation recovery or recoupment policy, if any, as may be adopted by the Company and applicable to the Participant; and (ii) under such other forfeiture and/or recoupment provisions set forth in an Award agreement, or other terms of an Award, under the Plan.
(k) Data Privacy. Subject to any data privacy terms set out in an applicable Award agreement, by accepting or being deemed to have accepted an Award under the Plan, each Participant hereby consents to the collection, use and transfer, in electronic or other form, of the Participant’s Personal Data (as described below) by and among, as applicable, the Company and any Subsidiary or third parties as may be selected by the Company, for the exclusive purpose of implementing, administering, and managing the Participant’s participation in the Plan. The Company and any Subsidiary or designated third parties may hold personal information about a Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company or any Subsidiary, details of all Awards or Stock awarded, canceled, vested, settled, unvested or outstanding in the Participant’s favor (“Personal Data”). Each Participant understands that Personal Data may be transferred to any Subsidiary or third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States, the Participant’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. In particular, the Company may transfer Personal Data to the broker or stock plan administrator assisting with the Plan, to its legal counsel and tax/accounting advisor(s), and to the Subsidiary that is the Participant’s employer and its payroll provider.
SECTION 14.    DEFINITIONS.
The following terms shall be defined as set forth below:
(a)“Account” means a bookkeeping account established and maintained under Section 7(e) in the name of each Eligible Director to which Annual Deferred Stock Awards, Additional Deferred Stock Awards, and Dividend Awards are credited hereunder.
(b)“Act” means the Securities Exchange Act of 1934.
(c)“Additional Deferred Stock Award” means an Award granted to an Eligible Director pursuant to Section 7(e)(v).
(d)“Annual Deferred Stock Award” means an Award granted to an Eligible Director pursuant to Section 7(e)(iv).
(e)“Annual Meeting” shall mean the annual meeting of stockholders of the Company.
(f)“Award” or “Awards” except where referring to a particular category of grant under the Plan shall include Stock Options, SARs, Other Stock-based Awards and Performance Awards.
(g)“Board” means the Board of Directors of the Company.
(h)“Cause” means (i) as to any Participant who at the relevant time is party to an employment, severance, or similar agreement with the Company or a Subsidiary that is approved by the Committee and contains a definition of “cause” (including any similar term used in connection with a for-cause involuntary termination), the definition set forth in such agreement, and (ii) in every other case, except as provided by the Committee or as set forth in an Award agreement under the Plan, a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony, or a Participant’s willful misconduct or dishonesty, any of which is directly harmful to the business or reputation of the Company or any Subsidiary. A termination for Cause shall also be deemed to have occurred in circumstances that in the sole determination of the Committee would have constituted grounds for the Participant’s employment to be terminated for Cause.
(i)“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.
(j)“Committee” means the Committee referred to in Section 2.
(k)“Company” is defined in Section 1.
(l)“Director” means a member of the Board.
(m)“Disability” means disability as determined in accordance with standards and procedures similar to those used under the Company’s long term disability program. The Committee shall have the authority to deem an inactive employee as having been terminated by reason of Disability.

100	The TJX Companies, Inc.

Appendix B
(n)“Dividend Award” means an Award granted to an Eligible Director pursuant to Section 7(e)(vi).
(o)“Effective Date” is defined in Section 1.
(p)“Eligible Director” means a Director who is not employed by the Company or by any Subsidiary.
(q)“Fair Market Value” on any given date means the last sale price regular way at which Stock is traded on such date as reflected in the New York Stock Exchange Composite Index (or any successor index determined by the Committee) or, where applicable, the value of a share of Stock as determined by the Committee in accordance with the applicable provisions of the Code.
(r)“Full Value Award” means an Award other than a Stock Option or an SAR.
(s)“Independent Director” means a Director who is a Non-Employee Director and an “independent director” within the meaning of Section 303A.02 of the New York Stock Exchange Listed Company Manual (or any successor rule) or under such other applicable standard as the New York Stock Exchange (or any successor exchange) may establish pursuant to its rule-making authority.
(t)“ISO” means a Stock Option intended to be and designated as an “incentive stock option” as defined in the Code.
(u)“Non-Employee Director” shall have the meaning set forth in Rule 16b-3(b)(3) promulgated under the Act, or any successor definition under the Act.
(v)“NSO” means any Stock Option that is not an ISO.
(w)“Normal Retirement” means, subject to and in accordance with such rules that may be prescribed by the Committee, retirement from active employment with the Company and its Subsidiaries at or after age 65 with at least five years of service for the Company and its Subsidiaries. For purposes of determining whether a retirement is a Normal Retirement, years of service shall be determined by the Committee; provided, that, except as otherwise provided by the Committee, periods of service for an entity prior to the date the entity becomes a Subsidiary will not be treated as service.
(x)“Other Stock-based Award” means an Award of one of the types described in Section 7.
(y)“Participant” means a participant in the Plan.
(z)“Performance Award” means an Award described in Section 8.
(aa)    “Performance Criteria” means specified criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. Performance Criteria may be based on any one or any combination of the criteria described in this definition. Each Performance Criterion and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss and may be applied to a Participant individually, or to a business unit or division of the Company or to the Company as a whole. Each Performance Criterion may be based on objectively determinable or qualitative measures of performance, may be measured on an absolute basis or relative to one or more comparators, including one or more companies or indices, and may be determined on a consolidated, divisional, line of business, project, geographical or individual responsibilities basis. Each Performance Criterion may also be based on strategic objectives, individual performance and/or subjective performance criteria. The Committee may provide that one or more of the Performance Criteria applicable to such Award will be adjusted in a manner to reflect events (for example, but without limitation, acquisitions or dispositions, divestitures, extraordinary items, other unusual or non-recurring items and/or changes in accounting principles) occurring during the performance period that affect the applicable Performance Criterion or Criteria. Nothing herein shall be construed as limiting the Committee’s authority to reduce or eliminate a Performance Award (including, without limitation, by restricting vesting under any such Award) that would otherwise be deemed to have been earned.
(bb)    “Plan” is defined in Section 1.
(cc)    “Restricted Stock” is defined in Section 7(a).
(dd)    “SAR” means an Award described in Section 6(g).
(ee)    “Stock Unit” is defined in Section 7(a).
(ff)    “Share Limit” is defined in Section 3(a).
(gg)    “Special Service Retirement” means, subject to and in accordance with such rules that may be prescribed by the Committee, retirement from active employment with the Company and its Subsidiaries (i) at or after age 60 with at least twenty years of service for the Company and its Subsidiaries, or (ii) at or after age 65 with at least ten years of service for the Company and its Subsidiaries. For purposes of determining whether a retirement is a Special Service Retirement, years of service shall be determined by the Committee; provided, that, except as otherwise provided by the Committee, periods of service for an entity prior to the date the entity becomes a Subsidiary will not be treated as service.
(hh)    “Stock” means the Common Stock, $1.00 par value, of the Company, subject to adjustments pursuant to Section 3.
(ii)    “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 6.
(jj)    “Subsidiary” means any corporation or other entity (other than the Company) in an unbroken chain beginning with the Company if each of the entities (other than the last entity in the unbroken chain) owns stock or other interests possessing 50% or more of the total combined voting power of all classes of stock or other interest in one of the other corporations or other entities in the chain.

2022 Proxy Statement	101

Appendix B
EXHIBIT A
DEFINITION OF “CHANGE OF CONTROL”
“Change of Control” shall mean the occurrence of any one of the following events:
(a)    there occurs a change of control of the Company of a nature that would be required to be reported in response to Item 5.01 of the Current Report on Form 8-K (as amended in 2004) pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) or in any other filing under the Exchange Act; provided, however, that if the Participant or a Participant Related Party is the Person or a member of a group constituting the Person acquiring control, a transaction shall not be deemed to be a Change of Control as to a Participant unless the Committee shall otherwise determine prior to such occurrence; or
(b)    any Person other than the Company, any wholly-owned subsidiary of the Company, or any employee benefit plan of the Company or such a subsidiary becomes the owner of 20% or more of the Company’s Common Stock and thereafter individuals who were not directors of the Company prior to the date such Person became a 20% owner are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute a majority of the Board; provided, however, that unless the Committee shall otherwise determine prior to the acquisition of such 20% ownership, such acquisition of ownership shall not constitute a Change of Control as to a Participant if the Participant or a Participant Related Party is the Person or a member of a group constituting the Person acquiring such ownership; or
(c)    there occurs any solicitation or series of solicitations of proxies by or on behalf of any Person other than the Board and thereafter individuals who were not directors of the Company prior to the commencement of such solicitation or series of solicitations are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute a majority of the Board; or
(d)    the Company executes an agreement of acquisition, merger or consolidation which contemplates that (i) after the effective date provided for in such agreement, all or substantially all of the business and/or assets of the Company shall be owned, leased or otherwise controlled by another Person and (ii) individuals who are directors of the Company when such agreement is executed shall not constitute a majority of the board of directors of the survivor or successor entity immediately after the effective date provided for in such agreement; provided, however, that unless otherwise determined by the Committee, no transaction shall constitute a Change of Control as to a Participant if, immediately after such transaction, the Participant or any Participant Related Party shall own equity securities of any surviving corporation (“Surviving Entity”) having a fair value as a percentage of the fair value of the equity securities of such Surviving Entity greater than 125% of the fair value of the equity securities of the Company owned by the Participant and any Participant Related Party immediately prior to such transaction, expressed as a percentage of the fair value of all equity securities of the Company immediately prior to such transaction (for purposes of this paragraph ownership of equity securities shall be determined in the same manner as ownership of Common Stock); and provided, further, that, for purposes of this paragraph (d), if such agreement requires as a condition precedent approval by the Company’s shareholders of the agreement or transaction, a Change of Control shall not be deemed to have taken place unless and until the acquisition, merger, or consolidation contemplated by such agreement is consummated (but immediately prior to the consummation of such acquisition, merger, or consolidation, a Change of Control shall be deemed to have occurred on the date of execution of such agreement).
In addition, for purposes of this Exhibit A the following terms have the meanings set forth below:
"Common Stock” shall mean the then outstanding Common Stock of the Company plus, for purposes of determining the stock ownership of any Person, the number of unissued shares of Common Stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise. Notwithstanding the foregoing, the term Common Stock shall not include shares of Preferred Stock or convertible debt or options or warrants to acquire shares of Common Stock (including any shares of Common Stock issued or issuable upon the conversion or exercise thereof) to the extent that the Board shall expressly so determine in any future transaction or transactions.
A Person shall be deemed to be the “owner” of any Common Stock:
(i)    of which such Person would be the “beneficial owner,” as such term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission (the “Commission”) under the Exchange Act, as in effect on March 1, 1989; or
(ii)    of which such Person would be the “beneficial owner” for purposes of Section 16 of the Exchange Act and the rules of the Commission promulgated thereunder, as in effect on March 1, 1989; or

102	The TJX Companies, Inc.

Appendix B
(iii)    which such Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated by the Commission under the Exchange Act, as in effect on March 1, 1989) has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.
“Person” shall have the meaning used in Section 13(d) of the Exchange Act, as in effect on March 1, 1989.
A “Participant Related Party” shall mean, with respect to a Participant, any affiliate or associate of the Participant other than the Company or a Subsidiary of the Company. The terms “affiliate” and “associate” shall have the meanings ascribed thereto in Rule 12b-2 under the Exchange Act (the term “registrant” in the definition of “associate” meaning, in this case, the Company).
Notwithstanding the foregoing, in any case where the occurrence of a Change of Control could affect the vesting of or payment under an Award subject to the requirements of Section 409A of the Code, the term “Change of Control” shall mean an occurrence that both (i) satisfies the requirements set forth above in this Exhibit A, and (ii) is a “change in control event” as that term is defined in the regulations under Section 409A of the Code.

2022 Proxy Statement	103

TJX®

T·J·maxx® Marshalls® HomeGoods® SIERRA® WINNERS® HOMESENSE® T·K·maxx®

The TJX Companies, Inc.
770 Cochituate Road
Framingham, MA 01701
508-390-1000 | tjx.com

FSC www.fsc.org
MIX
Paper from responsible sources
FSC® C013980

THE TJX COMPANIES, INC.
770 COCHITUATE ROAD
FRAMINGHAM, MA 01701

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 6, 2022. Have your proxy card available when you access the website and follow the instructions.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TJX2022**

You may attend the meeting via the Internet and vote during the meeting. Have your proxy card available to access the website and follow the instructions.

VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 6, 2022. Have your proxy card available when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D79182-P70002

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE TJX COMPANIES, INC.

1. Election of Directors	For	Against	Abstain
1a. José B. Alvarez	☐	☐	☐
1b. Alan M. Bennett	☐	☐	☐
1c. Rosemary T. Berkery	☐	☐	☐
1d. David T. Ching	☐	☐	☐
1e. C. Kim Goodwin	☐	☐	☐
1f. Ernie Herrman	☐	☐	☐
1g. Michael F. Hines	☐	☐	☐
1h. Amy B. Lane	☐	☐	☐
1i. Carol Meyrowitz	☐	☐	☐
1j. Jackwyn L. Nemerov	☐	☐	☐
1k. John F. O'Brien	☐	☐	☐

The Board recommends a vote FOR Proposals 2, 3, and 4	For	Against	Abstain
2. Ratification of appointment of PricewaterhouseCoopers as TJX's independent registered public accounting firm for fiscal 2023	☐	☐	☐
3. Approval of Stock Incentive Plan (2022 Restatement)	☐	☐	☐
4. Advisory approval of TJX's executive compensation (the say-on-pay vote)	☐	☐	☐
The Board recommends a vote AGAINST Proposals 5, 6, 7, and 8	**For**	**Against**	**Abstain**
5. Shareholder proposal for a report on effectiveness of social compliance efforts in TJX's supply chain	☐	☐	☐
6. Shareholder proposal for a report on risk to TJX from supplier misclassification of supplier's employees	☐	☐	☐
7. Shareholder proposal for a report on risk due to restrictions on reproductive rights	☐	☐	☐
8. Shareholder proposal to adopt a paid sick leave policy for all Associates	☐	☐	☐

Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

The TJX Companies, Inc.
2022 Annual Meeting of Shareholders
Tuesday, June 7, 2022, 8:00 a.m. Eastern Daylight Time

Meeting live via Internet – please visit
www.virtualshareholdermeeting.com/TJX2022

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders: the Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Your vote is important. Please vote by Internet, telephone, or mail.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, PLEASE VOTE, DATE AND SIGN THE REVERSE SIDE, FOLD ALONG THE PERFORATION, AND DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

D79183-P70002

Proxy - The TJX Companies, Inc.

2022 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting - June 7, 2022

Ernie Herrman, Scott Goldenberg, Erica Farrell, and Alicia C. Kelly, and each of them, each with the full power of substitution, are hereby authorized as proxies to represent and vote on the undersigned's behalf all of the shares of the undersigned that the undersigned is entitled to vote with respect to all of the matters indicated on the reverse side of this card and any other matters that may properly come before the 2022 Annual Meeting of Shareholders of The TJX Companies, Inc., to be held virtually at www.virtualshareholdermeeting.com/TJX2022, on Tuesday, June 7, 2022 at 8:00 a.m. Eastern Daylight Time and any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the proxies subject to the directions indicated by the shareholder on the reverse side of this card. If no directions are indicated, the proxies will have authority to vote FOR each nominee, FOR Proposals 2, 3, and 4 and AGAINST Proposals 5, 6, 7, and 8. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the meeting and any postponement or adjournment thereof.

(Items to be voted appear on reverse side.)

Continued and to be marked, dated, and signed on reverse side